UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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Tenet Healthcare Corporation

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2018	Tenet Healthcare Corporation Notice of Annual Meeting & Proxy Statement

MESSAGE FROM OUR EXECUTIVE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Dear Fellow Shareholders:

2017 was a year of significant transition for Tenet. During the year, we continued to focus on providing high-quality care to patients, innovating to meet the demands of today’s healthcare market, and driving operational and financial performance to maximize shareholder value. At the same time, it became necessary to make a number of changes, including at the senior management level, to transform and move the Company forward. I was appointed Executive Chairman and Chief Executive Officer in the fall and, since that time, we have taken swift and decisive actions:

•	Implemented enterprise-wide cost reduction initiatives expected to realize $125 million in cost savings in 2018 and $250 million of annualized run-rate cost savings by the end of 2018;

•	Initiated a process to explore a sale of Conifer Health Solutions; and

•	Announced plans to divest non-core hospital assets that are expected to yield over $1 billion of proceeds.

At the same time, we made significant changes from a Board and governance standpoint. We have a strong history of regularly engaging with our shareholders to solicit feedback and take action in response. Based on feedback received from shareholders over the past several months, the Board:

•	Implemented a special meeting right for shareholders collectively owning 25% of our outstanding shares;

•	Continued its ongoing process of Board refreshment, which included the appointment of three independent directors in 2017; and

•	Terminated our short-term NOL rights plan ahead of its scheduled expiration at our 2018 annual meeting.

In closing, 2017 was a year of significant progress and change across many aspects of our company. As we look forward to 2018, we are confident we have the right strategy, Board and governance in place to grow our business and to position Tenet for the future.

Sincerely,

Ronald A. Rittenmeyer

Executive Chairman and Chief Executive Officer

TENET HEALTHCARE CORPORATION

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

(469) 893-2200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held on Thursday, May 3, 2018

March 30, 2018

To Our Shareholders:

Our Annual Meeting of Shareholders will be held on Thursday, May 3, 2018, at 8:00 a.m. Central Time at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202, for the following purposes:

1.	To elect the eight directors named in the accompanying Proxy Statement, each to serve until the next annual meeting of shareholders or until his or her successor is duly elected and qualified, whichever is later, or until the director’s earlier resignation or removal. Your Board of Directors recommends a vote for each director nominee.

2.	To vote, on an advisory basis, to approve the Company’s executive compensation. Your Board of Directors recommends a vote for this proposal.

3.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2018. Your Board of Directors recommends a vote for this proposal.

4.	To vote on a shareholder proposal regarding an independent board chairman, if properly presented at the meeting. Your Board of Directors recommends a vote against this proposal.

5.	To transact any other business that properly comes before the meeting or any adjournment or postponement.

Only shareholders of record of our common stock at the close of business on March 29, 2018 are entitled to vote at the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. You may vote your shares via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the “General Information Regarding the Annual Meeting and Voting” section of the accompanying Proxy Statement and on the proxy card. You may revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the “General Information Regarding the Annual Meeting and Voting” section of the accompanying Proxy Statement. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

/s/ Paul A. Castanon
Vice President, Deputy General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting To Be Held on May 3, 2018

The accompanying Proxy Statement and the Company’s proxy card, as well as our Annual Report on

Form 10-K for the year ended December 31, 2017, are available at www.proxyvote.com.

This Proxy Statement includes certain non-GAAP measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. Definitions of these measures and reconciliations to the most comparable GAAP measure are contained in Appendix A.

PROXY STATEMENT SUMMARY

Below are highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2017 before you vote.

2018 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:

Thursday, May 3, 2018, at 8:00 a.m. Central Time

Place:

Tenet Corporate Headquarters

1445 Ross Avenue, Suite 1400

Dallas, Texas 75202

Record Date:

March 29, 2018

Information:

This Proxy Statement, the Company’s proxy card and our Annual Report on Form 10-K are available at www.proxyvote.com.

VOTING MATTERS AND BOARD RECOMMENDATIONS

PROPOSALS	BOARD’S RECOMMENDATION	PAGE
Election of Eight Director Nominees (Proposal 1) Our Board of Directors (the “Board”) believes that the eight director nominees bring a combination of diverse qualifications and skills that contributes to a well-rounded Board. Each director nominee has proven leadership ability, good judgment and valuable experience.	FOR each of the director nominees	6

Advisory Approval of the Company’s Executive Compensation (Proposal 2)

Our Board believes that Tenet Healthcare Corporation’s (“Tenet” or the “Company”) executive compensation program design effectively aligns the interests of our Named Executive Officers with those of our shareholders by tying a significant portion of our Named Executive Officers’ compensation to Tenet’s performance and rewarding our Named Executive Officers for the creation of long-term value for Tenet’s shareholders. In addition, Tenet remains committed to requiring that our Named Executive Officers maintain ownership of a material amount of our stock, includes clawback provisions within all performance-based compensation payable to our Named Executive Officers and does not provide excise tax gross-ups. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Human Resources Committee value your opinion and will review and consider the voting results when making future executive compensation decisions.

	FOR	60
Ratification of the Selection of Deloitte & Touche LLP as Independent Registered Public Accountants for 2018 (Proposal 3) The Audit Committee approved the appointment of Deloitte & Touche LLP as Tenet’s independent registered public accounting firm for 2018. The Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders.	FOR	63
Shareholder Proposal to Urge the Board to Adopt a Policy that the Chairman of the Board be an Independent Director (Proposal 4) Our Board believes that Tenet has an independent leadership structure, including a strong independent Lead Director, and that it is in our shareholders’ interests for Tenet to maintain flexibility with respect to its leadership structure.	AGAINST	64

TENET HEALTHCARE ● 2018 PROXY STATEMENT	1

PROXY STATEMENT SUMMARY

2017: A YEAR OF TRANSITION

2017 was a year of significant transition. The Board acted to implement several significant changes that would transform the Company and reposition it for the future, including a change in leadership. Ronald A. Rittenmeyer was named Tenet’s Executive Chairman in August 2017 and Chief Executive Officer in October 2017. Mr. Rittenmeyer has served on our Board since 2010, most recently as independent Lead Director. Mr. Rittenmeyer has extensive experience in turnaround situations, having previously led Millennium Health, LLC following its emergence from bankruptcy, as well as numerous other companies through their in- and out-of-court restructuring and transition processes.

Since Mr. Rittenmeyer assumed the role of Chief Executive Officer, Tenet has taken a number of additional decisive actions, including implementing management changes at its United Surgical Partners (“USPI”) and Conifer Health Solutions (“Conifer”) businesses, announcing an enterprise-wide $250 million cost reduction initiative and initiating a strategic review of its portfolio that has resulted in the exploration of a sale of Tenet’s Conifer business. At the same time, Tenet has worked to enhance the oversight capabilities of its Board, through additional Board refreshment, and its accountability to shareholders, through direct Board and management engagement with shareholders and improvements to Tenet’s governance structures. Certain of these actions are described in further detail below.

In light of these concurrent and transformational changes, 2017 was ultimately a transitional year for Tenet, and one that has positioned the Company to deliver value to its shareholders and other stakeholders in the future. Under Mr. Rittenmeyer’s leadership, our Board and management team have been highly focused on executing a speedy and successful turnaround of the business. Their efforts, and those of all of our employees, have already begun to show progress.

Momentum in Business

The Board and management team have taken a number of decisive steps during this time of significant transition for Tenet, as shown in the timeline below.

BUSINESS INITIATIVES

Cost Reduction Initiative

In December 2017, Tenet announced a set of expanded enterprise-wide cost reduction initiatives. These initiatives are expected to realize $125 million in cost savings in 2018 and $250 million of annualized run-rate cost savings by the end of 2018. The cost reduction initiative is expected to eliminate approximately 2,000 positions, reduce corporate overhead by approximately 20% compared to 2016 and eliminate regional management of the hospital business.

2	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

Conifer Sale Process

In December 2017, Tenet announced that it had initiated a process to explore a potential sale of Conifer as part of a broader and ongoing strategic review of the Company’s portfolio. At the same time, Tenet remains focused on driving growth at Conifer by continuing to market and expand Conifer’s revenue cycle management and value-based care services businesses, and by diversifying Conifer’s customer base.

Divestiture of Non-Core Hospital Assets

Tenet is actively managing its portfolio of hospital assets. By divesting non-core hospital assets, Tenet expects to yield over $1 billion of proceeds, comprised of over $700 million in cash proceeds and the elimination of approximately $300 million of capital lease debt. For example, recent divestitures of non-core hospital assets include, among others: the sale of two hospitals in Philadelphia, Pennsylvania that closed January 11, 2018; the sale of MacNeal Hospital in the Chicago area that closed March 1, 2018; the sale or restructuring of three minority interests in joint ventures with Baylor Scott & White Health; and the sale of Des Peres Hospital in St. Louis, Missouri that is expected to be completed in the second quarter of 2018.

BOARD REFRESHMENT

Since the fall, Tenet has added three independent directors to its Board, capping a three-year period of significant refreshment. Since 2015, Tenet has added eight new directors, four of whom are standing for reelection at the 2018 annual meeting. Four of the eight new directors were proposed by Tenet’s largest shareholder, Glenview Capital Management, LLC (“Glenview”), two of whom resigned in August 2017 and two of whom are not standing for reelection at the 2018 annual meeting. Of our longer-tenured directors, Karen M. Garrison and Richard R. Pettingill will also not be standing for reelection. The average tenure of our directors standing for reelection at the 2018 annual meeting is approximately seven years. At this time, the Board is comprised of highly talented and engaged directors with diverse backgrounds and skill sets that enable the Board to effectively oversee Tenet through its transformation. The Board expects to add additional independent directors with skillsets that are complementary to those of our current directors and that align with Tenet’s strategic priorities going forward.

Appointment of a New Independent Lead Director

The Company has a strong independent Lead Director role, as described in our Corporate Governance Principles. J. Robert “Bob” Kerrey was appointed to the position of Lead Director in October 2017. Senator Kerrey is a former governor and U.S. Senator from Nebraska with an extensive background in accounting, finance and public policy. The Lead Director is responsible for chairing executive sessions of the Board, serves as a liaison between the independent directors and the Executive Chairman of the Board, approves information distributed to the Board, and represents the Board in meetings with investors, legislators, regulators and other constituents, as described in additional detail under “Board Leadership Structure–Role of Lead Director of the Board” beginning on page 13.

Board Highlights

Following our Board refreshment efforts in recent years, we have achieved a balanced mix of diversity, age and tenure in the boardroom. The differentiated perspectives that result from the composition of our current Board contribute meaningfully to the effectiveness of the Board in its oversight role and to its role in helping the management team successfully navigate the challenging landscape in which Tenet is currently operating. Our current director nominees also demonstrate our continued commitment to a balanced Board.

Diversity, Age and Tenure of Board Nominees

TENET HEALTHCARE ● 2018 PROXY STATEMENT	3

PROXY STATEMENT SUMMARY

GOVERNANCE CHANGES

At Tenet, we are highly committed to sound corporate governance policies and practices that protect the long-term interests of shareholders and promote Board and management accountability. Over the past few years, as Tenet has managed the challenges of an evolving industry landscape, we have also redoubled our efforts to ensure that shareholders have a voice with our Board and management team. To this end, we initiated an expansive shareholder engagement program in 2015, including participation by our independent directors and senior management team, and have demonstrated a willingness to act on shareholder feedback relating to our Board composition, corporate governance and executive compensation practices. In early 2018, in response to feedback received from shareholders, including our ongoing dialogue with Glenview, and as part of the Company’s ongoing transformation, our Board implemented enhancements to our corporate governance policies and practices, which are detailed below. These enhancements are intended to ensure the continued alignment of our corporate governance policies and practices with the future interests of our business and its shareholders.

Bylaw Amendments to Provide Shareholders with the Right to Call a Special Meeting

Tenet’s governance practices support oversight and accountability. On January 21, 2018, Tenet amended its bylaws to allow shareholders that beneficially own a majority of our outstanding shares to call a special meeting. On March 5, 2018, after extensive communications with its shareholders, Tenet further amended its bylaws to allow shareholders that beneficially own 25% of our outstanding shares to call a special meeting. On March 23, 2018, pursuant to our support agreement (the “Support Agreement”) with Glenview and its affiliated entities, described in more detail below, Tenet further amended its special meeting bylaw to provide that the special meeting bylaw can only be amended by the vote of a majority of shareholders. These amendments allow shareholders to take action between annual meetings on significant corporate matters that require shareholder approval. The special meeting bylaw provides a clear and transparent process, including a set timeline and specified date, that ensures an open and appropriate debate in which all shareholders can exchange views prior to the taking of any corporate action that requires shareholder approval. In addition, on March 23, 2018, pursuant to the Support Agreement, Tenet amended its bylaws to require that the Company hold an annual meeting of shareholders no less than every 13 months.

Bylaw Amendment to Eliminate Standing Executive Committee

On March 5, 2018, Tenet amended its bylaws to eliminate the Executive Committee as a standing committee of the Board. The Executive Committee had been authorized to exercise certain powers of the full Board in the management of Tenet’s business and affairs when the Board was not in session. The Executive Committee rarely convened and seldom took action over the past decade. Tenet eliminated the Executive Committee as a standing committee of the Board to underscore its commitment to a full, deliberative Board process.

Termination of Short-Term NOL Shareholder Rights Plan

On March 5, 2018, Tenet terminated the short-term shareholder rights plan that it had implemented on August 31, 2017 to protect Tenet’s income tax net operating loss carryforwards (“NOLs”). The recent U.S. tax law changes and an increase in Tenet’s stock price since the NOL shareholder rights plan was adopted reduced the need for the rights plan, which, coupled with shareholder feedback, led the Board to terminate the NOL shareholder rights plan on March 5, 2018, prior to its originally scheduled expiration following the conclusion of the 2018 annual meeting. In addition, on March 23, 2018, pursuant to the Support Agreement, Tenet amended its bylaws to require the approval of 75% of our directors to adopt any future shareholder rights plan and to limit the term of future rights plans to one year plus a 90-day period to solicit shareholder approval of any longer duration, if applicable.

ACTIVE SHAREHOLDER ENGAGEMENT PROGRAM

Our Board regularly and actively solicits input from investors and governance groups to better inform decision-making and gain insight into shareholder perspectives on a broad range of topics. We value our shareholders’ perspectives on our business and interact with them through a variety of shareholder engagement activities. As we engage with shareholders and proxy advisory firms, feedback is regularly reviewed by our Board.

In early 2018, members of Tenet’s Board and management team met with shareholders that own over 80% of Tenet’s outstanding shares to provide an update on the many recent positive developments at Tenet and to solicit feedback on our corporate governance policies and practices, including the Company’s recently adopted special meeting right, and the continued alignment of our corporate governance policies and practices with our rapidly evolving business. In direct response to shareholder feedback, the Board acted to amend Tenet’s bylaws to allow shareholders that beneficially own 25% of our outstanding shares to call a special meeting, eliminate the Executive Committee as a standing committee of the Board and terminate the short-term NOL shareholder rights plan ahead of its originally scheduled expiration date.

4	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROXY STATEMENT SUMMARY

On March 23, 2018, pursuant to the Support Agreement, Glenview withdrew its notice to the Company, dated February 2, 2018, indicating its intention to present a shareholder proposal at the 2018 annual meeting, and Glenview agreed to vote its shares in favor of all of the Board’s nominees and to support all of the Board’s recommended proposals at the 2018 annual meeting. A copy of the Support Agreement was filed by the Company in a Current Report on Form 8-K on March 26, 2018.

HOW TO CAST YOUR VOTE

You may vote in one of the following ways:

By Internet. You may vote on the Internet. The website for Internet voting is www.proxyvote.com and is also noted on your proxy card or voting instruction form. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 2, 2018. As with telephone voting, you may confirm that your instructions have been properly recorded.

By Telephone. You may vote by calling the toll-free telephone number noted on your proxy card or voting instruction form. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 2, 2018. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

By Mail. If you received a paper copy of the proxy card or voting instruction form by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided with this proxy statement.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

Shares must be voted in person, on the Internet, by telephone, or by completing and returning a proxy card.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares of our common stock are held by a broker in street name, under the rules of the New York Stock Exchange (“NYSE”), your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, an advisory approval of the Company’s executive compensation and the shareholder proposal to urge the Board to adopt a policy that the chairman of the Board be an independent director.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	5

PROPOSAL 1–ELECTION OF DIRECTORS

Nominees for Election to the Board of Directors

Tenet’s Board of Directors is elected annually by our shareholders. Our nominees for election include seven independent directors and our Executive Chairman and Chief Executive Officer. The Board has selected the nominees listed below to serve as directors until the 2019 annual meeting, or until their successors are elected or appointed. Each of the nominees listed below, other than Messrs. Bierman, Fisher and Mark, was last elected by the Company’s shareholders at the 2017 annual meeting of shareholders. The nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee, with abstentions and broker non-votes not counted either for or against a nominee (and therefore having no effect on the election).

John P. Byrnes, Karen M. Garrison, Richard R. Pettingill and Peter M. Wilver will not be standing for reelection. We thank them for all of their tremendous efforts on behalf of the Company. The Board will miss their commitment, insight and perspective.

The Board recommends that you vote “FOR” the election of each of the following nominees.

Ronald A. Rittenmeyer, 70         Director Since: June 2010

Executive Chairman and Chief Executive Officer

Career Highlights

Mr. Rittenmeyer was named Executive Chairman of Tenet in August 2017 and Chief Executive Officer in October 2017. He has served on our Board since 2010, most recently as Lead Director. He previously served as Chairman of the Board and Chief Executive Officer of Millennium Health, LLC, a health solutions company. He served as the Chairman, President and Chief Executive Officer of Expert Global Solutions, Inc., a provider of business process outsourcing services, from 2011 to 2014. From 2005 to 2008, Mr. Rittenmeyer held a number of senior management positions with Electronic Data Systems Corporation (EDS), including Chairman and Chief Executive Officer from 2007 to 2008, President from 2006 to 2008, Chief Operating Officer from 2005 to 2007 and Executive Vice President, Global Service Delivery from 2005 to 2006. Prior to that, he was a managing director of the Cypress Group, a private equity firm, serving from 2004 to 2005. He served as Chairman, Chief Executive Officer and President of Safety-Kleen Corp. from 2001 to 2004. Mr. Rittenmeyer received his bachelor of science degree in commerce and economics from Wilkes University and his M.B.A. from Rockhurst University.

Skills and Qualifications

•  Accounting and financial expertise: Has served as the chief executive officer of a number of public companies, including Millennium Health, Expert Global Solutions and EDS, and holds an advanced degree in business administration

•  Information technology, business process outsourcing and manufacturing sectors: Served as the Chief Executive Officer of EDS, a major information technology outsourcing corporation, and brings knowledge and experience in the information technology industry that is particularly valuable in the healthcare sector where significant capital investment in health information technology systems is required

Other Public Company Directorships

Current: American International Group, Inc. (AIG), Avaya Holdings Corp. and IQVIA Holdings Inc.

Others in Past Five Years: IMS Health Holdings, Inc.

6	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Governance (Chair) QCE

J. Robert Kerrey, 74        Director Since: November 2012

(prior service as a director from March 2001 to March 2012)

Lead Director since October 2017

Career Highlights

Mr. Kerrey is a former governor and U.S. Senator from Nebraska. He has served as managing director at Allen & Company, an investment banking firm, since January 2014. He also has served as Executive Chairman of The Minerva Institute for Research and Scholarship, a non-profit institute that aims to offer exceptional educational experiences to students and advance faculty research, since January 2013. Between January 2011 and February 2013, Mr. Kerrey was President Emeritus of The New School in New York City, and from 2001 to 2010, he served as President of The New School. From July 2011 to March 2012, he served as the Chairman of M&F Worldwide Education Holdings, a provider of business and home office, technology, data management and education products and services. From January 1989 to December 2000, he served as a U.S. Senator for the State of Nebraska. Before his election to the U.S. Senate, Mr. Kerrey was Governor of the State of Nebraska from January 1982 to December 1987. Prior to entering public service, he founded and operated a chain of restaurants and health clubs. A former member of the elite Navy SEAL Team, Mr. Kerrey is a highly decorated Vietnam veteran who was awarded the Congressional Medal of Honor—America’s highest military honor. Mr. Kerrey holds a degree in pharmacy from the University of Nebraska.

Skills and Qualifications

•  Accounting and financial: Has extensive experience in finance and public policy derived from his service at the investment banking firm Allen & Company and as a member of the U.S. Senate and as a state Governor; also served as the president of a major university and held senior executive positions with a number of corporations and foundations operating in the private education sector

•  Public sector: Has 18 years of experience in the public sector as a former U.S. Senator and Governor of Nebraska, experience that the Board deems particularly relevant given the highly regulated nature of the healthcare sector

Other Public Company Directorships

Current: None

Others in Past Five Years: Chart Acquisition Corp. and U.S. Rare Earths, Inc.

Committee Membership: Governance QCE

James L. Bierman, 65        Director Since: October 2017

Career Highlights

Mr. Bierman served as President and Chief Executive Officer of Owens & Minor, Inc., a Fortune 500 company and a leading distributor of medical and surgical supplies, from September 2014 to June 2015. Previously, he served in various other senior roles at Owens & Minor, including President and Chief Operating Officer from August 2013 to September 2014, Executive Vice President and Chief Operating Officer from March 2012 to August 2013, Executive Vice President and Chief Financial Officer from April 2011 to March 2012, and as Senior Vice President and Chief Financial Officer from June 2007 to April 2011. From 2001 to 2004, Mr. Bierman served as Executive Vice President and Chief Financial Officer at Quintiles Transnational Corp. Prior to joining Quintiles Transnational, Mr. Bierman was a partner at Arthur Andersen LLP. Mr. Bierman earned his B.A. from Dickinson College and his M.B.A. at Cornell University’s Johnson Graduate School of Management.

Skills and Qualifications

•  Healthcare industry experience: Served as a healthcare industry executive for 8 years (Owens & Minor, Inc.) and possesses significant operational and financial experience in the healthcare sector

Other Public Company Directorships

Current: None

Others in Past Five Years: Owens & Minor, Inc. and Team Health Holdings, Inc.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	7

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: Audit Human Resources

Richard W. Fisher, 69        Director Since: November 2017

Career Highlights

Mr. Fisher served as President and Chief Executive Officer of the Federal Reserve Bank of Dallas from 2005 until 2015. During his tenure, he served as a member of the Federal Open Market Policy Committee, as the chair of the Conference of Federal Reserve Bank Presidents, and as the chair of the Information Technology Oversight Committee for the 12 Federal Reserve banks. Previously, from 2001 to 2005, Mr. Fisher was Vice Chairman of Kissinger McLarty Associates, a strategic advisory firm. From 1997 to 2001, Mr. Fisher served as Deputy U.S. Trade Representative with the rank of Ambassador. Mr. Fisher currently serves as a Senior Advisor for Barclays PLC and as a Trustee of the University of Texas Southwestern Medical Foundation. Mr. Fisher received his B.A. in economics from Harvard University and earned his M.B.A. from Stanford University.

Skills and Qualifications

•  Accounting and financial expertise: Served as President and Chief Executive Officer of the Dallas Federal Reserve, as a member of the Federal Open Market Policy Committee and as chair of the Conference of Federal Reserve Bank Presidents

Other Public Company Directorships

Current: AT&T Inc. and PepsiCo, Inc.

Others in Past Five Years: None

Committee Membership: Audit (Chair) Human Resources

Brenda J. Gaines, 68        Director Since: March 2005

Career Highlights

Ms. Gaines served as President and Chief Executive Officer of Diners Club North America, a financial services company and a division of Citigroup Inc., from 2002 until her retirement in March 2004. She also served as President of Diners Club, the nation’s oldest credit card company, from 1999 to 2002, and held a number of senior management positions within Citigroup from 1988 to 1999. From 1983 to 1987, she worked in various management positions for the City of Chicago, including Commissioner of Housing and Deputy Chief of Staff to the Mayor. Ms. Gaines received her bachelor’s degree from the University of Illinois at Champaign-Urbana and her M.P.A. from Roosevelt University in Chicago.

Skills and Qualifications

•  Accounting and financial expertise: Possesses a broad range of experience in the consumer credit industry (Citigroup, Federal National Mortgage Association, CNA Financial), and provides the Board with a valuable perspective on patient billing systems and accounts receivable collections

Other Public Company Directorships

Current: None

Others in Past Five Years: AGL Resources Inc., Federal National Mortgage Association (Fannie Mae) and Office Depot, Inc.

Committee Membership: Human Resources (Chair) QCE

Edward A. Kangas, 73        Director Since: April 2003

Career Highlights

Mr. Kangas served as Global Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, from 1989 until his retirement in 2000. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. He was elected managing partner and Chief Executive Officer of Touche Ross in 1985, a position he held through 1989. Mr. Kangas began his career as a staff accountant at Touche Ross in 1967, where he became a partner in 1975. Mr. Kangas holds a bachelor’s degree in business administration and an M.B.A. from the University of Kansas.

Skills and Qualifications

•  Accounting and financial expertise: Served as Chairman and Chief Executive Officer of Deloitte Touche Tohmatsu, an international public accounting and consulting firm, gaining significant experience in the public accounting field and in advising large public corporations on a range of financial reporting and compliance matters

Other Public Company Directorships

Current: Hovnanian Enterprises, Inc., Intelsat S.A. and United Technologies Corporation

Others in Past Five Years: Intuit Inc.

8	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Committee Membership: QCE Governance

Richard J. Mark, 62        Director Since: November 2017

Career Highlights

Mr. Mark serves as Chairman and President of Ameren Illinois Company, a $3 billion energy and utility company responsible for electric and natural gas distribution to more than 1.2 million electric and 806,000 natural gas customers in Illinois. Mr. Mark joined Ameren in 2002 as Vice President of Customer Service before moving up to various senior management roles. Before joining Ameren, he served for 11 years at Ancilla Systems Inc. While at Ancilla, the parent company to St. Mary’s Hospital in East St. Louis, Illinois, he served as Vice President for Governmental Affairs and Chief Operating Officer before becoming Chief Executive Officer of St. Mary’s Hospital in East St. Louis, Illinois from 1994 to 2002. Mr. Mark served as Director of Union Electric Company from 2005 until 2012 and has been Chairman of Ameren Illinois (subsidiaries of Ameren Corporation) since 2012. Mr. Mark earned his B.S. from Iowa State University and his M.S. at National Louis University.

Skills and Qualifications

•  Healthcare industry experience: Served as a hospital operations executive and possesses a broad range of leadership experience in, and knowledge of, the healthcare industry, along with significant familiarity working in other highly regulated industries

Other Public Company Directorships

Current: None

Others in Past Five Years: None

Committee Membership: Audit Human Resources

Tammy Romo, 55        Director Since: March 2015

Career Highlights

Ms. Romo is Executive Vice President and Chief Financial Officer of Southwest Airlines Co., a major passenger airline, where she is responsible for overall finance activities, including reporting, accounting, investor relations, treasury, tax, corporate planning, and financial planning and analysis. Ms. Romo also oversees supply chain management. Ms. Romo previously served in a number of financial management and leadership positions at Southwest Airlines, including Senior Vice President of Planning, Vice President and Controller, Vice President and Treasurer, and Senior Director of Investor Relations. Before joining Southwest Airlines in 1991, Ms. Romo was an audit manager at Coopers & Lybrand, LLP. Ms. Romo is currently a member of the Accounting Advisory Council at the McCombs School of Business at the University of Texas at Austin. She received a B.B.A. in accounting from the University of Texas at Austin, and she is a Certified Public Accountant in the State of Texas.

Skills and Qualifications

•  Accounting and financial expertise: Serves as EVP & CFO of Southwest Airlines Co., where she is responsible for the airline’s overall finance activities, including reporting, accounting, investor relations, treasury, tax corporate planning, and financial planning and analysis

Other Public Company Directorships

Current: None

Others in Past Five Years: None

TENET HEALTHCARE ● 2018 PROXY STATEMENT	9

PROPOSAL 1–ELECTION OF DIRECTORS

Director Nomination Process

Our Board regularly reviews its composition and is engaged in an ongoing process to thoughtfully refresh the Board to support the continued evolution of the Company. This process is focused on identifying a diverse mix of viewpoints, skills, experience and backgrounds that align with the Company’s business and current strategic goals.

Under the charter of the Nominating and Corporate Governance Committee (the “Governance Committee”) and Corporate Governance Principles, the Governance Committee is responsible for nominating, and the Board is responsible for selecting, individuals to fill vacancies on the Board and to stand for election at each annual or special meeting. The Governance Committee may engage professional search firms and other consultants to assist in identifying, evaluating and conducting due diligence on potential candidates. The Governance Committee considers candidates based on the recommendation of, among others, our Board members and our shareholders.

In 2017, the Governance Committee focused its refreshment efforts on identifying candidates to further strengthen the Board’s ability to oversee the Company through this time of significant transition. To date, this process has resulted in the identification and appointment of three new independent directors who collectively bring deep healthcare, financial and operational expertise that complements the current skillsets and enhances the effectiveness of the overall Board.

Of the eight new directors that were added to our Board in the last three years, four were proposed by a shareholder. We intend to continue to actively engage with our shareholders, including considering their input on potential director candidates. Shareholders may propose nominees for election in accordance with the terms of our bylaws or recommend candidates to the Board for consideration by writing to the Governance Committee in care of the Corporate Secretary at Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202, or by email to boardofdirectors@tenethealth.com. You should consult our bylaws for more detailed information regarding the process by which shareholders may nominate directors. Our bylaws may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Assessment of Board Composition and Criteria for Board Membership

The Governance Committee evaluates the composition of the Board on an ongoing basis and considers potential nominees to the Board as appropriate. As part of this process, the Governance Committee reviews the composition of the Board as a whole, including the balance of business backgrounds, qualifications, skillsets and other qualities represented on the Board to ensure the right balance to effectively oversee management. In light of our current structure and operations, and in consideration of the evaluation of the Board’s composition, the Governance Committee believes the following criteria best represent the qualities required for service on the Company’s Board:

✓  Professionalism, dedication, business judgment, integrity and commitment to our core ethical and other values

✓  Current or past service as the chief executive officer, chief financial officer, chief operating officer or other senior officer of a public or private company, chief executive officer of a business unit of a major corporation, or similar leadership position in a major governmental, professional or non-profit organization

✓   Expertise in financial and accounting matters, familiarity with the regulatory and corporate governance requirements applicable to public companies and/or expertise in other areas enhancing the Board’s performance

✓  Experience in the healthcare industry or other relevant industry experience

✓  Government, regulatory and public sector experience

✓  Ability and willingness to commit adequate time to Board and committee matters

✓  Degree to which the individual’s skills complement those of other directors and potential directors

✓  Diversity of viewpoint, background, experience and other demographics

✓  Familiarity with the communities in which we do business

The Governance Committee also reviews updated biographical information for each incumbent director on an annual basis, including information relating to changes in professional status, independence, other professional commitments and public company directorships.

10	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROPOSAL 1–ELECTION OF DIRECTORS

Board Evaluations

The Governance Committee conducts self-evaluations and performance assessments to determine whether the Board, its committees and individual directors are functioning well in view of their responsibilities and the Company’s business.

Directors’ Qualifications and Experience

Based on its review, the Governance Committee concluded that our eight director nominees possess the diversity of experience, skills and other characteristics best suited to meet the needs of the Board and the Company in light of our current business and operating environment. The following table highlights the core skills and experiences of our current nominees. Each nominee possesses skills and experiences in addition to the ones highlighted below (as noted in the director biographies outlined above).

SKILLS AND EXPERIENCES	BIERMAN	FISHER	GAINES	KANGAS	KERREY	MARK	RITTENMEYER	ROMO
Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓
Healthcare Industry	✓					✓	✓
Accounting and Finance	✓	✓	✓	✓	✓		✓	✓
Public Sector		✓	✓		✓
Public Company Board Service	✓	✓	✓	✓	✓		✓
Information Technology		✓					✓

Personal Qualities and Diversity. The Governance Committee determined that each nominee embodies a demonstrated commitment to professionalism and integrity. In particular, the Governance Committee noted that each nominee has demonstrated an ability to provide candid and direct feedback, and to provide oversight of the Company’s operations on behalf of all shareholders. Additionally, our Board currently includes individuals of differing ages, backgrounds, ethnicities and genders. Two of our eight director nominees are women and half of the current Board has a tenure of three years or less.

Special Considerations Regarding Service on Other Boards. Nominees must seek the approval of the Governance Committee prior to serving on another public company’s board. In addition, the Governance Committee limits the number of public boards on which a nominee may serve in addition to our Board to three (two in the case of directors currently serving as chief executive officers or in equivalent positions of public companies). None of the Company’s independent directors serves on more than three other public company boards. Mr. Rittenmeyer, who served as Lead Director of the Board until August 2017, when he was appointed the Company’s Executive Chairman and Chief Executive Officer, serves on three public company boards other than the Company’s Board. Taking into account the unique circumstances resulting in Mr. Rittenmeyer’s appointment as the Company’s Chief Executive Officer, the Board granted a waiver of the two board limit applicable to chief executive officers. In approving the waiver, the Board noted that Mr. Rittenmeyer’s prior experience as a chief executive officer and his prior tenure on the Board, as well as his assessment of the time commitments required by his other public company boards, would not impede his ability to serve on the Company’s Board. Since becoming Chief Executive Officer, Mr. Rittenmeyer has consistently demonstrated his ability as a strong leader of the Company and his commitment to being a highly engaged member of the Board.

Director Independence

Under our Corporate Governance Principles, at least two-thirds of the Board must consist of “independent” directors. The Board will not consider a director to be independent unless the Board affirmatively determines that the director has no material relationship with Tenet, and the director otherwise qualifies as independent under the corporate governance standards of the NYSE. The Board reviews each director’s independence at least annually and has made the affirmative determination that each of our current non-employee directors (Kerrey, Bierman, Byrnes, Fisher, Gaines, Garrison, Kangas, Mark, Pettingill, Romo and Wilver) has no material relationship with the Company and is independent. All members of our Board during the past 12 years have been independent directors with the exception of the two individuals that have served as our Chief Executive Officer during this time period.

In making its independence determinations, the Board broadly considers all relevant facts and circumstances and, in particular, looks closely at the organizations with which each director has an affiliation. If a director or member of the director’s immediate family has a material relationship with the Company, the Board reviews the interest to determine if it would preclude an independence determination.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	11

PROPOSAL 1–ELECTION OF DIRECTORS

The Audit Committee, Human Resources Committee and Governance Committee are comprised exclusively of independent directors as required by the NYSE. Also, all directors serving on the Audit Committee meet the more stringent independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”). In addition, the Human Resources Committee is composed exclusively of “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All directors serving on the Human Resources Committee meet the more stringent independence standards for compensation committee members required by the NYSE.

12	TENET HEALTHCARE ● 2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Commitment to Sound Corporate Governance Policies and Practices

Tenet is committed to maintaining corporate governance policies and practices that protect the long-term interests of all our shareholders and promote Board and management accountability. Our Board recognizes that this requires us to continually review and refine our corporate governance practices in order to ensure their continued alignment with evolving market practices and the best interests of our Company and all our shareholders. Some of our key corporate governance policies and practices include:

Shareholder Rights	✓ Annual election of directors
✓ Majority vote standard and director resignation policy in uncontested elections
✓ Shareholder right to call special meetings at 25% threshold (New for 2018)
✓ Shareholderright to remove directors under Nevada law
Board Practices	✓ Alldirectors are independent other than the Chief Executive Officer
✓ Highlydiverse and experienced Board
✓ IndependentLead Director with clearly defined and robust responsibilities
✓ Commitmentto Board refreshment practices, including committee Chair rotation
✓ Regularlyengage with shareholders, including considering their input on director candidates
✓ Self-evaluationand performance assessment of all directors
✓ Boardoversight of political contributions
✓ Regularexecutive sessions of independent directors

Our Board of Directors has also adopted a set of Corporate Governance Principles that provide the framework for our existing corporate governance policies and practices, which the Board reviews annually. These Corporate Governance Principles more fully address such matters as director independence, director qualifications and responsibilities, director compensation and director and officer stock ownership and retention guidelines. To learn more about our current corporate governance structures, please see our Corporate Governance Principles, which may be found in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com.

Board Leadership Structure

Mr. Rittenmeyer served as the Board’s independent Lead Director from September 2016 until the time he became Executive Chairman on August 31, 2017. In October 2017, the Board appointed Senator Kerrey as independent Lead Director.

The Board’s leadership structure of an Executive Chairman coupled with an independent Lead Director has been in place since May 2015. The Board, with the assistance of its Governance Committee, regularly reviews its leadership structure to assess whether to separate or combine the roles of Chairman and Chief Executive Officer based on applicable facts and circumstances at the time. By retaining the flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions. In particular, having Mr. Rittenmeyer lead both the Board and management team has been very effective during this period of significant change and transition for ensuring that the Company continues to move forward with strategic Board and governance actions that best position the Company to create value going forward.

Role of Lead Director of the Board

The role of our Lead Director is set forth in our Corporate Governance Principles. There have been no changes in the role of Lead Director in connection with the appointment of Senator Kerrey as Lead Director.

Senator Kerrey, as independent Lead Director of the Board, coordinates the activities of the Board and exercises a robust set of duties. In addition, Senator Kerrey serves as Chair of the Governance Committee, a role which, combined with his service as Lead Director, enables him to provide oversight of the Company’s corporate governance policies and practices, the director nomination and succession process and the Board self-evaluation process. In his capacity as Lead Director, Senator Kerrey, among other things:

•	Presides at all meetings at which the Chairman is not present

•	Chairs executive sessions of independent directors of the Board

TENET HEALTHCARE ● 2018 PROXY STATEMENT	13

CORPORATE GOVERNANCE AND BOARD PRACTICES

•	Serves as the liaison between the Chairman and independent directors

•	Reviews and approves information sent to the Board

•	Reviews and approves Board meeting agendas and schedules

•	Calls meetings of independent directors if necessary

•	Is available for consultation and direct communication with shareholders, including representing the Board in meetings with investors, legislators, regulators and other government officials

•	Serves a role, in conjunction with the Governance Committee, in the Board performance evaluation process

Most recently, Senator Kerrey participated in in-person engagement meetings with a number of our significant shareholders to discuss and seek feedback on various matters regarding the Company’s strategy and governance practices, establishing a direct line of communication between shareholders and independent members of our Board. Following those discussions, Senator Kerrey shared the feedback with the full Board and incorporated the feedback into the decision-making process for the Board’s recent actions.

Board and Committee Organization and Responsibilities

Board Meetings and Attendance

We are governed by our Board. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. Directors are also encouraged to attend continuing education courses relevant to their service on the Company’s Board. Significant business decisions are generally considered by the Board as a whole. The Board met 19 times during 2017. The Board regularly meets in executive sessions. Mr. Rittenmeyer is considered an employee director and all other directors are considered non-employee directors.

Each incumbent director who served during 2017, other than Mr. Fisher, participated in at least 75% of the aggregate meetings of the Board and the committees on which he or she served during the period he or she served as a director and committee member. Prior to Mr. Fisher’s appointment to the Board in November 2017, he informed the Board that he would not be able to participate in the Board’s regularly scheduled December board and committee meetings; he did, however attend the one special board meeting held in 2017 after his appointment. All Board members are encouraged to attend our annual meeting of shareholders. All 12 of the directors elected at last year’s annual meeting were in attendance at the 2017 Annual Meeting.

Committees

The Board has delegated certain responsibilities to the following standing committees: Audit Committee, Human Resources Committee, Governance Committee, and Quality, Compliance & Ethics Committee (“QCE Committee”). The following table identifies the current members of each of our committees.

DIRECTOR	AUDIT*	HUMAN RESOURCES	GOVERNANCE	QCE
James L. Bierman			✓	✓
John P. Byrnes(^)	✓		✓
Richard W. Fisher	✓	✓
Brenda J. Gaines	Chair	✓
Karen M. Garrison(^)	✓		✓
Edward A. Kangas		Chair		✓
J. Robert Kerrey			Chair	✓
Richard J. Mark			✓	✓
Richard R. Pettingill(^)		✓		Chair
Ronald A. Rittenmeyer
Tammy Romo	✓	✓
Peter M. Wilver(^)	✓	✓

*	All members of the Audit Committee have been designated as an audit committee financial expert, as defined by SEC rules, and financially literate within the meaning of the NYSE listing standards.

(^)	John P. Byrnes, Karen M. Garrison, Richard R. Pettingill and Peter M. Wilver will not be standing for reelection.

14	TENET HEALTHCARE ● 2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Each of the Board’s committees operates under a written charter that is reviewed and approved annually by the respective committee. The charters are available for viewing in the “Corporate Governance” section under the “For Investors” tab on our website at www.tenethealth.com. The Board and each committee may from time to time retain independent advisors and consultants, at the Company’s cost, to assist the directors in carrying out their responsibilities.

On March 5, 2018, Tenet amended its bylaws to eliminate the Executive Committee as a standing committee of the Board. The Executive Committee had been authorized to exercise the powers of the full Board in the management of Tenet’s business and affairs when the Board was not in session. The Executive Committee was rarely convened and rarely took action over the past decade. Tenet eliminated the Executive Committee as a standing committee of the Board to underscore its commitment to a full, deliberative Board process.

The Audit Committee	Meetings Held in 2017: 9
Membership: Gaines (Chair), Byrnes(^), Fisher, Garrison(^), Romo, Wilver(^) (All Independent)
Primary Responsibilities	Key Skills and Experience

•    Assist the Board in oversight of (1) accounting, reporting and financial practices, including the integrity of financial statements, (2) compliance with legal and regulatory requirements with respect to applicable accounting and auditing matters, (3) independent registered public accountants’ qualifications, independence and performance, (4) internal audit function and (5) cybersecurity

•    Establish and maintain policies and procedures for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls and auditing matters

•    Authority to select, retain and review the independent registered public accountants qualifications, independence and performance

• Expertise in auditing, accounting and tax-related matters • Preparation or oversight of financial statements • Extensive knowledge of compliance and relevant regulatory issues

The Human Resources Committee	Meetings Held in 2017: 8
Membership: Kangas (Chair), Fisher, Gaines, Pettingill(^), Romo, Wilver(^) (All Independent)
Primary Responsibilities	Key Skills and Experience

•    Establish general compensation policies for the Company that:

¡   Support overall business strategies and objectives

¡   Enhance efforts to attract and retain skilled employees

¡   Link compensation with business objectives and organizational performance

¡   Provide competitive compensation opportunities for key executives

•    Oversee the administration of executive compensation programs with responsibility for establishing and interpreting the Company’s compensation policies and approving compensation paid to executive officers

•    Make all compensation decisions regarding non-employee directors, the Company’s executive officers and other members of the senior management team

•    Review the performance of the Chief Executive Officer

•    Discuss and evaluate, in consultation with the Chief Executive Officer, the performance of other executives

•    Oversee the administration of employee benefit plans and the qualified retirement plans

•    Provide perspectives to management regarding the Company’s talent management programs and processes, which may include performance management, succession planning, leadership development, diversity, recruiting, retention and employee training

• Extensive knowledge of executive compensation best practices • Human capital management • Expertise in evaluating executive performance and determining appropriate compensation programs

TENET HEALTHCARE ● 2018 PROXY STATEMENT	15

CORPORATE GOVERNANCE AND BOARD PRACTICES

The Nominating and Corporate Governance Committee	Meetings Held in 2017: 7
Membership: Kerrey (Chair), Bierman, Byrnes(^), Garrison(^), Mark (All Independent)
Primary Responsibilities	Key Skills and Experience

•    Identify and evaluate existing and potential corporate governance issues, and make recommendations to the Board concerning our Corporate Governance Principles and other corporate governance matters

•    Review and recommend individuals qualified to become Board members and recommend to the Board candidates to stand for election or re-election to the Board

•    Consider amendments to the Company’s articles of incorporation and bylaws with respect to corporate governance and make recommendations to the Board concerning such proposed amendments

•    Review and make recommendations to the Board regarding Board size, composition and structure

•    Review proposed related-party transactions and determine whether such transactions are appropriate for the Board to consider

• Corporate governance expertise • Board succession planning • Public company board service and experience overseeing large organizations

The Quality, Compliance & Ethics Committee	Meetings Held in 2017: 4
Membership: Pettingill(^) (Chair), Bierman, Kangas, Kerrey, Mark (All Independent)
Primary Responsibilities	Key Skills and Experience

•    Assist the Board with overseeing and reviewing Tenet’s significant healthcare-related regulatory and compliance issues, including its compliance programs and the status of compliance with applicable laws, regulations and internal procedures

•    Oversee performance under the Company’s Quality, Compliance & Ethics Program charter

•    Receive, review and consult with management on periodic reports from the Ethics and Compliance department on all aspects of the compliance program, including efforts in risk assessment, development of policies and procedures, training, auditing and monitoring, and investigations and remediation of potential compliance matters

•    Receive and review periodic reports from Clinical Quality department regarding efforts to advance quality healthcare

•    Oversee performance under the Company’s non-prosecution agreement, including interacting with the independent compliance co-monitors appointed thereunder

•    Oversee the performance of the Company’s Chief Compliance Officer, who reports directly to the QCE Committee

•  Experience in establishing and ensuring adherence to quality and compliance controls

•  Expertise in compliance-related policies and procedures

•  Knowledge of and commitment to ethical business practices

(^)	John P. Byrnes, Karen M. Garrison, Richard R. Pettingill and Peter M. Wilver will not be standing for reelection.

Human Resources Committee Interlocks and Insider Participation

During 2017, directors Fisher (beginning November 28, 2017), Gaines, Pettingill, Rittenmeyer (until August 31, 2017), Romo (beginning November 8, 2017) and Wilver served on the Human Resources Committee. No member of the Human Resources Committee was at any time during 2017 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure as a related-party transaction under “Certain Relationships and Related Person Transactions” on page 19 of this Proxy Statement. None of our executive officers has served on a board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board of Directors or Human Resources Committee during 2017.

16	TENET HEALTHCARE ● 2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Role of Board and its Committees in Risk Oversight

The primary responsibility for the identification, assessment and management of the various risks that we face belongs with management. The Board’s oversight of these risks occurs as an integral and continuous part of the Board’s oversight of our business. The Board receives regular reports from the heads of our principal business and corporate functions that include discussions of the risks involved in their respective areas of responsibility. The Board is routinely informed of developments that could affect our risk profile or other aspects of our business. Among other things, the Board has requested that the Company’s management and its internal and external legal counsel advise it promptly of any material developments relating to litigation, regulatory proceedings and investigations and compliance issues. The Board considers the oversight of regulatory and litigation risk to be one of its highest priorities. In addition, the Board has identified the oversight of cybersecurity risks to be one its priorities and receives regular reports from the Company’s management on the security of the Company’s information technology systems.

The Board is kept informed of its committees’ risk oversight and other activities primarily through reports of the committee Chairs to the full Board. These reports are presented at every regular Board meeting. As risk-related issues sometimes overlap, committees hold joint meetings where appropriate while addressing certain issues at the full Board level. In addition, as part of its annual self-evaluation process, the Board discusses and evaluates its ongoing role in enterprise risk oversight.

Role of Audit Committee in Risk Oversight

Our Audit Committee is primarily responsible for overseeing risk management processes relating to our accounting practices, financial reporting, corporate finance and general business operations. Among other responsibilities, the Audit Committee:

•	Receives quarterly reports from management on business and operational risks, internal audit reports relating to the integrity of our internal financial reporting controls and procedures, potential loss contingencies resulting from pending or threatened litigation or regulatory proceedings, and investigations and reports made to the Company from our Ethics Action Line or any other sources relating to allegations of financial fraud or other infractions, as described below.

•	Meets regularly with our Chief Executive Officer, Chief Financial Officer, Controller, General Counsel and Chief Compliance Officer, as well as our external and internal auditors, to discuss potential risks and other contingencies relating to our business.

•	Meets on a quarterly basis to review these topics with selected chief executive officers and/or other senior officers of our major operating units and regions.

•	Reviews material risk issues in connection with its review of our quarterly and annual filings with the SEC.

•	Reviews the Company’s cybersecurity program at least annually and receives frequent updates on cybersecurity matters.

•	Reports and discusses the outcome of its meetings to the full Board, including any other material risks identified by the Audit Committee in the course of its deliberations that require discussion or action by the full Board.

Role of Quality, Compliance & Ethics Committee in Risk Oversight

Our QCE Committee is primarily responsible for overseeing our assessment and management of regulatory and compliance risk and also reports regularly to the full Board. In particular, the QCE Committee:

•	Oversees our information, procedures and reporting systems to provide reasonable assurance that: (1) our operations comply with applicable laws and regulations, particularly those related to healthcare providers; (2) we, including our directors and employees, act in accordance with appropriate ethical standards; and (3) our subsidiaries’ hospitals and other facilities deliver quality medical care to their patients.

•	Oversees our Compliance Program, which is governed by our Quality, Compliance & Ethics Program Charter. Our Compliance Program is intended to foster compliance with federal and state laws and regulations applicable to healthcare providers, and receives periodic reports from our Chief Compliance Officer (who reports directly to the QCE Committee), our Ethics and Compliance Department, and our internal and external legal, regulatory and other officers and advisors.

•	Oversees the Company’s compliance with its non-prosecution agreement, including the Company’s ongoing work with the independent co-monitors appointed pursuant to the terms of the agreement.

•	Beginning in 2017, meets on a quarterly basis to review these topics with selected chief executive officers of our major operating units and regions.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	17

CORPORATE GOVERNANCE AND BOARD PRACTICES

Role of Human Resources Committee in Risk Oversight

Our Human Resources Committee is responsible for assessing our compensation policies and practices relative to all our employees, including non-executive officers, to determine if the risks arising from these policies and practices are reasonably likely to have a material adverse effect on the Company. In performing its duties, the Human Resources Committee meets at least annually with our management and the Human Resources Committee’s independent compensation consultant to review and discuss potential risks relating to our employee compensation plans and programs. The Human Resources Committee reports to the Board on a regular basis any risks associated with our compensation plans and programs, including recommended actions to mitigate such risks.

The Human Resources Committee has determined that there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. This finding is based upon the Human Resources Committee’s ongoing review of our compensation programs and practices, the mechanisms in our compensation plans and programs intended to reduce the risk of conduct reasonably likely to have a material adverse effect on our company, and an overall risk assessment of such programs. Among other things, the Human Resources Committee has reviewed our pay philosophy, balance of cash and equity compensation, balance of long-term and short-term performance periods of our plans and programs, and the use of our “balanced” approach to annual incentive compensation (which rewards employees based on a broad range of financial and operational metrics and Company initiatives as opposed to a single target). The Human Resources Committee has also considered our equity grant administration policy, stock ownership guidelines, incentive pay policies on clawbacks and bonus modifiers, as well as our internal financial reporting and regulatory compliance procedures.

Policies on Ethics and Conduct

Standards of Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Controller, are required to abide by Tenet’s policies on business conduct summarized in our Standards of Conduct to ensure that our business is conducted in a legal and ethical manner. The members of our Board of Directors and all of our contractors having functional roles similar to our employees are also required to abide by our Standards of Conduct. Tenet’s policies form the foundation of a comprehensive compliance program that includes compliance with corporate policies and procedures, extensive training, robust auditing and monitoring, an open relationship among colleagues to foster good business conduct, and a high level of integrity. Our policies and procedures cover all major areas of professional conduct, including quality patient care, compliance with all applicable laws and regulations, appropriate use of our assets, protection of patient information, avoidance of conflicts of interest and employment practices.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Tenet’s policies on business conduct. Retaliation against any employee who in good faith seeks advice, raises a concern, reports misconduct, or provides information in an investigation is strictly prohibited. The full text of our Standards of Conduct is published in the “Our Commitment To Compliance” section under the “About Us” tab on our website at www.tenethealth.com. In addition, amendments to the Standards of Conduct and any grant of a waiver from a provision of the Standards of Conduct requiring disclosure under applicable SEC rules will be disclosed at the same location as the Standards of Conduct on our website at www.tenethealth.com.

As part of the program, we provide annual ethics and compliance training sessions to every employee, as well as our Board and certain physicians and contractors.

Quality, Compliance & Ethics Program Charter

We operate our ethics and compliance program through a Quality, Compliance & Ethics Program Charter, which has been approved by our QCE Committee. The charter requires all Company employees and many of our contractors to:

•	Follow our Standards of Conduct.

•	Participate in annual ethics training and specialized compliance training tailored to the individual’s job duties.

•	Work with our hospital, regional, corporate and business unit compliance teams to resolve issues of concern.

•	Contact the Tenet Ethics Action Line at 1-800-8ETHICS, via email or through our intranet website, to report any conduct that they believe in good faith to be an actual or apparent violation of Tenet’s policies.

Our Quality, Compliance & Ethics Program Charter may be found in the “Our Commitment To Compliance” section under the “About Us” tab on our website at www.tenethealth.com.

18	TENET HEALTHCARE ● 2018 PROXY STATEMENT

CORPORATE GOVERNANCE AND BOARD PRACTICES

Certain Relationships and Related Person Transactions

Our written Standards of Conduct require all employees, including our executive officers and members of our Board, to report conflicts of interest and also those situations in which there may be the appearance of a conflict of interest. The full text of our Standards of Conduct is published on our website at www.tenethealth.com, and a description of our policies on ethics and conduct can be found above. In the event that a related person transaction (as defined under the SEC rules) involving Tenet or its subsidiaries is identified, our policy is to require that any such transaction be reviewed and approved by the Governance Committee, which is comprised entirely of independent directors. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% shareholder of Tenet, and their immediate family members. There were no “related person” transactions that require disclosure under the SEC rules since the beginning of our last completed fiscal year.

Communications with the Board of Directors by Shareholders and Other Interested Parties

Shareholders may communicate with the Board of Directors by email to boardofdirectors@tenethealth.com or by writing to the Board in care of Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Shareholder communications will be reviewed internally to determine if the shareholder’s concern can best be addressed by referral to a Tenet department, such as Investor Relations. All other communications will be referred to the Corporate Secretary, who will determine if the communication should be brought to the attention of the full Board, the Chairman of the Board or a particular Board committee or Board member.

Other interested parties may make their concerns known to our non-employee directors by following the procedures for reporting concerns to the Audit Committee set forth in our Corporate Governance Principles, which are available on our website at www.tenethealth.com.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	19

DIRECTOR COMPENSATION

The Human Resources Committee reviews our non-employee director compensation programs each year with the assistance of the Human Resources Committee’s independent compensation consultant. The full Board considers any changes recommended by the Human Resources Committee following its review. The Board has not made changes to the program since 2015.

Employee directors do not receive any compensation for their service as a director. All 2017 compensation for Messrs. Rittenmeyer and Fetter, who both served as employee directors during portions of 2017, is shown in the 2017 Summary Compensation Table on page 43, including all amounts paid to Mr. Rittenmeyer relating to the period he served as a non-employee director.

Our 2017 annual compensation program for non-employee directors was structured as follows:

ANNUAL COMPENSATION ELEMENT	AMOUNT
Annual Cash Retainer	$ 95,000
Annual Grant of Restricted Stock Units (RSUs)	$175,000
Annual Committee Chair Cash Retainers:
• Audit Committee	$ 25,000
• Human Resources Committee	$ 20,000
• Nominating & Corporate Governance Committee	$ 15,000
• Quality, Compliance & Ethics Committee	$ 15,000
Annual Retainer for Lead Director or Non-Executive Chair:
• Cash Fee	$150,000
• Additional Grant of RSUs	$ 50,000

Non-employee directors also receive $2,000 per committee meeting attended and for Board meetings receive:

•	no fee for the first seven Board meetings each year; and

•	for additional meetings, $3,000 per in-person meeting and $1,500 per telephonic meeting attended.

A newly appointed director receives an initial grant of RSUs valued at $65,000, as well as a prorated annual RSU grant. All annual cash fees are prorated for partial year service. All directors are reimbursed for any travel expenses and other out-of-pocket costs incurred while attending meetings.

2017 Director Compensation Table

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)(2)		TOTAL ($)
James L. Bierman	25,038	155,145	(3)	180,183
John P. Byrnes	156,000	175,006		331,006
Richard W. Fisher	13,682	148,910	(4)	162,592
Brenda J. Gaines	178,000	175,006		353,006
Karen M. Garrison	146,000	175,006		321,006
Edward A. Kangas	162,755	175,006		337,761
J. Robert Kerrey	204,273	175,006		379,279
Freda Lewis-Hall(5)	42,624	-0-		42,624
Richard J. Mark	15,682	148,910	(4)	164,592
Richard R. Pettingill	148,500	175,006		323,506
Matthew Ripperger(6)	69,891	175,006		244,897
Tammy Romo	149,500	175,006		324,506
Randy Simpson(6)	75,891	175,006		250,897
James Unruh(7)	56,374	-0-		56,374
Peter M. Wilver	154,500	175,006		329,506

(1)	Amounts shown in this column reflect the grant date fair value, computed in accordance with FASB ASC Topic 718, of RSU awards granted under our 2008 Stock Incentive Plan. Assumptions used in the calculation of these amounts are discussed in the footnotes below and/or in Note 8 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K.

20	TENET HEALTHCARE ● 2018 PROXY STATEMENT

DIRECTOR COMPENSATION

(2)	For each director other than Dr. Lewis-Hall and Mr. Unruh, the amounts shown in this column reflect annual RSU grants applicable to the 2017-2018 board service year valued at $175,000 (prorated for partial year service in the cases of Messrs. Bierman, Fisher and Mark). We calculated the grant date fair value of these RSUs based on the NYSE closing price per share of our common stock on such date, adjusted for a discount for illiquidity of approximately 24% to reflect the mandatory post-vest holding period applicable to the 2017 annual awards. On May 5, 2017, based on the NYSE closing price of $17.83 per share of our common stock (adjusted as described in the preceding sentence), each non-employee director then serving was granted 12,864 RSUs under the program.

(3)	Upon joining the Board in October 2017, Mr. Bierman was granted an initial stock award of 4,552 RSUs and a prorated annual director grant of 8,295 RSUs applicable to the 2017-2018 board service year. These grants were based on the NYSE closing price of $14.28 per share of our common stock on October 31, 2017 and, in the case of the prorated annual grant, also reflected the discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2017 annual director awards. The initial stock grant is not subject to the mandatory post-vesting holding period.

(4)	Upon joining the Board in November 2017, Messrs. Fisher and Mark were each granted an initial stock award of 4,610 RSUs and a prorated annual director grant of 7,820 RSUs applicable to the 2017-2018 board service year. These grants were based on the NYSE closing price of $14.10 per share of our common stock on November 30, 2017 and, in the case of the prorated annual grant, also reflected the discount for illiquidity to reflect the mandatory post-vest holding period applicable to the 2017 annual awards. The initial stock grant is not subject to the mandatory post-vesting holding period.

(5)	Dr. Lewis-Hall’s service ended on May 4, 2017 and her cash fees were prorated as applicable. She did not receive an annual RSU grant in 2017.

(6)	Mr. Ripperger and Mr. Simpson’s service ended on August 17, 2017 and their cash fees were prorated as applicable.

(7)	Mr. Unruh’s service ended on May 4, 2017 and his cash fees were prorated as applicable. He did not receive an annual RSU grant in 2017.

Compensation Plans Applicable to Directors

Stock Incentive Plans

Each non-employee director receives an annual award under our 2008 Stock Incentive Plan of RSUs that is meant to compensate the director for service on the Board beginning on the date of that year’s annual shareholders meeting and ending on the date of the following year’s annual shareholders meeting. These grants are typically made on the first business day following the annual shareholders meeting and vest immediately on the grant date. Beginning with the 2015 annual grants, a mandatory post-vest holding period of three years was applied to the annual RSU awards and such awards will be settled in shares of our common stock on the third anniversary of the date of grant (unless deferred under the Special RSU Deferral Plan, discussed below).

On the last trading day of any month in which a new non-employee director is elected to the Board, the director receives a grant of that number of RSUs equal to $65,000 divided by the NYSE closing price per share of our common stock on the date of the grant. These one-time awards vest immediately on the grant date and are settled in shares of our common stock within 60 days of the termination of the director’s service on the Board.

Special RSU Deferral Plan

We adopted the Special RSU Deferral Plan to permit directors to elect to defer the settlement of their annual RSU grants under the 2008 Stock Incentive Plan for a period of five years as provided under the terms of the award agreement. In the event of a change of control of the Company, the RSUs will be settled on the subsequent deferral date irrespective of whether the underlying award agreement would provide for earlier settlement by reason of such change in control. As of the record date, Richard R. Pettingill was our only director that had elected to defer settlement of certain RSU grants pursuant to the terms of the Special RSU Deferral Plan.

2006 Deferred Compensation Plan

Under our 2006 Deferred Compensation Plan (the “2006 DCP”), directors and eligible employees may defer all or a portion of their compensation paid during a given calendar year. For directors, compensation is defined as cash compensation from retainers, meeting fees and committee fees. None of our non-employee directors participated in the 2006 DCP in 2017. A more complete description of the 2006 DCP can be found under “Nonqualified Deferred Compensation—Deferred Compensation Plans” beginning on page 51.

Director Stock Ownership and Retention Requirements

The Board has adopted stock ownership and retention requirements that require each non-employee director with more than one year of service on the Board to own shares of our stock. In addition, each non-employee director is required to own shares of our stock with a value equal to five times the annual cash retainer within five years after the date on which the director joins the Board. Directors who have not satisfied their ownership requirements must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or RSUs until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or RSUs less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions. A detailed discussion of these requirements can be found under “Stock Ownership and Retention Requirements” beginning on page 42. As of the record date, all of our non-employee directors were in compliance with the requirements.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	21

SECURITIES OWNERSHIP

Securities Ownership of Management

The table below indicates the shares, options and other securities beneficially owned by our directors, each of our Named Executive Officers, and our directors and current executive officers as a group, as of March 29, 2018. No director or current executive officer has pledged any shares of our common stock.

	SHARES BENEFICIALLY OWNED(1)
NAME	SHARES OF COMMON STOCK(2)		OPTIONS EXERCISABLE ON OR BEFORE MAY 28, 2018	PERCENT OF CLASS AS OF MARCH 29, 2018
Audrey Andrews	68,639		-0-	*
James L. Bierman	12,847	(3)	-0-	*
John P. Byrnes(^)	23,889	(4)	-0-	*
Daniel J. Cancelmi	219,049		37,500	*
Eric Evans	39,315		-0-	*
Trevor Fetter(5)	1,110,712		912,198	2.0%
Richard W. Fisher	12,430	(6)	-0-	*
Brenda J. Gaines	88,748	(7)	-0-	*
Karen M. Garrison(^)	92,724	(8)	-0-	*
Edward A. Kangas	83,956	(9)	-0-	*
J. Robert Kerrey	35,636	(10)	-0-	*
Richard J. Mark	12,430	(11)	-0-	*
Richard R. Pettingill(^)	118,465	(12)	-0-	*
Keith B. Pitts	232,524		-0-	*
Ronald A. Rittenmeyer	62,673	(13)	-0-	*
Tammy Romo	27,407	(14)	-0-	*
Peter M. Wilver(^)	28,889	(15)	-0-	*
Current executive officers and directors as a group (16 persons)	1,159,621	(16)	37,500	1.2%

*	Less than 1%.

(1)	Except as indicated, each individual named has sole control as to investment and voting power with respect to the securities owned.

(2)	As noted in the footnotes below, some amounts in this column include stock units representing the value of the owner’s deferred compensation invested in stock units at his or her election under the terms of one or both of our deferred compensation plans. These units are settled in shares of our common stock upon termination of service. In addition, as noted below, the totals in this column for each non-employee director include RSUs granted under the terms of our stock incentive plans. These RSUs are settled in shares of our common stock either upon termination of service or upon the third anniversary of the date of grant (unless deferred under the Special RSU Deferral Plan).

(3)	Represents 12,847 RSUs granted under our stock incentive plans.

(4)	Represents 23,889 RSUs granted under our stock incentive plans.

(5)	Holdings for Mr. Fetter are reported as of October 23, 2017, the date that he ceased to be an executive officer of the Company. The amount of common stock includes 2,550 shares held by Mr. Fetter’s spouse and 4,699 stock units representing the value of Mr. Fetter’s deferred compensation invested in stock units at this election under the terms of our deferred compensation plans.

(6)	Represents 12,430 RSUs granted under our stock incentive plans.

(7)	Includes 408 shares held in trust and 38,233 RSUs granted under our stock incentive plans.

(8)	Includes 38,233 RSUs granted under our stock incentive plans.

(9)	Includes 39,274 RSUs granted under our stock incentive plans.

(10)	Includes 25,570 RSUs granted under our stock incentive plans.

(11)	Represents 12,430 RSUs granted under our stock incentive plans.

(12)	Includes 22,730 stock units representing the value of Mr. Pettingill’s deferred compensation invested in stock units at his election under the terms of our 2006 DCP and 41,469 RSUs granted under our stock incentive plans.

(13)	Includes 15,000 shares held by Mr. Rittenmeyer’s spouse and 32,763 RSUs granted under our stock incentive plans.

(14)	Represents 27,407 RSUs granted under our stock incentive plans.

22	TENET HEALTHCARE ● 2018 PROXY STATEMENT

SECURITIES OWNERSHIP

(15)	Includes 23,889 RSUs granted under our stock incentive plans.

(16)	Includes RSUs granted to non-employee directors under our stock incentive plans.

(^)	John P. Byrnes, Karen M. Garrison, Richard R. Pettingill and Peter M. Wilver will not be standing for reelection.

Securities Ownership of Certain Shareholders

Based on reports filed with the SEC, each of the following entities owns more than 5% of our outstanding common stock. We know of no other entity or person that beneficially owns more than 5% of our outstanding common stock.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENT OF CLASS AS OF MARCH 29, 2018
Glenview Capital Management, LLC 767 Fifth Avenue, 44th Floor New York, NY 10153	17,942,624	(1)	17.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	16,008,586	(2)	15.7%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,466,666	(3)	8.3%
Harris Associates L.P. 111 S. Wacker Drive, Suite 4600 Chicago IL 60606	7,471,011	(4)	7.3%
Camber Capital Management LLC 101 Huntington Avenue, Suite 2101 Boston, MA 02199	5,750,000	(5)	5.6%

(1)	Based on a Schedule 13D/A filed with the SEC on March 26, 2018 by Glenview Capital Management, LLC and its named subsidiaries and affiliates (collectively, “Glenview”), and Lawrence M. Robbins, as of March 26, 2018, and additional information available to the Company as described in this footnote. Glenview Capital Management, LLC serves as an investment manager to various Glenview funds and Mr. Robbins is the Chief Executive Officer of Glenview Capital Management. Glenview and Mr. Robbins reported shared voting and investment power with respect to all of the shares indicated above. The 17,942,624 shares includes 47,310 shares issuable by the Company upon settlement of the RSUs that were granted to former members of the Company’s Board who were employees of Glenview.

(2)	Based on a Schedule 13G/A filed with the SEC on February 8, 2018 by BlackRock, Inc., on behalf of itself and its named subsidiaries and affiliates (collectively, “BlackRock”), as of December 31, 2017. BlackRock reported sole voting power with respect to 15,794,717 of the shares indicated above and sole investment power with respect to all of the shares indicated above.

(3)	Based on a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group, Inc., on behalf of itself and its named subsidiaries and affiliates (collectively, “Vanguard”), as of December 31, 2017. Vanguard reported sole voting power with respect to 161,236 of the shares indicated above, shared voting power with respect to 12,697 of the shares indicated above, sole investment power with respect to 8,301,600 of the shares indicated above and shared investment power with respect to 165,066 of the shares indicated above.

(4)	Based on a Schedule 13G/A filed with the SEC on February 14, 2018 by Harris Associates L.P. (“Harris”), along with its general partner Harris Associates, Inc. (“HAI”), as of December 29, 2017. Harris and HAI reported sole voting power with respect to 5,213,678 shares and sole investment power with respect to 7,471,011 of the shares indicated above.

(5)	Based on a Schedule 13G filed with the SEC on August 21, 2017 by Camber Capital Management LLC (“Camber”) as of August 9, 2017. Camber reported shared voting and investment power with respect to all of the shares indicated above.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	23

HUMAN RESOURCES COMMITTEE REPORT

Our Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis below. Based on this review and these discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and included in this Proxy Statement.

Members of the Human Resources Committee

Edward A. Kangas, Chair

Richard W. Fisher

Brenda J. Gaines

Richard R. Pettingill

Tammy Romo

Peter M. Wilver

24	TENET HEALTHCARE ● 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation programs for 2017 as applicable to each of the following Named Executive Officers (“NEOs”) for 2017:

NAMED EXECUTIVE OFFICER	TITLE
Ron Rittenmeyer	Executive Chairman and Chief Executive Officer
Daniel Cancelmi	Chief Financial Officer
Keith Pitts	Vice Chairman
Eric Evans	President of Hospital Operations
Audrey Andrews	Senior Vice President and General Counsel
Trevor Fetter	Former Chief Executive Officer (resigned on October 23, 2017)

EXECUTIVE SUMMARY

2017: A Year of Transition

2017 was a year of significant transition for Tenet. The Board acted to implement several significant changes that would transform the Company and reposition it for the future, including a change in leadership. In August 2017, Tenet announced a leadership transition whereby Ron Rittenmeyer became Tenet’s Executive Chairman and principal executive officer. Trevor Fetter, who had previously served as the Company’s Chief Executive Officer for 14 years, agreed to remain as an officer and director for a period of time in order to ensure a smooth transition. During the transition period, Mr. Fetter reported to Mr. Rittenmeyer. In October 2017, Mr. Rittenmeyer was named Chief Executive Officer and Mr. Fetter resigned from the Company.

Aligned with the leadership transition at the executive level, the Board also redoubled its commitment to additional and ongoing Board refreshment. During the fourth quarter of 2017, three new independent directors were added to the Board and Senator Kerrey was named the new independent Lead Director. The aim of these additional changes was to compose a refreshed Board with enhanced oversight capabilities that align with the new and unique challenges faced by the Company in the current environment and with the expected future needs of the business.

Business Initiatives and Performance

Under the new leadership of Mr. Rittenmeyer, our Board and management team have been highly focused on executing a speedy and successful turnaround of the business. To that end, Tenet has taken a number of significant and decisive actions, including implementing management changes at its USPI and Conifer businesses, announcing a $250 million cost reduction initiative, and initiating a strategic review of its portfolio that has resulted in the exploration of a sale of the Conifer business. While 2017 remained a transitional year for Tenet, the actions taken in 2017 and early 2018 have already begun to deliver value for our shareholders and other stakeholders. The below summarizes Tenet’s key strategic initiatives and achievements against these initiatives since the leadership transition:

•	Significant progress on cost reduction initiatives and implementation of aggressive plans to address quality and growth.

•	On track to achieve over $1 billion of proceeds from divestitures of non-core hospital assets.

•	Building a culture of accountability focused on delivering results through a new performance review process, upgrades to leadership and talent, and an ongoing process to assess leadership at all levels.

As a result of these strategic achievements, at the end of 2017, we saw significant improvements in the Company’s financial and operational performance across business segments. These improvements included:

•	Adjusted EBITDA* exceeding the high end of the Outlook range and Adjusted Free Cash Flow toward the high end of the Outlook range in the fourth quarter.

•	Growth of same-hospital adjusted admissions by 1.3% and growth of Ambulatory same-facility system-wide cases by 4.6%, each in the fourth quarter.

•	Increase in costs per adjusted admission by only 2.0% in 2017; continued commitment to achieving $125 million of savings in 2018 and $250 million of annualized savings by the end of 2018.

•	Raised midpoint of the 2018 Outlook for Adjusted EBITDA by $25 million to $2.550 billion.

*	This Proxy Statement includes certain non-GAAP measures, such as Adjusted EBITDA and Adjusted Free Cash Flow. Definitions of these measures and reconciliations to the most comparable GAAP measure are contained in Appendix A.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	25

COMPENSATION DISCUSSION AND ANALYSIS

We believe that these results reflect the significant efforts by our new leadership team, and by all our employees, to transform the culture of Tenet, to directly address key obstacles and challenges, and to build positive and sustainable momentum in the Company’s performance.

Recent Compensation Program Changes and 2017 Say-on-Pay Vote

In response to feedback from our investors and as part of the Human Resources Committee’s ongoing review and refinement of Tenet’s executive compensation program in recent years, the Committee made several significant changes to the executive compensation program for 2016 and 2017. A summary of key changes is included below:

2016 Program Changes

•	Annual Incentive Plan (AIP): Revised performance metrics to more closely reflect the Company’s strategy and to serve as better measurements of performance driven by the management team.

•	Long-Term Incentive (LTI) Compensation:

¡	Extended performance period and vesting schedule for performance-based restricted stock units (RSUs);

¡	Replaced single metric with four equally-weighted metrics closely aligned with the Company’s strategy; and

¡	Revised performance metrics to more closely reflect the Company’s strategy and to serve as better measurements of performance driven by the management team.

•	Compensation Governance: Enhanced practice such that all performance-based incentive compensation awarded to NEOs is subject to clawback provisions.

2017 Program Changes

•	Long-Term Incentive Compensation: Increased the percentage of overall LTI compensation toward performance-based elements (two-thirds in total) utilizing performance-based cash subject to three equally-weighted metrics, performance-based stock options and time-based RSUs, equally weighted as one-third of the total grant value each.

2017 Say-on-Pay Vote

At our 2017 annual meeting of shareholders, our shareholders approved our executive compensation program for 2016, with approximately 72.6% of votes cast in favor of our “say-on-pay” proposal. The Human Resources Committee fully acknowledged that the “say-on-pay” result required action to be taken in response. Broader shareholder feedback, including the results of this vote, were a factor in the Board and management team taking foundational steps towards transforming the Company, including implementing the following changes for 2017:

•	Appointed a new Chief Executive Officer and three new independent directors;

•	Set the new Chief Executive Officer’s compensation package below market median and below the preceding Chief Executive Officer’s level; and

•	Instituted new initiatives, such as cost-cutting measures, asset divestitures, quality improvements and management changes.

As the Company progresses through the current transformation, the Human Resources Committee will continue to review and refine the Company’s executive compensation design and governance practices, incorporating shareholder feedback into its decision-making processes.

26	TENET HEALTHCARE ● 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements and Links to Performance

The following table outlines the primary components of our NEOs’ 2017 compensation packages (other than Mr. Rittenmeyer, as discussed below):

ELEMENT		DESCRIPTION	OBJECTIVES AND LINK TO BUSINESS STRATEGIES
Base Salary		• Fixed cash compensation • Set annually based on peer group and market survey data, as well as individual performance, experience, internal pay equity considerations and tenure	• Helps attract and retain key executive talent
Annual Incentive Plan

•  Performance-based cash compensation tied to achievement of short-term performance goals

•  NEOs are assigned a target incentive award expressed as a percentage of base salary

•  Actual achievement ranges from 0% to 200% of target

•  Performance is measured against a “Balanced Scorecard” that assesses: Cost, Growth, Quality, Service and People

•  Metrics within each pillar are chosen to drive company performance, and include measures of annual earnings and cash flow, volume growth in our facilities, the quality of care we provide, and overall satisfaction of our patients and physicians

•  Metric levels are set annually based on the Company’s business plans and prior year results

Long-Term Incentives	Performance-Based Cash

•  1/3 of total LTI grant value is in long-term performance cash

•  Awards cliff vest on third anniversary of grant date based on achievement over cumulative three-year performance period

•  Payouts conserve equity usage and provide liquidity to insiders that are often precluded from selling stock

•  Focuses management on creating long-term shareholder value

•  Rigorous goals are set for Relative Total Shareholder Return, Adjusted EPS and Adjusted Free Cash Flow Less NCI to align with the Company’s long-term objectives

Performance Stock Options

•  1/3 of total LTI grant value is in performance-based stock options

•  The options only vest if stock price increases 25% from date of grant and remains at such levels for 20 consecutive trading days

•  If performance condition is not met within three years following grant, 100% of the options are forfeited

• Requires sustained increase in the Company’s stock price for executives to realize any value • Strongly aligns economic interests of executives and shareholders
	Time-Based RSUs	• 1/3 of total LTI grant value is in restricted stock units that vest ratably over three years	• Further aligns economic interests of executives and shareholders through equity ownership • Encourages retention and subject to forfeiture in the event that an officer terminates employment

2017 Leadership Transition

Mr. Rittenmeyer’s Compensation Arrangements

In connection with Mr. Rittenmeyer’s appointment as Executive Chairman on August 31, 2017, the Human Resources Committee approved an annualized base salary of $500,000 and an award of performance-based stock options with a grant date fair value of $2.3 million. Such stock options will only become exercisable if the average closing price per share of the Company’s common stock is at least $20.53 for any 30 consecutive trading days, which average closing price represents a price at least 25% above the closing price of the stock as of the grant date ($16.43). Mr. Rittenmeyer was not a participant in the Company’s 2017 Annual Incentive Plan or Executive Severance Plan.

In connection with his appointment as Chief Executive Officer in early November 2017, the Human Resources Committee raised Mr. Rittenmeyer’s annual base salary to $2.9 million, retroactive to the date he became principal executive officer. In making this change, the Human Resources Committee evaluated Mr. Rittenmeyer’s performance through early November 2017, compensation levels of Mr. Fetter and

TENET HEALTHCARE ● 2018 PROXY STATEMENT	27

COMPENSATION DISCUSSION AND ANALYSIS

peer group chief executive officers, and took into consideration that Mr. Rittenmeyer would not be eligible for an annual bonus, with the understanding that Mr. Rittenmeyer’s ongoing compensation package would be re-evaluated as part of the Human Resources Committee’s normal compensation-setting process in early 2018.

For additional information, see “2017 Compensation Decisions Related to Leadership Transition—Mr. Rittenmeyer’s Compensation Arrangements” on page 36.

Mr. Fetter’s Separation Arrangements

Concurrently with Mr. Fetter’s resignation, the Company entered into a Separation Agreement and Release with Mr. Fetter pursuant to which he receives benefits consistent with a termination without cause under the Executive Severance Plan and other employee benefit plans as described below under “Potential Payments Upon Termination or Change of Control—Mr. Fetter’s Separation Agreement and Release.” In addition, the Separation Agreement provides Mr. Fetter with the opportunity to continue to vest in all outstanding unvested LTI awards and to exercise vested or vesting stock options for three years following his termination, subject to both the Company’s actual performance against existing, pre-established performance criteria and his compliance with certain restrictive covenants, including non-competition and non-solicitation covenants. The Board approved these terms based on the recommendation of the Human Resources Committee’s independent compensation consultant regarding the value of the restrictive covenants and continued alignment of Mr. Fetter’s interests with the Company’s longer-term success, including a successful leadership transition.

For additional information, see “2017 Compensation Decisions Related to Leadership Transition—Mr. Fetter’s Separation Arrangements” on page 36.

2018 Compensation Decisions

For 2018, none of the current NEOs received any increase in base salary, target bonus adjustment or increase in annual LTI award value. With respect to the 2018 annual and long-term incentive programs, the Human Resources Committee took the following actions in 2018.

•	Annual Incentive Plan: Made certain changes to simplify the AIP scorecard that will determine annual bonus payouts for most enterprise-level employees. For Hospital Operations employees, including Mr. Evans, the applicable AIP scorecard will include a group of metrics relating to a high-quality patient and employee experience. These metrics will serve as a “quality gatekeeper” in determining eligibility for participation in the incentive pool for the Company’s healthcare facility operators.

•	Long-Term Incentives: Carried forward the general LTI compensation design and structure utilized in 2017, with two-thirds of each senior officer’s award value subject to rigorous performance metrics.

Mr. Rittenmeyer’s Employment Agreement

On March 24, 2018, Tenet entered into an employment agreement with Ronald A. Rittenmeyer as the Company’s Executive Chairman and Chief Executive Officer (the “Employment Agreement”). The Employment Agreement provides that Mr. Rittenmeyer will serve as the Company’s Executive Chairman and Chief Executive Officer for the two-year period beginning March 1, 2018 and concluding February 28, 2020 (the “Term”), subject to earlier termination in accordance with the terms of the Employment Agreement.

In determining the compensation to offer to Mr. Rittenmeyer for his service as our Executive Chairman and Chief Executive Officer during the two-year duration of the Employment Agreement, the Human Resources Committee determined to target Mr. Rittenmeyer’s annual direct compensation at approximately the 25th percentile of our peers, which is consistent with the recommendation of the Company’s independent compensation consultant.

The Employment Agreement provides that Mr. Rittenmeyer will receive an annualized base salary of $1,200,000 for his services as the Executive Chairman and Chief Executive Officer. In addition, Mr. Rittenmeyer will receive an award of restricted stock units with a grant date fair value equal to $7,000,000 and an award of restricted cash equal to $7,000,000, both of which will vest in equal quarterly installments over the two-year term. The Human Resources Committee determined that, based on the recommendation of the Company’s independent compensation consultant, these incentive awards should be subject to time-based vesting, recognizing that two years is too short to set meaningful long-term performance goals especially in light of the Company’s current period of transition. Mr. Rittenmeyer will also participate in the AIP, but will not be covered by Tenet’s Executive Severance Plan or receive additional LTI grants.

Upon certain terminations of Mr. Rittenmeyer’s employment with the Company, the Employment Agreement provides that Mr. Rittenmeyer will be entitled to receive, subject to his execution of a release of claims in favor of the Company, (1) accrued but unpaid base salary through the date of termination, (2) reimbursement for unreimbursed business expenses incurred through the termination date, (3) payment of any earned but unpaid AIP bonus for the year prior to the year in which the termination of employment occurs, (4) a lump sum payment equal to the amount of base salary that remains payable through the conclusion of the Term, (5) a pro-rata AIP bonus for the year in which the termination of employment occurs, (6) a lump sum payment equal to the AIP bonus Mr. Rittenmeyer would have had the opportunity to earn for the

28	TENET HEALTHCARE ● 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

remainder of the Term, with such lump sum based on actual performance for the performance period in which Mr. Rittenmeyer’s employment occurs, and target performance for any remaining performance period thereafter during the Term, (7) accelerated vesting and settlement of all outstanding unvested restricted stock units and restricted cash, and (8) continued coverage under the Company’s health and welfare plans through the end of the Term. The severance and other post-termination benefits provided to Mr. Rittenmeyer recognize our commitment to a two-year employment term, and offer Mr. Rittenmeyer protection through a period of transition, without providing Mr. Rittenmeyer any additional or supplemental termination packages or change in control-related benefits.

Pursuant to the Employment Agreement, Mr. Rittenmeyer is bound by perpetual confidentiality and nondisparagement covenants. The Employment Agreement also contains non-competition and non-solicitation of employees covenants that apply for the duration of Mr. Rittenmeyer’s employment with the Company and for one year thereafter.

Sound Compensation Governance and Practices

We maintain the following compensation-related governance best practices that support our compensation philosophy and alignment of pay and performance for our NEOs.

✓ Commitment to pay-for-performance philosophy
✓ Clawback provisions applicable to all performance-based compensation paid to NEOs
✓ Significant stock ownership and retention requirements for executives (6x base salary for the Chief Executive Officer) and directors (5x annual cash retainer)
✓ Anti-hedging and anti-pledging policies
✓ No excise tax gross-ups
✓ Limited perquisites
✓ Independent compensation consultant

TENET HEALTHCARE ● 2018 PROXY STATEMENT	29

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION, DISCUSSION AND ANALYSIS: IN DETAIL

Description and Analysis of Our Program and 2017 Compensation Decisions

Base Salary

Base salary provides our NEOs with a fixed annual income and helps us attract and retain key executive talent. The Human Resources Committee approves the base salary of each NEO annually based on its assessment of each NEO’s individual performance and experience level, internal equity considerations, and a review of peer group and market survey data provided by our independent compensation consultant.

Mr. Evans and Ms. Andrews received increases in base salary from 2016 levels that were intended to better align their compensation with the median pay for comparable positions at our peer companies. In the case of Mr. Rittenmeyer, the Human Resources Committee assessed his base salary in terms of market precedents for directors appointed to Executive Chairman and/or Chief Executive Officer roles. The Human Resources Committee also noted that Mr. Rittenmeyer was not a participant in the Company’s 2017 AIP program and was therefore ineligible to earn incentive compensation through that program, which typically makes up a material portion of the target annual compensation for Chief Executive Officers at comparable companies. The following table summarizes the annualized base salaries approved by the Human Resources Committee for 2017:

NAMED EXECUTIVE OFFICER	2016 SALARY	2017 SALARY		INCREASE FROM 2016
Ron Rittenmeyer	N/A	$2,900,000	(1)	N/A
Daniel Cancelmi	$ 618,000	$618,000		0.0%
Keith Pitts	$ 925,000	$925,000		0.0%
Eric Evans	$ 650,000	$700,000		7.7%
Audrey Andrews	$ 525,000	$550,000		4.8%
Trevor Fetter	$1,275,000	$1,275,000	(2)	0.0%

(1)	Reflects the annualized base salary approved by the Human Resources Committee in November 2017, with retroactive effect to August 31, 2017. Mr. Rittenmeyer received a total of $914,615 in actual salary payments for the portion of the year he served as an officer of the Company.

(2)	Reflects the annualized base salary approved by the Human Resources Committee in March 2017. Due to Mr. Fetter’s separation from the Company in October 2017, he received a total of $1,059,231 in actual base salary payments for the year.

Performance-Based Annual Incentive Plan

The Human Resources Committee annually determines the payment of cash bonuses for NEOs under our AIP, which is a broad-based management compensation program in which approximately 3,100 of our employees participate. Payment of a bonus is based on the Company’s achievement of performance goals established by the Human Resources Committee. If the threshold performance goals are not exceeded, no bonus is paid.

The Human Resources Committee has the discretion to reduce bonus payments for failure to comply with the Company’s standards of conduct or in response to other quality, safety or compliance events that put the Company’s reputation or financial results at risk. In addition, AIP awards to NEOs are subject to a clawback provision under which the Board may require reimbursement to the Company of a cash bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or in other circumstances involving fraud or misconduct that cause substantial harm to the Company even in the absence of a restatement of financial statements.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Target Annual Incentive Award Levels for Named Executive Officers

In 2017, the Human Resources Committee approved the following target bonus award levels for each NEO:

NAMED EXECUTIVE OFFICER	TARGET AWARD EXPRESSED AS A PERCENTAGE OF BASE SALARY
Ron Rittenmeyer	N/A
Daniel Cancelmi	100%
Keith Pitts	100%
Eric Evans	100%
Audrey Andrews	75%
Trevor Fetter	150%

Mr. Rittenmeyer did not participate in the AIP during 2017 and received no cash bonus or other cash compensation beyond his base salary. For the other NEOs, these target award levels remain unchanged from the levels established for 2016 AIP bonuses.

2017 AIP Performance Metrics

For 2017, consistent with prior practice, the Human Resources Committee selected metrics to measure management’s performance with respect to the AIP under a “Balanced Scorecard.” The Balanced Scorecard measures the Company’s performance in the following broad categories, which we call “pillars”: Cost, Growth, Quality, Service and People. Points are awarded for each metric under the Balanced Scorecard based on the degree to which the pre-determined goals for that metric are achieved. The aggregate target number of points under the Balanced Scorecard is 100 and the maximum is 200.

PILLAR METRIC	WEIGHTING(1)	MEASUREMENT	LINK TO PERFORMANCE
Cost	75%	Financial Objectives	• Adjusted EBITDA Less NCI (60%) • Adjusted FCF Less Cash NCI (15%)
Growth	4%		• Same-Facility Inpatient Admissions (2%) • Same-Facility Outpatient Visits (2%)

Quality	6%		• CMS Overall Star Rating (2%) • AHRQ Culture of Safety Survey (2%) • Tenet Quality Composite Index (2%)
Service	10%	Operational Objectives	• Inpatient Satisfaction (5%) • Physician Net Promoter Score® (5%)
People	5%		• Employee Turnover (5%)

(1)	The weightings reflected in the table apply to most corporate personnel, including Messrs. Cancelmi, Pitts and Fetter, and Ms. Andrews. For Mr. Evans and the Hospital Operations personnel reporting to him, a scorecard with slightly different weightings among the pillars is used to evaluate performance (65% on Cost, 10% on Growth, 10% on Quality, 10% on Service and 5% on People).

Goal-Setting Process for the Balanced Scorecard

Financial Pillars. Cost and Growth metrics were assigned the greatest weighting at 79% of the overall AIP scorecard (75% for Mr. Evans). Targets for these metrics were set at high levels that would challenge management to achieve the Company’s business plan, deliver its earnings outlook and beat consensus financial expectations going into 2017. For example, the Adjusted EBITDA Less Noncontrolling Interest (NCI) target was set more than 5% higher than the Company’s 2016 actual achievement and the Adjusted Free Cash Flow (FCF) Less Cash NCI target was set nearly three times higher than 2016 actual achievement.

Operational Pillars. The remaining metrics of the Balanced Scorecard measure our management’s achievement of healthcare and other operational performance goals. The Human Resources Committee selected these metrics to incentivize management to focus on improving the quality of the healthcare we provide our patients and reducing healthcare costs. The Human Resources Committee believes that these operational metrics are critical drivers of value as patients are increasingly adopting a consumer orientation in the selection of their healthcare providers and taking more ownership of their healthcare spending.

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COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources Committee established performance goals for each of these metrics based on achieving national performance benchmarks and/or continued internal improvement. Targets are designed to be challenging, and take into consideration results from the prior year. The following table sets forth a description of each Quality, Service and People metric and how the targets were set by the Human Resources Committee.

OPERATIONAL METRIC	DESCRIPTION	GOAL LEVEL

Quality CMS Overall Star Rating

•  The Centers for Medicare and Medicaid Services (CMS) assigns hospitals an overall “star rating” in order to help consumers make informed decisions about hospitals based on quality of care. Up to 57 quality measures across seven areas of quality are summarized into a single overall star rating (between one and five stars) for each hospital.

•  The star ratings are published on CMS’ Hospital Compare website so that patients can compare quality and outcomes across facilities.

•  2017 target performance goal was set at a 3-star level (averaged across all Tenet hospitals), which approximates the national average for all U.S. hospitals.

•  The average rating for Tenet hospitals entering 2017 was approximately 2.5-stars, so reaching the target goal would require significant improvement.

Quality AHRQ Culture of Safety Survey

•  The Agency for Healthcare Research and Quality (AHRQ) is a part of the U.S. Department of Health and Human Services and supports research to improve the quality of healthcare.

•  AHRQ measures employees’ perception of the climate for patient safety through its Hospital Survey on Patient Safety Culture. AHRQ also publishes a central repository for survey data from hospitals that have administered the AHRQ patient safety culture survey.

•  2017 target performance goal was set at a survey score of 76%, which approximates the national average.

•  The average rating for Tenet hospitals entering 2017 was approximately 69%, so reaching the target goal would require significant improvement.

Quality Tenet Quality Composite Index

•  Measures the Company’s performance on a number of sub-measures across three primary focus areas for clinical improvement in 2017: Hospital Associated Infections, Readmissions and Mortality. These measures also correspond with evidence-based indicators used by CMS to rate hospitals based on the quality of patient care they deliver.

•  2017 target performance goal was set at a level approximating the national median (based on CMS data for the various sub-measures), which would require year-over-year improvement to reach the target.

Service Inpatient Satisfaction (HCAHPS Star Rating)

•  HCAHPS (Hospital Consumer Assessment of Healthcare Providers and Systems) star ratings were developed by CMS to report patients’ perspectives on hospital care.

•  The Company administers patient satisfaction surveys that correlate to the HCAHPS stars.

• 2017 target performance goal was set at a level designed to correlate to a “3-star” score on the 5 star HCAHPS scoring scale, which would require year-over-year improvement to reach the target.
Service Physician Satisfaction Net Promoter Score®

•  Measures physician engagement and loyalty (which the Human Resources Committee believes is correlated to better patient care outcomes) by using the results of a physician survey taken at various times each year.

• 2017 target performance goal was set at the 60th percentile of Tenet’s 2016 performance on the same metric—requiring year-over-year improvement to reach the target.
People Employee Turnover

•  Measures the percentage of employees who terminate their employment with the Company. High turnover among skilled healthcare workers requires the Company to incur higher recruiting and training expenses, costs associated with contract or temporary labor and other intangible costs associated with loss of productivity.

• 2017 target performance goal was set at a level approximating the national average as benchmarked using the ASHHRA/PwC Saratoga HR Metrics Tool.

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COMPENSATION DISCUSSION AND ANALYSIS

2017 Balanced Scorecard Performance

The following tables set forth the component metrics of the five Balanced Scorecard pillars, the target level of points allocated to each metric and the actual performance levels achieved by management in 2017.

COST AND GROWTH (FINANCIAL) METRIC	THRESHOLD LEVEL	TARGET LEVEL	MAXIMUM LEVEL	ACTUAL PERFORMANCE	TARGET BALANCED SCORECARD POINTS	ACTUAL BALANCED SCORECARD POINTS EARNED
Adjusted EBITDA Less NCI(1)	$2.044 billion	$2.168 billion	$2.291 billion	$2.049 billion	60.0	2.1
Adjusted FCF Less Cash NCI(2)	$304 million	$439 million	$573 million	$366 million	15.0	6.8
Same-Facility Inpatient admissions(3)	694,457	723,065	730,217	699,613	2.0	0.4
Same-Facility Outpatient visits(3)(4)	9,520,428	9,905,871	10,002,231	9,478,513	2.0	0.0
TOTAL					79.0	9.3

(1)	Includes Adjusted EBITDA (see Appendix A for definition and reconciliation) and the operating results from divested operations and closed businesses (i.e., the Company’s health plan businesses), minus net income attributable to noncontrolling interests as reported on the Company’s consolidated statement of operations. Performance goals for this metric were adjusted to reflect the divestiture of the Company’s Houston-area hospitals, and results were adjusted to exclude approximately $30 million of expense, primarily due to the noncontrolling interest impact of the income tax benefit recorded by USPI as a result of the new tax law.

(2)	Adjusted Free Cash Flow (see Appendix A for definition and reconciliation) minus cash distributions paid to NCI reflected on the Company’s consolidated statements of cash flow. Performance goals for this metric were adjusted to reflect the divestiture of the Company’s Houston-area acute care hospitals and related operations in 2017.

(3)	Targets are set by the Human Resources Committee to exclude charity and self-pay admissions/visits.

(4)	Outpatient visits include Ambulatory Segment cases and Hospital Segment outpatient visits.

NON-FINANCIAL METRIC	TARGET BALANCED SCORECARD POINTS	ACTUAL BALANCED SCORECARD POINTS EARNED
Quality (CMS Star Rating)	2.0	0.0
Quality (AHRQ Survey)	2.0	0.0
Quality (Quality Composite Index)	2.0	1.6
Service (Inpatient Satisfaction)	5.0	2.4
Service (Physician Satisfaction)	5.0	3.6
People (Employee Turnover)	5.0	0.7
TOTAL	21.0	8.3

Calculation of Actual AIP Award Payments

Based on the AIP performance targets described above, the Company’s 2017 performance resulted in achievement under the Balanced Scorecard of 17.6 points, which corresponds with award payouts for most corporate participants at only 17.6% of target. Mr. Evans and other corporate Hospital Operations personnel received payouts based on a slightly different scorecard with additional emphasis on Quality and Service metrics, which resulted in a payout at approximately 18% of target.

In February 2018, the Human Resources Committee reviewed senior officer performance in light of the many organizational and leadership changes that occurred in late 2017 and early 2018, and considered the rigorous performance targets set for the 2017 performance year. The Human Resources Committee considered detailed feedback from Mr. Rittenmeyer regarding the performance of his direct reports and challenges the Company faced in retaining key employees during a time of uncertainty and challenge. The Human Resources Committee determined that the retention of key employees would be critical in sustaining the business momentum that had been building since Mr. Rittenmeyer had taken over as Chief Executive Officer. In light of these considerations and the Company’s strong financial and operating performance during the fourth quarter of 2017, the Human Resources Committee determined that it was appropriate to create a discretionary bonus pool to be paid as part of 2017 AIP payments. Approximately 25% of the total discretionary pool was awarded to certain senior officers of the Company, including Messrs. Cancelmi, Evans and Pitts, and Ms. Andrews, while approximately 75% of the discretionary pool was awarded to key AIP-eligible employees throughout other levels of the organization.

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COMPENSATION DISCUSSION AND ANALYSIS

The table below shows target and actual AIP awards for 2017. Despite the creation of the discretionary bonus pool, the 2017 actual AIP payouts remain materially below target payouts for each of the NEOs set forth below.

NAMED EXECUTIVE OFFICER	TARGET AIP PAYOUT	CALCULATED AIP PAYOUT	DISCRETIONARY ADJUSTMENT	2017 ACTUAL AIP PAYOUT
Ron Rittenmeyer	N/A	N/A	N/A	N/A
Daniel Cancelmi	$618,000	$108,768	$323,832	$432,600
Keith Pitts	$925,000	$162,800	$300,000	$462,800
Eric Evans	$700,000	$123,625	$357,368	$480,993
Audrey Andrews	$412,500	$72,600	$250,000	$322,600
Trevor Fetter	$1,912,500	$280,500	$-0-	$280,500(1)

(1)	Mr. Fetter was paid a prorated AIP award based on having worked approximately 10 months during 2017.

Long-Term Incentive Compensation Program

A number of significant changes in the design and structure of our LTI compensation program have been implemented by the Human Resources Committee in recent years. Prior to 2016, performance-based equity awards were designed with a single performance metric (Adjusted EBITDA) measured over a one-year performance period. In response to specific shareholder feedback that the Human Resources Committee establish longer performance periods and reconsider performance metrics, the Human Resources Committee began making LTI awards in 2016 with cumulative three-year performance periods and subject to a variety of performance metrics connected to the Company’s long-term strategies.

The Human Resources Committee continues to review and refine our LTI award structure and performance metrics in order to best promote long-term company performance and further align the economic interests of our NEOs with those of our shareholders. The annual cycle LTI awards in 2017 were designed to tie a larger portion of the award value to stock-price recovery, using the following structure:

•	Performance-Based Cash (1/3). One-third of the total target LTI award was granted in the form of performance-based cash. Actual payouts will range from 0% to 200% of the target level depending on the degree to which performance goals are met under three equally-weighted performance metrics: Adjusted EPS, Adjusted FCF Less Cash NCI, and Relative Total Shareholder Return (TSR), each measured over a three-year period. These performance awards are structured much like the 2016 performance-based RSU awards to NEOs, except they are denominated and paid in cash to better manage share utilization under our Stock Incentive Plan, and Adjusted Return on Invested Capital was removed as a performance measure for simplification. More information with respect to each metric and the reason it was selected appears in the table below:

LTI PERFORMANCE METRIC	DESCRIPTION
Adjusted Earnings Per Share (EPS)

•  Measures the Company’s per-share profitability, excluding certain gains and losses.

•  Many analysts and shareholders use the ratio of a company’s stock price to its earnings per share as a valuation tool and the Human Resources Committee believes that greater earnings per share correlates with higher share prices.

•  Likewise, Adjusted EPS incorporates interest expense and noncontrolling interest expense, which are meaningful uses of the Company’s cash.

Adjusted Free Cash Flow Less Cash Payments to Noncontrolling Interests

•  Measures the Company’s ability to sustainably generate cash that can be used for purposes such as acquisitions, purchasing equity interests in joint ventures, repurchasing outstanding equity or debt securities, or other general corporate purposes.

•  The Human Resources Committee believes that free cash flow generation is an important determinant in long-term shareholder value creation because it allows the Company to fund growth without raising additional debt and also to retire existing indebtedness.

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COMPENSATION DISCUSSION AND ANALYSIS

LTI PERFORMANCE METRIC	DESCRIPTION
Relative Total Shareholder Return (TSR)

•  Compares the Company’s shareholder return (i.e., share price appreciation plus dividends) with those of its four direct publicly traded competitors: Community Health Systems, HCA Healthcare, LifePoint Health and Universal Health Services. The Human Resources Committee believes that the approach of comparing performance specifically to the Company’s direct peers is the best way to determine whether Tenet management is driving relative stock price performance.

•  In order to achieve a target-level payout on the relative TSR metric, the Company’s relative TSR must exceed that of at least two of the four direct peers over the three-year performance period, and the maximum payout will be achieved only if Tenet outperforms all four of the other companies.

•	Performance-Based Stock Options (1/3). One-third of the total target LTI award was granted in the form of performance-based stock options that are subject to the satisfaction of a stock price performance condition. These options will not vest until the Company’s stock price increases to $23.74 per share, which represents a 25% increase as compared to the price on the date of grant. The stock price must then close at or above $23.74 per share for 20 consecutive trading days for vesting to occur—showing a sustained increase and not just a temporary bump. If the stock price performance condition is not achieved in the three years following the date of grant, all of the options will be forfeited and no actual pay will be delivered.

•	Time-Based RSUs (1/3). The remaining one-third of the total target LTI award was again granted in the form of time-based RSUs that vest ratably over three years. Such awards align executive and shareholder interests and encourage retention over the vesting period.

2017 LTI Grant Values for Named Executive Officers

With two-thirds of the total LTI award at risk and requiring achievement of rigorous performance goals over a three-year period, the Human Resources Committee believed it was appropriate in 2017 to provide executives with the opportunity to earn compensation at median competitive values. The following table summarizes the grant value of LTI awards granted to each of our NEOs in March 2017:

NAMED EXECUTIVE OFFICER	PERFORMANCE CASH(1)	PERFORMANCE STOCK OPTIONS(2)	TIME-BASED RSUS(3)	TOTAL 2017 LTI GRANT VALUE
Daniel Cancelmi	$766,667	$766,596	$766,683	$2,299,946
Keith Pitts	$1,300,000	$1,299,879	$1,300,017	$3,899,896
Eric Evans	$833,333	$833,256	$833,338	$2,499,927
Audrey Andrews	$500,000	$499,954	$500,007	$1,499,961
Trevor Fetter	$3,000,000	$2,999,722	$3,000,002	$8,999,724

(1)	Assumes target level performance.
(2)	Fair value of these options was calculated using a Monte Carlo simulation; assumptions used in such calculation are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K.
(3)	Value is based on the NYSE closing price per share of our common stock on the date of grant (March 1, 2017: $18.99).

Upon his appointment as Executive Chairman of the Company, Mr. Rittenmeyer received an award of performance stock options with a grant date value of $2.3 million. These stock options are similar to the performance stock options made to the Company’s other NEOs in March 2017 as they become exercisable only if the Company’s stock price achieves a threshold level for an extended period of time. Mr. Rittenmeyer’s stock options vest on the one-year anniversary of the grant date and expire five years from the date of grant. However, the options do not become exercisable unless and until the average closing price per share of the Company’s common stock is at least 25% above the closing price of the stock as of the grant date ($20.53) for any 30 consecutive trading days during the four years following the grant date. If the stock price performance condition is not achieved by the fourth anniversary of the grant date, the entire option award is forfeited.

Rigor of Performance Goals

In establishing target, threshold and maximum goal levels for performance-based LTI awards, the Human Resources Committee considers annual and longer-term growth rates that the Company discloses to shareholders, as well as the consensus of analyst estimates and business-planning projections. Consistent with the practices of many other public companies, the Company has concluded that pre-disclosure of specific long-term financial performance goals could cause competitive harm to the Company and may be interpreted as guidance by some shareholders. Consistent with Tenet’s past practice, specific goals will be disclosed after the respective performance period

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COMPENSATION DISCUSSION AND ANALYSIS

is completed and the information is no longer sensitive from a competitive perspective. For example, the Company will disclose achievement under the 2016 performance-based RSUs in 2019 upon completion of the 2016-2018 performance period and certification of results by the Human Resources Committee.

Evidence of the Human Resources Committee’s highly rigorous approach to goal-setting is apparent in the below-target earnouts under the AIP in both 2016 and 2017. The Company’s current estimates project achievement below target under both the 2016 performance-based RSUs and the 2017 performance cash awards.

Equity Grant Timing and Stock Option Exercise Prices

Historically, we have made annual equity awards to the NEOs and other employees during the first quarter of the year in connection with annual executive compensation decisions. In accordance with the terms of our equity plans, the grant date of these awards is the date the Human Resources Committee approves the grant, which usually occurs at a meeting scheduled more than one year in advance.

We occasionally may grant equity awards, including stock options to newly hired employees, employees who have been promoted to officer-level positions, or for special recognition or retention outside of the annual grant process. For equity grants awarded outside of the annual grant process cycle, the grant date generally is the last trading day of the month of hire or the approval of the promotion or retention award. Mr. Rittenmeyer was the only NEO to receive any such special award in 2017, as described above, when he became the Company’s Executive Chairman. The exercise price for all stock options is the NYSE closing price per share of our common stock on the date of grant or on the immediately preceding trading day if the date of grant is a non-trading day. Human Resources Committee approval is required in all cases where the recipient of the equity grant is an NEO or other senior officer.

2017 Compensation Decisions Related to Leadership Transition

Mr. Rittenmeyer’s Compensation Arrangements

Shortly after the Board appointed Mr. Rittenmeyer as Executive Chairman in August 2017, the Human Resources Committee met to consider initial compensation arrangements for him and approved an annualized base salary of $500,000 and an award of performance-based stock options with a grant date fair value of $2.3 million. Given the transitionary nature of Mr. Rittenmeyer’s position as the “principal executive officer” and the fact that less than four months remained in the 2017 AIP performance period, the Human Resources Committee did not believe it was prudent to include Mr. Rittenmeyer as a participant in the Company’s 2017 AIP or Executive Severance Plan.

In early November 2017, following Mr. Rittenmeyer’s appointment as Chief Executive Officer, the Human Resources Committee met again and reassessed Mr. Rittenmeyer’s compensation package with the assistance of the Human Resources Committee’s independent compensation consultant. In addition to his change in title as the Chief Executive Officer, the Human Resources Committee noted that Mr. Rittenmeyer was moving quickly to drive cultural change, reduce costs, strengthen accountability and create a more nimble organization. It also noted that Mr. Rittenmeyer’s total compensation was much lower than Mr. Fetter’s historical compensation levels, as well as the compensation levels for peer group chief executive officers. Given that Mr. Rittenmeyer was not an AIP participant, his cash compensation for 2017 would be comprised only of the salary he received as Chief Executive Officer and director fees received during the portion of the year that he served as a non-employee director. The Human Resources Committee considered this level as insufficient to appropriately compensate Mr. Rittenmeyer for his work as Executive Chairman and Chief Executive Officer and raised his annualized base salary level to $2.9 million, with the change made retroactive to August 31, 2017, the date that Mr. Rittenmeyer originally assumed his Executive Chairman duties. In setting Mr. Rittenmeyer’s base salary at this level, the Human Resources Committee evaluated Mr. Rittenmeyer’s performance through early November 2017 and took into consideration that Mr. Rittenmeyer was not participating in the 2017 AIP, with the understanding that Mr. Rittenmeyer’s ongoing compensation package would be re-evaluated as part of the Human Resources Committee’s normal compensation-setting process in early 2018.

Mr. Fetter’s Separation Arrangements

Concurrently with Mr. Fetter’s resignation, the Company entered into a Separation Agreement and Release with Mr. Fetter (the “Separation Agreement”). The Separation Agreement provides that Mr. Fetter will receive benefits consistent with a termination without cause under the Executive Severance Plan and other employee benefit plans as described below under “Potential Payments Upon Termination or Change of Control—Mr. Fetter’s Separation Agreement and Release.” In addition, the Separation Agreement provides Mr. Fetter with the opportunity to continue to vest in all outstanding unvested LTI awards and to exercise vested or vesting stock options for three years following his termination, subject to his compliance with certain restrictive covenants, including (i) three-year post-termination non-competition and non-solicitation covenants, (ii) a three-year post-termination Company non-disparagement covenant, and (iii) a three-year confidentiality covenant.

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COMPENSATION DISCUSSION AND ANALYSIS

All unvested performance-based LTI awards have no guaranteed payout and will only be earned to the extent of the Company’s actual performance against the existing performance criteria previously established by the Human Resources Committee.

The Human Resources Committee met jointly with the other independent directors to consider the terms of Mr. Fetter’s separation. In approving the enhanced terms, the Board took into account the recommendation of the Human Resources Committee’s independent compensation consultant regarding the value of (i) the enhanced enforceability of the non-competition and non-solicitation covenants for the three-year period following Mr. Fetter’s termination of employment and (ii) the continued alignment of Mr. Fetter with the Company’s long-term success through the extension of the vesting period associated with Mr. Fetter’s LTI awards. In addition, the Human Resources Committee’s independent compensation consultant advised the Board that the terms of the enhanced severance arrangements were consistent with the terms offered to our senior executives who were retirement-eligible.

In addition, in connection with the transition of Mr. Fetter’s prior management role and responsibilities, he provided consulting services as requested by Mr. Rittenmeyer in exchange for a fee of $50,000 per month from the time of Mr. Fetter’s termination through the end of 2017.

The Compensation Process

Role of the Human Resources Committee

The Human Resources Committee, which is comprised entirely of independent directors, makes all compensation decisions regarding our NEOs. The Human Resources Committee considers input from (i) the other independent members of our Board of Directors, (ii) the Company’s shareholders and (iii) its independent compensation consultant. In the case of NEOs other than the Chief Executive Officer, the Human Resources Committee also considers input and recommendations from the Chief Executive Officer. For 2017, Mr. Fetter provided his recommendations to the Human Resources Committee regarding base salary, target AIP amounts and target LTI award values approved in early 2017 for all other NEOs (other than Mr. Rittenmeyer, who was then serving as a non-employee board member). The Human Resources Committee’s decisions regarding compensation of our NEOs are made outside the presence of these officers. The Human Resources Committee is also responsible for approving our executive compensation program and general compensation policies, all new or materially amended broad-based compensation plans and the performance measures used in our executive compensation programs.

Independent Compensation Consultant

The Human Resources Committee has retained an independent consultant, Frederic W. Cook & Co. (the “Consultant”), to provide data on market compensation practices and advise the Human Resources Committee on executive compensation decisions generally, as well as the design and structure of our executive compensation plans and policies. In 2017, the Consultant participated in or provided input with respect to all meetings of the Human Resources Committee.

Subject to the approval of the Human Resources Committee, the Consultant meets with members of management to:

•	review management’s proposed compensation recommendations to the Human Resources Committee;

•	discuss compensation trends and best practices;

•	review Company compensation data, including management’s calculations of the value of equity grants, hypothetical change of control payments and calculations of tally sheets for individual officers; and

•	review and provide input on meeting agendas and presentation materials that management proposes to submit for the consideration of the Human Resources Committee.

Any material information provided to management by the Consultant is disclosed to the Human Resources Committee.

To safeguard the independence of the Consultant:

•	the Human Resources Committee retains the Consultant, determines the terms and conditions of the Consultant’s engagement and has the sole authority to approve the Consultant’s fees and other retention terms or to terminate the engagement;

•	the Consultant reports directly to the Human Resources Committee and has direct access to the Human Resources Committee Chair during and between meetings; and

•	the Consultant provides no services to the Company or management, except as related to executing the Human Resources Committee Charter, and with the knowledge and approval of the Human Resources Committee Chair.

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COMPENSATION DISCUSSION AND ANALYSIS

The Human Resources Committee has assessed the independence of the Consultant pursuant to SEC and NYSE rules and concluded that no conflict of interest exists in connection with the Consultant’s service as an independent advisor to the Human Resources Committee.

Performance Review Process

Each year, the Human Resources Committee reviews the performance of the Chief Executive Officer with the other independent members of the Board in executive session. This review is based on the performance evaluations of the Chief Executive Officer by each of the independent Board members, as well as other data provided to the Human Resources Committee, including the Chief Executive Officer’s self-evaluation and the feedback provided by selected members of management. The Human Resources Committee also receives an assessment by the Chief Executive Officer of the performance of every other NEO. To maintain the integrity of the review process, the contents of individual reviews and related discussions are kept confidential. If and to the extent that performance factors addressed in any individual review affect an individual NEO’s compensation, those factors are discussed above.

Benchmarking Against Peer Companies

In setting compensation for our NEOs, the Human Resources Committee typically reviews comparative compensation data derived from the companies that comprise our peer group, as well as market survey data provided to us by the Consultant. The Human Resources Committee believes it is appropriate to evaluate the compensation of the NEOs against a blend of peer group and market survey data given the small number of publicly held healthcare services companies comparable in size to Tenet and the fact that hospital companies comprise only a small portion of the publicly held healthcare service companies. We describe each of these data sources in more detail below.

The Human Resources Committee seeks to compensate our NEOs at competitive compensation levels relative to our peer group when target-levels of performance goals are met and considers the “market median” to be a helpful benchmark in setting compensation levels for our NEOs. In 2017, grant date target values of LTI awards were determined so that NEOs would have the opportunity to earn at least market median compensation. In addition, the Human Resources Committee increased the amount of the total LTI award at-risk, requiring achievement of rigorous performance goals, and further incentives for stock price improvement through the introduction of performance-based stock options.

2017 Peer Group

The changing healthcare landscape, including consolidation among health care providers, has left only four other similarly-sized publicly traded “direct” competitors that are engaged primarily in the operation of acute care hospitals: Community Health Systems, Inc., HCA Healthcare, Inc., LifePoint Health, Inc. and Universal Health Services, Inc. (collectively, the “Direct Peers”). In order to address the reduced number of direct peers, for 2016 the Human Resources Committee opted for an approach to peer group selection whereby companies from a wide variety of industries could be included in the peer group as long as they were similar to Tenet in size, complexity and the labor intensiveness of their business operations. This resulted in a large peer group which included a number of manufacturing and technology companies of similar size to Tenet, but that did not directly compete for talent.

For 2017 compensation decisions, the Human Resources Committee determined that the 2016 approach that resulted in a peer set with whom Tenet did not directly compete for talent was ultimately not aligned with the Committee’s needs in benchmarking compensation for executives. It opted to return to its historical approach of choosing peers from only healthcare-related industry classification groups, including the Company’s Health Care Facilities classification, but also health services, equipment and managed care categories. In consultation with the Consultant, the Human Resources Committee established the following objective selection process to determine this newly constructed peer group:

•	Step 1: Start with the Direct Peers (Four companies)

•	Step 2: Add companies in the following GICS sub-industry segments identified as peers by at least two of the four direct peers:

¡	Healthcare Facilities

¡	Healthcare Services

¡	Managed Healthcare

¡	Healthcare Equipment

¡	Healthcare Distributors

(210 additional companies added)

38	TENET HEALTHCARE ● 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

•	Step 3: Remove companies with:

¡	Revenues less than ~$5 billion or greater than ~$60 billion

¡	Enterprise value greater than $60 billion

¡	Fewer than 25,000 employees

(197 companies removed)

Using the criteria set forth above, the Human Resources Committee established the following peer group for 2017 compensation decisions:

DIRECT PEERS	OTHER PEERS
Community Health Systems	Aetna	Genesis Healthcare
HCA Healthcare	Baxter International	Humana
LifePoint Health	Becton, Dickinson and Company	Kindred Healthcare
Universal Health Services	Boston Scientific	LabCorp
	Cigna	Quest Diagnostics
	DaVita	Stryker
Envision Healthcare

The following chart illustrates Tenet’s size compared to the 2017 peer group median of revenues, enterprise value and number of employees, using data provided to the Human Resources Committee by the Consultant in August 2016.

Market Survey Data

For 2017 compensation decisions, the Human Resources Committee reviewed additional compensation data from the following third-party general-industry survey sources:

SURVEY	TARGETED ANNUAL REVENUE OF COMPANIES COMPRISING DATA USED BY CONSULTANT
2016 Aon Hewitt Total Compensation Measurement survey	$10 billion to $25 billion
2016 Mercer Executive Benchmark survey	greater than $10 billion
2016 Willis Towers Watson U.S. Compensation Database survey	$10 billion to $20 billion
2016 Willis Towers Watson Top Management survey	greater than $5 billion
2016 Frederic W. Cook Long-Term Incentives survey	$17.5 billion

TENET HEALTHCARE ● 2018 PROXY STATEMENT	39

COMPENSATION DISCUSSION AND ANALYSIS

The Consultant compiles data from these surveys relating to the compensation levels received for each position held by an NEO against the compensation levels received by executives holding similar positions at other companies. The Consultant then presents the data to the Human Resources Committee in aggregated form. In benchmarking compensation levels against the survey data, the Human Resources Committee considers only the aggregated survey data provided by the Consultant. The identity of the companies comprising the survey data is not disclosed to, or considered by, the Human Resources Committee in its decision-making process. The Human Resources Committee members do not consider the identity of the companies comprising the survey data to be material for this purpose.

Other Compensation, Benefits and Considerations

Perquisites

Tenet operates aircraft that we believe provide for a more efficient use of our executives’ time, given the greater likelihood of direct flights and improved flight times provided by our aircraft as compared to what is commercially available. This also provides a more secure traveling environment where sensitive business issues may be discussed.

Under our aircraft usage policy, our Chief Executive Officer, and certain other employees of the Company approved by him from time to time, are eligible to use the Company’s aircraft for limited personal use. We believe this is a reasonable perquisite to offer to our senior executive officers so long as there is a business necessity of maintaining company aircraft. To the extent any travel on our aircraft results in imputed income to a NEO, the Company does not provide gross-up payments to cover the officer’s personal income tax obligation due to such imputed income.

Under our aircraft usage policy, Mr. Fetter was required to reimburse us for any personal use of the corporate aircraft above 75 hours per year. In 2017, Mr. Fetter’s personal use of the corporate aircraft totaled approximately 58 hours. The unreimbursed incremental cost of his use is disclosed in the 2017 Summary Compensation Table on page 43. Mr. Rittenmeyer did not receive any non-reimbursable personal aircraft usage in 2017.

We do not provide our NEOs with any other significant perquisites.

Executive Severance Plan

The Tenet Executive Severance Plan (ESP) is applicable to our NEOs and certain other senior managers and officers of the Company, including hospital chief executive officers. The ESP provides cash severance and other benefits that vary by position level, consistent with market practice. In May 2012, our Human Resources Committee eliminated all gross-ups of excise taxes upon a change of control to current and future participants.

Each of the NEOs, other than Mr. Rittenmeyer, participates in the ESP. The severance periods for the Company’s NEOs under the ESP were determined by the Human Resources Committee based on (1) past company practice, (2) competitive data provided by the Consultant regarding the severance periods in place for executives of similar sized companies and other healthcare peers, and (3) the Human Resources Committee’s analysis of the financial impact of various severance compensation scenarios on each of these executives and the Company.

Provisions in the ESP and related severance agreements regarding non-competition, confidentiality, non-disparagement and non-solicitation as a condition of receipt of severance benefits under the ESP remain in effect for the period during which the severed executive is entitled to receive severance payments. There are no provisions regarding waiver of breach of any such agreements or provisions.

A more detailed description of the ESP is contained in “Potential Payments Upon Termination or Change of Control” beginning on page 52.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (SERP) provides certain current and former officers with retirement benefits in the form of lifetime annuity payments. The benefit amount is based on the officer’s years of service, age and earnings. Benefit amounts received under the SERP are reduced (offset) by any benefit received under the Tenet Executive Retirement Account described below.

Our SERP has been in place since 1984, but the Human Resources Committee adopted a policy in 2014 discontinuing the admission of future entrants. The SERP will be continued for existing participants, including Messrs. Fetter, Cancelmi and Pitts, and Ms. Andrews, but the Human Resources Committee does not intend to include any additional new participants in the SERP. As of December 31, 2017, only 13 employees of the Company participated in the SERP. Additional information regarding benefit calculations and other terms of the SERP is provided in the narrative discussion following the 2017 Pension Benefits Table on page 49. Messrs. Rittenmeyer and Evans do not participate in the SERP.

40	TENET HEALTHCARE ● 2018 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Executive Retirement Account

We established the Tenet Executive Retirement Account (ERA) in order to attract and retain certain members of Company management, particularly those not eligible to participate in the SERP. The Company makes an annual contribution to the ERA each year on behalf of each participant in an amount equal to a specified percentage of the participant’s base salary. Such contributions accrue earnings credits. Upon a qualifying termination, participants are entitled to a retirement benefit equal to the vested balance of their ERA account. Upon becoming eligible to participate in the SERP, a participant’s ERA account balance is frozen and such participant is no longer eligible to receive contributions or earnings credits under the ERA. Such individual, however, may continue to accrue years of vesting service under the ERA.

Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in our SERP. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by any benefit received under the ERA. Mr. Evans continues to be an active participant in the ERA as he does not participate in the SERP. Messrs. Pitts and Fetter do not participate in the ERA.

Deferred Compensation Plan

Under our Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan (2006 DCP), our NEOs and other eligible management employees may defer a portion of their base salary and annual incentive compensation that would otherwise be paid during a given calendar year. We make employer matching contributions to the 2006 DCP for employee participants in an amount equal to 50% of participant supplemental deferrals not to exceed 6% of compensation. The purpose of our deferred compensation plans is to enable highly paid employees to defer the taxable receipt of a portion of their income, and to provide these employees with the matching contribution they would have received under our 401(k) Plan if Internal Revenue Code limits did not apply.

Each of the NEOs is eligible to participate in the 2006 DCP. Additional details regarding our deferred compensation plans are set out under “Nonqualified Deferred Compensation—Deferred Compensation Plans” beginning on page 51.

Employee Benefits

Our NEOs participate in the Company’s broad-based programs generally available to all employees, including our 401(k) Retirement Plan, health and dental and various other insurance plans, including disability and life insurance. Also, in connection with the SERP, we provide additional life insurance and accidental death and dismemberment insurance as described under “Potential Payments Upon Termination or Change of Control—Death, Disability and Retirement” beginning on page 53. These benefits are consistent with providing a total pay program that is sufficiently competitive with our peer companies so as to attract and retain highly qualified personnel.

Tax Matters

Section 162(m) of the Internal Revenue Code (Section 162(m)) generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to certain “covered employees” in any single year. The Human Resources Committee generally sought to structure our performance-based compensation elements in a manner intended to qualify as “performance-based” for purposes of satisfying the conditions of an exemption to this limit on deductibility previously available under Section 162(m). The Board and the Human Resources Committee, however, reserved the authority to award nondeductible compensation as they deemed appropriate. For taxable years beginning after December 31, 2017, the exemption from Section 162(m)’s deduction limit for certain “performance-based” compensation has been repealed for all but certain grandfathered compensation arrangements that were in effect as of November 2, 2017. Because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and related regulations including the scope of relief for grandfathered arrangements, no assurance can be given that compensation awarded or paid in prior years and intended by the Human Resources Committee to satisfy the requirements for deductibility under Section 162(m) will in fact be fully tax deductible. Notwithstanding the repeal of the “performance-based” compensation deduction pursuant to Section 162(m), the Company remains committed to granting a significant portion of the compensation payable to our Named Executive Officers subject to the achievement of one or more performance metrics specified by the Human Resources Committee.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	41

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Governance Practices

Stock Ownership and Retention Requirements

The Board has adopted stock ownership and stock retention requirements for our non-employee directors and all Company officers with the title of Senior Vice President and above, to further align such individual’s economic interests with those of our shareholders. The ownership requirements must be met within five years from the date on which an individual becomes a director or senior officer. If, during or after such five-year period, a senior officer is promoted to a position that requires a higher stock ownership multiple than the position previously held, the senior officer will be granted an additional two-year period to meet the increased multiple.

Each senior officer is required to own shares of our stock with a value equal to the following multiples of his or her base salary:

EXECUTIVE LEVEL	MARKET VALUE OF COMMON STOCK OWNED AS A MULTIPLE OF BASE SALARY
Chief Executive Officer	6x
Vice Chairman, Chief Financial Officer and President of Hospital Operations	2x
Senior Vice President	1x

Shares counted toward the stock ownership requirements include: (i) shares of common stock held of record or in a brokerage account by the individual or his or her spouse; (ii) unvested restricted stock or RSUs; and (iii) stock units credited under deferred compensation plans. Outstanding stock options do not count toward satisfaction of the ownership requirements.

If a director or senior officer does not meet the applicable ownership requirements, he or she must retain 100% of any “net shares” received upon the exercise of stock options and the vesting of restricted stock or RSUs until such time as the requirements are met. For this purpose, “net shares” means the number of shares received upon exercise of stock options or upon vesting of restricted stock or RSUs less the number of shares sold or deducted to pay the exercise price (in the case of options), withholding taxes and any brokerage commissions.

Mr. Rittenmeyer is within the initial compliance period, and all other NEOs that are current employees of the Company are in compliance with these requirements. All senior officers are required to certify that they are in compliance with these guidelines prior to executing a sale of the Company’s common stock.

Prohibition on Hedging or Pledging Our Stock

Our insider trading policy prohibits any NEO or any other officer or employee subject to its terms (approximately 80 people) from entering into short sales or derivative transactions to hedge their economic exposure to our stock. In addition, these officers and employees are prohibited from pledging our stock, including through holding our stock in margin accounts.

Clawback Policies

Awards under our AIP for NEOs are subject to a clawback provision under which the Board may require reimbursement to the Company of a cash bonus in the event of a material restatement of our financial results caused by the recipient’s fraud or in other circumstances involving fraud or misconduct that cause substantial harm to the Company even in the absence of a restatement of financial statements. In addition, performance-based LTI awards made to our NEOs in 2016 and later years are subject to clawback if, within three years following the end of the performance period, the Company materially restates its financial results with respect to the performance period and the recipient’s fraud or misconduct caused or partially caused the need for the restatement.

42	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Summary Compensation

The following table summarizes the compensation in the years ended December 31, 2017, 2016 and 2015 for our NEOs for 2017. Mr. Rittenmeyer was not an NEO prior to 2017 and Mr. Evans was not an NEO prior to 2016.

2017 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)		OPTION AWARDS ($)(4)		NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(1)(5)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)(6)	ALL OTHER COMPENSATION ($)(7)	TOTAL ($)
Ron A. Rittenmeyer Executive Chairman and Chief Executive Officer	2017	914,615	-0-	225,001		2,300,001		-0-	-0-	212,163	3,651,780
Daniel Cancelmi Chief Financial Officer	2017	618,000	323,832	766,683		766,596		108,768	807,670	11,885	3,403,434
	2016	618,000	-0-	1,865,374		-0-		415,914	1,199,116	11,804	4,110,208
	2015	636,231	-0-	2,200,005		-0-		950,484	824,015	25,956	4,636,691
Keith Pitts Vice Chairman	2017	925,000	300,000	1,300,017		1,299,879		162,800	596,745	33,632	4,618,073
	2016	925,000	-0-	3,163,004		-0-		622,525	664,903	16,742	5,392,173
	2015	828,577	-0-	3,500,004		-0-		1,422,650	696,404	541,645	6,989,280
Eric Evans President of Hospital Operations	2017	686,539	357,368	833,338		833,256		123,625	-0-	176,314	3,010,440
	2016	626,538	-0-	1,424,360		-0-		430,848	-0-	148,600	2,630,346

Audrey Andrews SVP and General Counsel	2017	543,269	250,000	500,007		499,954		72,600	800,171	11,763	2,677,764
	2016	515,375	-0-	1,216,560		-0-		264,994	793,748	11,703	2,802,380
	2015	503,683	-0-	1,300,090		-0-		564,350	318,090	11,557	2,697,770
Trevor Fetter Former Chief Executive Officer and President	2017	1,059,231	-0-	6,036,967	(8)	5,332,839	(8)	280,500	6,005,796	634,804	19,350,137
	2016	1,275,000	-0-	7,299,204		-0-		1,287,113	2,245,496	279,203	12,386,016
	2015	1,316,346	-0-	9,000,061		-0-		2,807,550	2,016,823	213,503	15,354,283

(1)	Includes amounts deferred by the NEOs under the 2006 DCP. For further information, see the table and related discussion under “Nonqualified Deferred Compensation” beginning on page 51.

(2)	2017 amounts reflect the discretionary cash bonuses paid to certain NEOs as described on pages 33 and 34.

(3)	Values in this column represent the grant date fair value of time-based restricted stock unit awards and, for 2015 and 2016 performance-based restricted stock unit awards, computed in accordance with FASB ASC Topic 718. For Mr. Rittenmeyer, this value represents the grant date fair value of his annual Board and Lead Director restricted stock unit awards granted prior to his appointment as Executive Chairman. Certain assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K. For additional information on the valuation of restricted stock unit awards granted in 2015 and 2016, see the 2016 Summary Compensation Table included in our 2017 Proxy Statement filed with the Securities and Exchange Commission on March 24, 2017.

(4)	Values in this column represent the grant date fair value of stock option awards computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of these amounts are discussed in Note 8 to our consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K.

(5)	This column reflects cash awards paid under our AIP for performance in the relevant year.

(6)	2017 amounts represent the change in the actuarial present value of accumulated benefits under our SERP as of December 31, 2017. A portion of these values is driven by a reduction in the applicable discount rate and such amounts do not reflect compensation actually paid to the NEO. No NEO received preferential or above-market earnings on deferred compensation.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	43

EXECUTIVE COMPENSATION TABLES

(7)	Amounts shown in this column for 2017 include the following:

	RITTENMEYER	CANCELMI	PITTS	EVANS	ANDREWS	FETTER
Premiums for long-term disability and survivor benefit life insurance under our SERP	-0-	3,785	4,122	-0-	3,663	5,806
Matching contributions under our 401(k) Retirement Savings Plan	-0-	8,100	8,100	8,100	8,100	8,100
Matching contributions under our 2006 DCP	-0-	-0-	-0-	28,214	-0-	64,506
Company contributions under our ERA	-0-	-0-	-0-	140,000	-0-	-0-
Personal use of company aircraft*	-0-	-0-	21,410	-0-	-0-	168,738
Cash fees paid to Mr. Rittenmeyer while serving as a non-employee director	212,163	-0-	-0-	-0-	-0-	-0-
Payments to Mr. Fetter in connection with separation as CEO**	-0-	-0-	-0-	-0-	-0-	387,654
Total	$212,163	$11,885	$33,632	$176,314	$11,763	$634,804

*	Amounts shown in this row represent the incremental costs in 2017 associated with the personal use of our aircraft. Incremental costs include fuel costs, landing and parking fees, customs and handling charges, per hour accruals for maintenance service plans, passenger catering and ground transportation, crew travel expenses and other trip-related variable costs (including fees for contract crew members and the use of our fractional jet interest). Because our aircraft are used primarily for business travel, incremental costs exclude fixed costs that do not change based on usage, such as pilots’ salaries, aircraft purchase or lease costs, fractional jet interest management fees, home-base hangar costs and certain maintenance fees.

**	Amounts in this row reflect consulting fees and severance amounts actually paid to Mr. Fetter in 2017 following his resignation.

(8)	In connection with Mr. Fetter’s Separation Agreement and Release, and in accordance with FASB ASC Topic 718, it was necessary to modify certain outstanding stock and option awards held by Mr. Fetter as of his October 23, 2017 separation date. The original grant date fair value of Mr. Fetter’s March 1, 2017 time-based restricted stock unit award was $3,000,002, and his March 1, 2017 performance-based option award was $2,999,722. The amounts reported here reflect the additional incremental fair value of all outstanding stock awards and option awards modified as part of Mr. Fetter’s Separation Agreement and Release of $3,036,965 and $2,333,117, respectively.

44	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Grants of Plan-Based Awards During 2017

The following table sets forth information concerning grants of equity and performance cash awards made in 2017 under our stock incentive plan and grants of cash that potentially could have been earned in 2017 under our AIP.

NAME	AWARD TYPE(1)	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)(2)
			THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Ron Rittenmeyer	RSU	5/5/17							16,539		225,001
	PSO	9/29/17					408,526			16.43	2,300,001
Dan Cancelmi	AIP		-0-	618,000	1,236,000
	PCASH		255,556	766,667	1,533,334
	RSU	3/1/17							40,373		766,683
	PSO	3/1/17					89,976			18.99	766,596
Keith Pitts	AIP		-0-	925,000	1,850,000
	PCASH		433,333	1,300,000	2,600,000
	RSU	3/1/17							68,458		1,300,017
	PSO	3/1/17					152,568			18.99	1,299,879
Eric Evans	AIP		-0-	700,000	1,400,000
	PCASH		277,778	833,333	1,666,666
	RSU	3/1/17							43,883		833,338
	PSO	3/1/17					97,800			18.99	833,256
Audrey Andrews	AIP		-0-	412,500	825,000
	PCASH		166,667	500,000	1,000,000
	RSU	3/1/17							26,330		500,007
	PSO	3/1/17					58,680			18.99	499,954
Trevor Fetter	AIP		-0-	1,912,500	3,825,000
	PCASH		1,000,000	3,000,000	6,000,000
	RSU	3/1/17							157,978		6,036,967
	PSO	3/1/17					352,080			18.99	5,332,839

(1)	AIP Awards. Awards designated “AIP” are awards that our NEOs might have earned during 2017 under our Annual Incentive Plan, dependent upon our 2017 performance. Awards actually earned are shown in the Non-Equity Incentive Plan Compensation column of the 2017 Summary Compensation Table on page 43.

Performance-Based Cash. Awards designated “PCASH” reflect performance-based cash awards granted in 2017 under our 2008 Stock Incentive Plan. Actual payouts will range from 0% to 200% of the target level depending on the degree to which performance goals are met under three equally-weighted performance metrics: Adjusted Earnings Per Share, Adjusted Free Cash Flow Less Cash NCI, and Relative Total Shareholder Return, each measured over a three-year period. Actual payout earned, if any, will be reported in our Summary Compensation Table for the year in which they are paid.

Restricted Stock Unit Awards. Awards designated “RSU” reflect time-based restricted stock unit awards under our 2008 Stock Incentive Plan. The RSUs granted on March 1, 2017 vest ratably on each of the first three anniversaries of the grant date and the RSUs granted on May 5, 2017 vested immediately on the grant date and will be settled in shares of common stock on the third anniversary of the date of grant.

Performance-Based Stock Options. Awards designated “PSO” reflect performance-based stock option awards under our 2008 Stock Incentive Plan. The PSOs granted on March 1, 2017 are subject to the satisfaction of a stock price performance condition further discussed on page 35 and the PSOs granted to Mr. Rittenmeyer on September 29, 2017 are subject to the satisfaction of a stock price performance condition further discussed on page 35.

(2)	We calculate the grant date fair value of restricted stock units based on the NYSE closing price per share of our common stock on the date of grant ($18.99). Certain other assumptions used in the calculation of the amounts shown are discussed in Note 8 to the consolidated financial statements for the year ended December 31, 2017 included in our Annual Report on Form 10-K. For the RSU and PSO awards to Mr. Fetter, this amount includes both the original grant date fair value and the additional incremental cost under FASB ASC Topic 718 as a result of modification of this award pursuant to the terms of his Separation Agreement and Release.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	45

EXECUTIVE COMPENSATION TABLES

Outstanding Equity Awards

The following table sets forth information as of December 31, 2017 with respect to outstanding equity awards granted to each of the NEOs. Where applicable, the numbers of securities and values in this table and throughout this Proxy Statement have been adjusted for the reverse stock split effective October 11, 2012.

Outstanding Equity Awards at 2017 Fiscal Year-End Table

		OPTION AWARDS(1)					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Ron Rittenmeyer	9/29/17			408,526	16.43	9/29/22
Total values
Dan Cancelmi	9/28/12	37,500			25.08	9/28/22
	2/28/13	17,188			39.31	2/28/18
	8/25/14						16,694	(4)	253,081
	8/25/14						23,323	(5)	353,577	16,695	(6)	253,096
	2/25/15						8,036	(7)	121,826
	2/25/15						13,235	(8)	200,643
	3/10/16						24,053	(7)	364,643
	3/10/16									36,079	(9)	546,958
	3/1/17			89,976	18.99	3/1/27
	3/1/17						40,373	(7)	612,055
Total values									1,905,824			800,054
Keith Pitts	8/25/14						16,694	(4)	253,081
	8/25/14						23,323	(5)	353,577	16,695	(6)	253,096
	2/25/15						12,784	(7)	193,805
	2/25/15						21,054	(8)	319,179
	3/10/16						40,785	(7)	618,301
	3/10/16									61,177	(9)	927,443
	3/1/17			152,568	18.99	3/1/27
	3/1/17						68,458	(7)	1,037,823
Total values									2,775,766			1,180,539

46	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

		OPTION AWARDS(1)					STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(3)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Eric Evans	8/25/14						1,333	(4)	20,208
	8/25/14						1,863	(5)	28,243	1,334	(6)	20,223
	2/25/15						1,167	(7)	17,692
	4/30/15						871	(7)	13,204
	4/30/15						1,434	(8)	21,739
	3/10/16						5,230	(7)	79,287
	3/10/16									7,844	(9)	118,915
	3/31/16						11,523	(7)	174,689
	3/31/16									17,284	(9)	262,025
	3/1/17			97,800	18.99	3/1/27
	3/1/17						43,883	(7)	665,266
Total values									1,020,329			401,163
Audrey Andrews	8/25/14						11,129	(4)	168,716
	8/25/14						15,549	(5)	235,723	11,130	(6)	168,731
	2/25/15						4,749	(7)	71,995
	2/25/15						7,822	(8)	118,582
	3/10/16						15,687	(7)	237,815
	3/10/16									23,530	(9)	356,715
	3/1/17			58,680	18.99	3/1/27
	3/1/17						26,330	(7)	399,163
Total values									1,231,993			525,446
Trevor Fetter	3/6/08	416,750			19.76	3/6/18
	2/25/10	52,532			20.12	2/25/20
	2/25/10	52,532			20.12	2/25/20
	2/29/12	109,250			22.60	3/1/22
	2/29/12	109,250			22.60	3/1/22
	2/28/13	171,884			39.31	2/28/18
	6/13/13						53,045	(10)	804,162
	6/13/13									53,045		804,162
	2/25/15						32,874	(7)	498,370
	2/25/15						54,144	(8)	820,823
	3/10/16						94,118	(7)	1,426,829
	3/10/16									141,177	(9)	2,140,243
	3/1/17			352,080	18.99	3/1/27
	3/1/17						157,978	(7)	2,394,946
Total values									5,945,130			2,944,405

(1)	All options have a term of 10 years except for the stock options granted to Mr. Fetter and Mr. Cancelmi on February 28, 2013 and the stock options granted to Mr. Rittenmeyer, which each have a term of five years.

(2)	Based on the NYSE closing price of $15.16 per share of our common stock on December 29, 2017.

(3)	The awards shown in this column are performance-based restricted stock units which, as of December 31, 2017, remained subject to performance-based vesting conditions. Pursuant to applicable regulations, the numbers shown are based on achievement at the target goal level.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	47

EXECUTIVE COMPENSATION TABLES

(4)	These time-based restricted stock units vest on the fifth anniversary of the date of grant.

(5)	The award shown represents the portion of the NEO’s August 25, 2014 grant of performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied, with the award earned at 139.7% of target. This earned award remains subject to vesting conditions and will vest on the fifth anniversary of the date of grant.

(6)	If earned, these performance-based restricted stock units will vest in full on the fifth anniversary of the date of grant.

(7)	These time-based restricted stock units vest in equal installments on each of the first three anniversaries of the date of grant.

(8)	The award shown represents performance-based restricted stock units that are no longer subject to performance-based conditions because the conditions have been satisfied. These awards now vest ratably on each of the first three anniversaries of the date of grant.

(9)	If earned, these performance-based restricted stock units will vest in full on the third anniversary of the date of grant.

(10)	These time-based restricted stock units vest on the sixth anniversary of the date of grant.

48	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Option Exercises and Stock Vested

The following table sets forth certain information regarding options and restricted stock unit awards exercised and vested, respectively, during 2017 for the NEOs.

2017 Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)(2)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)(3)

Ron Rittenmeyer	-0-	-0-	3,833	67,078

Dan Cancelmi	-0-	-0-	79,724	1,561,819

Keith Pitts	-0-	-0-	88,063	1,880,020

Eric Evans	-0-	-0-	31,598	529,868

Audrey Andrews	-0-	-0-	30,563	650,355

Trevor Fetter	-0-	-0-	224,287	4,801,718

(1)	Calculated by multiplying the number of shares exercised by the difference between the exercise price and the market price of common stock on the date of exercise.

(2)	These amounts are associated with prior-year equity compensation and are not considered 2017 compensation. In the case of Mr. Rittenmeyer, the stock awards that vested in 2017 were granted at a time when he served as a non-employee director.

(3)	Calculated by multiplying the number of shares vested by the market price of common stock on the vesting date. The values shown do not represent proceeds actually received by the NEOs, as shares were withheld to cover applicable taxes.

Pension Benefits

The following table sets forth information as of December 31, 2017 with respect to our SERP, which provides for payments or other benefits in connection with the retirement of the NEOs. Messrs. Rittenmeyer and Evans do not participate in the SERP.

2017 Pension Benefits Table

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)(3)	PAYMENTS DURING LAST FISCAL YEAR ($)

Dan Cancelmi	SERP	20	6,582,996(4)	-0-

Keith Pitts	SERP	4	2,473,718	-0-

Audrey Andrews	SERP	19	3,877,109(4)	-0-

Trevor Fetter	SERP	20	26,098,343	-0-

(1)	None of the NEOs has been credited with years of service in excess of his or her actual years of service with the Company. However, to incentivize Mr. Pitts to join the Company following the October 2013 acquisition of Vanguard and to encourage retention, we agreed that, following his completion of five years of service with Tenet, Mr. Pitts would be credited with his service at Vanguard for the purpose of determining benefits under our SERP. Credited service under the SERP is limited to a maximum of 20 years, and thus, Mr. Fetter’s service is limited despite his actual 22 years of service with the Company and Mr. Cancelmi’s service is limited despite his actual 23 years of service with the Company.

(2)	Computed as of December 31, 2017, the same pension plan measurement date used for financial statement reporting purposes with respect to our consolidated financial statements for the year ended December 31, 2017, which are included in our Annual Report on Form 10-K filed with the SEC on February 26, 2018.

(3)	Determined using the benefit formula, age and service credits, and final average earnings as of December 31, 2017, using: (i) the assumption that retirement age is age 62, which is the earliest age at which a participant under the SERP may retire or terminate employment without a reduction in benefits; (ii) actuarial tables used in calculating life expectancies; and (iii) a discount rate of 3.75%.

(4)	The amount shown is the present value of the full accumulated benefit amount under the SERP; however, the amount received under the SERP upon retirement will be reduced (offset) by any benefit received under the ERA and other retirement benefits. For more information on amounts payable under the ERA, see the 2017 Nonqualified Deferred Compensation Table on page 51.

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EXECUTIVE COMPENSATION TABLES

Supplemental Executive Retirement Plan

Messrs. Fetter, Cancelmi and Pitts, and Ms. Andrews, are participants in our SERP, which provides certain executives with supplemental retirement benefits in the form of retirement payments for life, generally commencing on the first day of the month following an executive’s retirement from Tenet after reaching age 62, subject to the six-month delay applicable to key employees under Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A). At retirement, the annual benefit (paid on a monthly basis) to a participant will be a product of four factors:

highest average monthly earnings (base salary and annual cash bonus under our AIP) for any consecutive 60-month period during the 10 years preceding retirement	x	years of service with the Company (max of 20 years)(1)	x	vesting factor	x	percentage factor (to offset certain other retirement benefits)

(1)	For first five years of participation in the SERP, a participant is given partial credit for years of service performed prior to the participant’s enrollment in the SERP. Upon achieving five years of SERP participation, a participant receives full credit for service years performed prior to SERP participation.

The monthly SERP benefit is reduced in the event of a participant’s early retirement (age 55 with 10 years of service) or termination of employment prior to age 62, by 3.0% for each year that employment termination occurs before age 62 (max reduction of 21%). Monthly SERP benefits are further reduced by an additional 3% each year if benefits begin to be paid prior to age 62. Unreduced retirement benefits under the SERP are available for participants who terminate on or after age 62.

In the event of a change of control, participants will be deemed fully vested in their SERP benefits without regard to their actual years of service, and their SERP benefits will be calculated based on all of their years of service with the Company (i.e., the partial credit for service prior to enrollment in the SERP will not apply) and no early retirement or payment reduction will apply. SERP benefits payable in the event of a termination of employment within two years following a change of control event described in Section 409A will commence on the first day of the month following the participant’s termination of employment, subject to the six-month delay applicable to key employees under Section 409A. Otherwise, any SERP benefits payable following a change of control will be paid at normal retirement or early retirement as described above.

None of our NEOs has received credited service under the SERP for years not worked, however:

•	the ESP, which was adopted during 2006, would provide each Named Executive Officer with continued accrual of age and service credit under the SERP during his or her “severance period.” The SERP and ESP have been amended to eliminate these accruals during the severance period for employees that became SERP participants after August 3, 2011, including Mr. Pitts.

•	To incentivize Mr. Pitts to join the Company following the October 2013 acquisition of Vanguard and to encourage retention, the Human Resources Committee approved a limited exception to its policy to grant Mr. Pitts credit for his 14-year employment with Vanguard, which is now a wholly owned subsidiary of the Company, subject to his completion of five years of service with Tenet. If Mr. Pitts does not satisfy the five-year employment condition, he will forfeit his entitlement to all SERP benefits. In approving the conditional credit for Vanguard service, the Human Resources Committee took into account:

•	the fact that the other company for which we would count Mr. Pitts’ service time (Vanguard) now comprises a substantial portion of Tenet’s business;

•	Mr. Pitts’ unique ability to help complete the integration of Vanguard into our operations, which we believe is critical for our long-term success; and

•	Mr. Pitts’ extensive background and experience in the acquisition and development area.

During their employment, SERP participants are provided a life insurance and an accidental death benefit for the designated beneficiary of each participant and a disability insurance policy for the benefit of each participant.

In connection with his termination of employment on October 23, 2017, Mr. Fetter was entitled to commence his SERP benefit, subject to the six-month delay applicable to key employees under Section 409A. Pursuant to the terms of his Separation Agreement and Release and the ESP, his SERP benefits will be actuarially reduced for early retirement and will be recalculated to include credit for age attained during his three-year severance period.

50	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

Nonqualified Deferred Compensation

The following table sets forth information as of December 31, 2017 with respect to our deferred compensation plans. Mr. Rittenmeyer did not participate in our nonqualified deferred compensation plans as of December 31, 2017.

2017 Nonqualified Deferred Compensation Table

NAME	PLAN NAME(1)	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)(2)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(3)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(4)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FISCAL YEAR END ($)(5)

Ron Rittenmeyer	2006 DCP	-0-	-0-	-0-	-0-	-0-

Dan Cancelmi	2006 DCP	-0-	-0-	3,607	-0-	235,626

	ERA	-0-	-0-	-0-	-0-	69,502

Keith Pitts	2006 DCP	-0-	-0-	-0-	-0-	-0-

Eric Evans	2006 DCP	56,428	28,214	4,256	-0-	225,428

	ERA	-0-	140,000	86,211	-0-	753,126

Audrey Andrews	ERA	-0-	-0-	-0-	-0-	55,858

Trevor Fetter	2006 DCP	129,011	64,506	72,780	-0-	2,406,196

	2001 DCP	-0-	-0-	2,193	-0-	141,817

(1)	More information about our deferred compensation plans appears below.

(2)	Included in the amounts represented in the 2017 Summary Compensation Table on page 43 as “Salary” and/or “Non-Equity Incentive Plan Compensation.”

(3)	Included in the amounts represented in the 2017 Summary Compensation Table on page 43 as “All Other Compensation.”

(4)	These amounts are not included in the 2017 Summary Compensation Table on page 43 because plan earnings were not preferential or above-market.

(5)	The fiscal year-end balance reported for the 2006 DCP includes the following amounts that were previously reported in Summary Compensation Tables as compensation for years 2006 through 2016: Mr. Rittenmeyer, $-0-; Mr. Cancelmi, $190,136; Mr. Pitts, $-0-; Mr. Evans, $112,032; Ms. Andrews, $-0- and Mr. Fetter, $2,139,899. The fiscal year-end balance reported for the 2001 DCP includes $138,120 for Mr. Fetter that was previously reported in Summary Compensation Tables as compensation for years 2006 through 2016. The fiscal year-end balance reported for the ERA includes the following amounts that were previously reported in Summary Compensation Tables as compensation for years 2006 through 2016: Mr. Cancelmi, $69,502; Mr. Evans, $526,915; and Ms. Andrews, $55,858. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

Deferred Compensation Plans

We maintain: (i) the Fourth Amended and Restated Tenet 2006 Deferred Compensation Plan (2006 DCP), a Section 409A compliant plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning on and after January 1, 2005; and (ii) the Ninth Amended and Restated Tenet 2001 Deferred Compensation Plan (2001 DCP), a grandfathered plan for deferrals elected with respect to amounts otherwise payable in calendar years beginning before January 1, 2005. No additional elective deferrals or employer contributions may be made to the 2001 DCP. All of our Named Executive Officers and non-employee directors are eligible to participate in the 2006 DCP; however, Messrs. Rittenmeyer and Pitts, and Ms. Andrews, do not currently participate in this plan.

Employee participants are permitted to elect up to six types of elective deferral contributions (“Deferral Contributions”) to the 2006 DCP. We make an employer matching contribution to the 2006 DCP equal to 50% of an employee’s base compensation and/or bonus deferrals, in each case, with match deferrals not to exceed 6% of compensation. In addition, we may elect to make a discretionary contribution to the 2006 DCP with respect to any participant. We did not elect to make any discretionary contributions to the 2006 DCP during 2017. All elective deferrals and employer contributions made to the 2006 DCP are fully vested when made and are credited to a separate bookkeeping account on behalf of each participant.

Amounts deferred under the 2006 DCP or 2001 DCP will generally be distributed, as directed by the participant, upon either termination of service or the occurrence of a specified date. Matching and discretionary contributions are distributed upon termination of service. Distributions may be made in cash or in shares of our common stock, and may be made in the form of a lump sum payment or annual installments over a one- to 15-year period, as elected by the participant. Any amounts that are payable from the 2006 DCP upon a termination of employment are subject to the six-month delay applicable to key employees under Section 409A. Under certain circumstances, a

TENET HEALTHCARE ● 2018 PROXY STATEMENT	51

EXECUTIVE COMPENSATION TABLES

participant may elect to receive an immediate lump sum distribution under the 2001 DCP subject to a 10% forfeiture, a 13-month delay or the occurrence of a change of control.

Participants may request, no more frequently than daily, that any of the following investment crediting rates be applied to amounts credited to their 2001 DCP and 2006 DCP accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2017 of 3.21%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Amounts that are deemed to be invested in stock units may not be transferred out of stock units and will be paid in shares of our common stock.

Executive Retirement Account

We maintain the Executive Retirement Account (ERA) in order to provide additional deferred compensation benefits to members of the Company’s senior management, including Mr. Evans, who are not eligible to participate in the SERP. No NEOs are actively participating in both the SERP and the ERA. Mr. Cancelmi and Ms. Andrews began participating in the ERA prior to becoming eligible to participate in the SERP, but are no longer actively participating in the ERA. For active participants in the ERA, the Company makes an annual contribution to the ERA on the participants’ behalf in an amount equal to a specified percentage of their respective base salaries. Such contributions accrue earnings credits for so long as the participant is actively participating in the ERA. Participants may request, no more frequently than monthly, that any of the following investment crediting rates be applied to amounts credited to their ERA accounts: (i) an annual rate of interest equal to 120% of the applicable federal long-term (10-year) interest rate (which generated an annual return for 2017 of 3.21%); (ii) a rate of return based on one or more benchmark mutual funds, which are the same funds as those offered under our 401(k) Plan; or (iii) a rate of return based on the performance of our common stock, designated as stock units that are payable in shares of our common stock. Participants are not vested in any portion of their account until reaching age 55 (with five years of service), at which point vesting occurs according to a schedule. Participants become fully vested in their ERA account at age 60 with five years of service or at age 62 regardless of years of service or upon death, disability or a change of control. Upon a qualifying termination, vesting is determined based on years of service and participants are entitled to a retirement benefit equal to the vested balance of their ERA account.

Upon becoming participants in the SERP, Mr. Cancelmi’s and Ms. Andrews’ participation in the ERA and their account balances were frozen and no additional contributions or earnings credits will be made, though the account balances continue to accrue years of vesting service. Upon a qualifying termination of employment, Mr. Cancelmi and Ms. Andrews will receive their vested balances under the ERA and will also be entitled to receive their applicable benefit under the SERP, but such SERP benefit will be reduced (offset) by the benefit received under the ERA.

Potential Payments Upon Termination or Change of Control

Mr. Fetter’s Separation Agreement and Release

As described in the Compensation Discussion and Analysis above, Mr. Fetter terminated employment with the Company and entered into a Separation Agreement and Release with the Company on October 23, 2017 (the “Separation Date”). Under the terms of the Separation Agreement and Release, and the Company’s Executive Severance Plan, Mr. Fetter is entitled to receive:

•	Cash severance payments totaling $9,562,500, which will be paid in bi-weekly installments over a period of three years following his Separation Date, subject to compliance with restrictive covenants and with certain payments delayed for a period of six months to comply with Code section 409A requirements;

•	An annual bonus of $280,500 for 2017, which amount was pro rated to reflect his 10 full months of employment in 2017;

•	Company-subsidized premiums for continued medical, dental, vision, life and long-term care benefits valued at approximately $50,117 (based on 2017 premiums) for a period of three years following his Separation Date, in addition to any continuation rights that Mr. Fetter and his dependents may have under COBRA to continue such coverage;

•	Additional age and service credit under the SERP valued at $4,457,851;

•	Reimbursement of any expenses reasonably incurred by him for outplacement services in an amount equal to no more than $25,000; and

•	Subject to certain limitations described in the Separation Agreement:

•	all outstanding equity-based and performance-based cash awards that vest only on a time basis will continue to time vest during the three-year period commencing on the Separation Date;

52	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

•	all outstanding equity-based and performance-based cash awards that vest on a performance basis will remain outstanding and continue to be eligible to vest during the three-year period commencing on the Separation Date and will vest, if at all, according to the achievement of the applicable performance metrics during such period; and

•	the exercisability period of all outstanding options that are vested as of the Separation Date or that could vest during the three-year period commencing on the Separation Date will continue until the earlier of the expiration of the original term of such options and the third anniversary of the Separation Date.

As described under the Pension Benefits section above, any payments that Mr. Fetter receives under the SERP during the three years following his termination date will offset any amounts payable to him under the Executive Severance Plan.

Payment of these severance amounts and benefits is conditioned upon Mr. Fetter’s compliance with customary non-competition, confidentiality, non-solicitation and non-disparagement covenants included in the Executive Severance Plan.

Other Executive Officers

The information below describes and quantifies certain compensation that would be paid under existing plans and arrangements if an NEO’s employment had terminated on December 31, 2017 (other than Mr. Fetter, whose payments and benefits actually received are described in further detail above). These amounts are calculated given the NEO’s compensation and service levels as of that date and, as applicable, based on the NYSE closing price of $15.16 per share of our common stock on December 29, 2017. These benefits are in addition to benefits available generally to our salaried employees, such as distributions under our 401(k) Plan, disability benefits and accrued vacation pay. An NEO’s benefits under our deferred compensation plans will generally be distributed in connection with his or her termination of employment or the occurrence of a specified date. Benefits under the SERP are generally paid on early or normal retirement.

Due to the number of factors that affect the nature and amount of any benefits paid upon the occurrence of any of the events discussed below, any actual amounts paid may be different. Factors that could affect these amounts include the timing of the event, the Company’s stock price and the executive’s age.

Death, Disability and Retirement

Upon the death of an NEO, his or her survivors would receive payments from our insurance carriers under life insurance and accidental death and dismemberment policies. For SERP participants, we provide coverage under each policy in an amount up to two times an NEO’s salary, not to exceed $550,000 per policy (i.e., we pay up to $1,100,000), with excess coverage elected by the executive at his or her expense. As of December 31, 2017, the survivors of the NEOs would receive the following lump sum cash payments: Mr. Cancelmi, $3,455,000; Mr. Pitts, $2,525,000; and Ms. Andrews, $3,701,000. In addition, under the SERP, the surviving spouse of a deceased NEO would receive monthly payments equal to 50% of the retirement benefits that would have been payable to the executive. Mr. Evans, who does not participate in the SERP, is provided with basic group coverage of $100,000 with excess coverage elected by the executive. As of December 31, 2017, Mr. Evans’ survivors would receive the lump sum cash payment of $3,100,000.

Upon total and permanent disability, an NEO would receive a cash payment from our insurance carrier, payable on a monthly basis until the executive reaches age 65, not to exceed $25,000 per month.

Upon retirement, an NEO would receive a pro-rata bonus earned under the AIP for the year that includes the date of retirement. Mr. Rittenmeyer did not participate in our AIP in 2017 and thus would not have been entitled to any benefit thereunder.

Pursuant to the terms of the award agreements under the 2008 Stock Incentive Plan, if an NEO dies, becomes totally and permanently disabled or, in the case of stock options other than Mr. Rittenmeyer’s performance-based stock options, retires, unvested options and restricted stock units will vest in full. If the options or restricted stock units are subject to performance criteria, however, then vesting is subject to the satisfaction of such performance criteria, and, if termination occurs prior to the end of the performance period, the awards (other than Mr. Rittenmeyer’s performance-based stock options, which will vest in full upon death or disability) will be subject to pro-rata vesting and settlement if and when the performance criteria are satisfied, based on the period of time employed during the performance period.

The table set forth below reflects the estimated aggregate amount of payments and other benefits each NEO would receive upon termination of employment due to death, disability or retirement assuming that terminations occurred as of December 31, 2017.

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EXECUTIVE COMPENSATION TABLES

As of December 31, 2017, no NEO is considered retirement-eligible for purposes of the SERP or accelerated equity vesting.

2017 Death, Disability and Retirement Table

NAME	TERMINATION SCENARIO	SERP/ERA BENEFIT ($)(1)	ACCELERATED EQUITY AWARDS ($)(2)	PERFORMANCE CASH ($)	TOTAL ($)

Ron Rittenmeyer(3)	Death	-0-	-0-	-0-	-0-
	Disability	-0-	-0-	-0-	-0-
	Retirement	-0-	-0-	-0-	-0-

Dan Cancelmi	Death	3,688,176	2,523,564	255,556	6,467,296
	Disability	5,622,245	2,523,564	255,556	8,401,365
	Retirement	-0-	-0-	-0-	-0-

Keith Pitts	Death	-0-	3,647,162	433,333	4,080,495
	Disability	2,090,613	3,647,162	433,333	6,171,108
	Retirement	-0-	-0-	-0-	-0-

Eric Evans	Death	753,126	1,294,512	277,778	2,325,416
	Disability	753,126	1,294,512	277,778	2,325,416
	Retirement	-0-	-0-	-0-	-0-

Audrey Andrews	Death	2,382,250	1,638,538	166,667	4,187,455
	Disability	3,335,629	1,638,538	166,667	5,140,835
	Retirement	-0-	-0-	-0-	-0-

(1)	Represents the present value of the benefit payable under the SERP (with respect to the NEOs other than Mr. Evans) in each of the named scenarios based on each NEO’s years of service to the Company as of the date of death, disability or retirement and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-consecutive month period during the final 120 months of employment. Further, in the case of death and disability, the prior service credit percentage described under “Supplemental Executive Retirement Plan” on page 40 is 100%, the reduction for early commencement of death benefits is limited to 21% and disability benefits continue to accrue vesting credit until the executive attains normal retirement age. These amounts differ from the SERP benefit amounts shown in the 2017 Pension Benefits Table on page 49 because they reflect the SERP payment provisions under each scenario rather than the unreduced commencement of benefits at age 62. With respect to Mr. Evans, represents the present value of the benefit payable under the ERA.

(2)	Unvested performance-based restricted stock unit awards are reported as vesting at target levels. Amounts reflected are based on the NYSE closing price of $15.16 per share of our common stock on December 29, 2017 with respect to restricted stock units.

(3)	Mr. Rittenmeyer’s unvested performance stock option, for which vesting would accelerate upon his death or disability, is shown at a $0 value (given the $16.43 exercise price applicable to such award and the NYSE closing price of $15.16 per share of our common stock on December 29, 2017). This option would only become exercisable if and when the stock price performance condition further discussed on page 35 was achieved.

Non-Cause Termination/No Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, and with respect to the ESP, further subject to signing a severance agreement containing restrictive covenants, as well as a release, each of the NEOs (other than Mr. Rittenmeyer who is not a participant in the ESP) is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), outside the context of a change of control of the Company:

•	Severance pay (base salary plus target bonus) during the “severance period” which is two and a half years for Messrs. Cancelmi, Pitts and Evans, and one and a half years for Ms. Andrews;

•	Lump sum pro-rata bonus earned under the AIP for the year that includes the date of termination;

•	Continued coverage during the severance period under medical, dental, vision, life and long-term care benefit programs, provided that the executive continues to pay his or her portion of the cost of such coverages as in effect upon termination, and reduced to the extent that the Named Executive Officer receives comparable benefits through other employment during the severance period;

54	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

•	Outplacement services not to exceed $25,000;

•	Pursuant to the terms of the ESP, the NEOs will forfeit any non-vested outstanding equity awards at termination to the extent the underlying equity award agreements do not otherwise provide for acceleration of vesting. Time-vested restricted stock unit awards and stock options vest upon a non-cause termination. Likewise, subject to satisfaction of the performance criteria, performance-based restricted stock unit awards and performance-based stock options vest upon a non-cause termination (with proration for any performance period not completed as of termination with respect to performance-based restricted stock unit awards);

•	Performance cash awards are subject to the same treatment as performance-based restricted stock unit awards with respect to any performance period not completed as of termination (any previously “banked” amounts shall also be payable); and

•	Age and service credit under the SERP during the severance period, for employees who became participants in the SERP prior to August 3, 2011.

Mr. Rittenmeyer’s performance stock options would have vested upon a termination of his employment without cause; however, this option grant would only become exercisable if and when the stock price performance condition further discussed on page 35 was achieved.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each Named Executive Officer would receive upon a non-cause termination unrelated to any change of control assuming that terminations occurred as of December 31, 2017.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP/ERA BENEFIT ($)(3)	PERFORMANCE CASH ($)	ACCELERATED EQUITY AWARDS ($)(4)		EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Ron Rittenmeyer	-0-	-0-	-0-	-0-	-0-	-0-	(5)		-0-
Dan Cancelmi	3,090,000	41,756	25,000	2,618,735	255,556	2,523,564		Not a benefit	8,554,611
Keith Pitts	4,625,000	28,542	25,000	-0-	433,333	3,647,162			8,759,037
Eric Evans	3,500,000	42,390	25,000	753,126	277,778	1,294,512			5,892,806
Audrey Andrews	1,443,750	25,059	25,000	144,680	166,667	1,638,538			3,443,694

(1)	Severance is paid on a bi-weekly basis at termination, subject to certain amounts being delayed for a six-month period in compliance with Section 409A. Severance pay will be reduced for any SERP benefits that become payable during the severance period. For employees who became participants in the SERP prior to August 3, 2011, at the end of the severance period, the NEO’s SERP benefits will be adjusted to reflect the additional age and service credit provided under the ESP during the severance period. The NEO’s severance pay will not be considered in calculating his or her final average earnings under the SERP.

(2)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)	Represents the present value of the additional benefit payable under the SERP (for NEOs other than Mr. Rittenmeyer and Mr. Evans) which is attributable to the additional age and service credits that the NEOs accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011; however, the additional SERP benefit attributable to such age and service credits does not begin to be paid until the end of the severance period. The additional SERP benefit amounts do not include an amount of SERP benefits equal to that which would be payable in the event of retirement as shown in the 2017 Death, Disability and Retirement Table on page 54; however, those benefits would also be payable by reason of a non-cause termination unrelated to a change of control of the Company. For Mr. Evans, this amount reflects his benefit under the ERA, which would become payable by reason of a non-cause termination unrelated to a change of control of the Company.

(4)	Unvested performance-based restricted stock unit awards are reported as vesting at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected are based on the NYSE closing price of $15.16 per share of our common stock on December 29, 2017 with respect to restricted stock units.

(5)	Mr. Rittenmeyer’s unvested performance stock option, for which vesting would accelerate upon his termination without Cause, is shown at a $0 value (given the $16.43 exercise price applicable to such award and the NYSE closing price of $15.16 per share of our common stock on December 29, 2017). This option would only become exercisable if and when the stock price performance condition further discussed on page 35 was achieved.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	55

EXECUTIVE COMPENSATION TABLES

Non-Cause Termination/Change of Control

Subject to the terms of the ESP and applicable equity plans and award agreements, each of the NEOs (other than Mr. Rittenmeyer who is not a participant in the ESP) is entitled to the following severance payments and other benefits if his or her employment is terminated without cause, or by the executive for good reason (a “non-cause” termination), during the period beginning six months prior to a change of control and ending 24 months following the occurrence of a change in control (the “protection period”):

•	The same benefits to which the executive would be entitled with respect to a non-cause termination outside the context of a change of control, provided that the “severance period” is three years for Messrs. Cancelmi, Pitts and Evans, and two years for Ms. Andrews. If the termination occurs within the six months prior to a change of control that results from the liquidation or dissolution of the Company, however, then the severance period applicable to non-cause terminations outside the context of a change of control will apply; and

•	Equity awards under our stock incentive plans that have not vested and are not assumed or exchanged for substitute equity by the successor to the Company will accelerate and become vested upon a change of control irrespective of whether the Named Executive Officer terminates employment. Equity awards under our stock incentive plans that have not vested and are assumed or substituted by the successor to the Company will accelerate and become vested upon a non-cause termination in connection with a change of control; performance-based restricted stock units and performance-based stock options will vest subject to the satisfaction of performance criteria (with proration for any performance period not completed as of termination).

In 2012, the Company amended the ESP to eliminate all reimbursements and gross-ups with respect to golden parachute excise taxes. Pursuant to the ESP, if any payment or other benefit to which an executive is entitled under the ESP or otherwise will become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive’s payments and benefits shall be either (i) provided to the executive in full, or (ii) provided to the executive as to such lesser extent which would result in no portion of such payments and benefits being subject to the excise tax, whichever of the amounts results in the receipt by the executive, on an after-tax basis, of the greatest amount of benefits.

Mr. Rittenmeyer’s performance stock options would have vested and become fully exercisable with the stock price performance condition further discussed on page 35 deemed achieved two days prior to a change in control.

The table set forth below reflects the estimated aggregate amount of payments and other benefits (not including reimbursable legal fees, if any, to obtain benefits under the ESP and certain reimbursable excise taxes, if any, incurred by the participant under Section 409A) each NEO would receive upon a non-cause termination related to any change of control assuming that terminations occurred as of December 31, 2017.

NAME	CASH SEVERANCE ($)(1)	HEALTH AND WELFARE BENEFITS ($)(2)	OUTPLACEMENT SERVICES ($)	ADDITIONAL SERP/ERA BENEFIT ($)(3)	PERFORMANCE CASH ($)	ACCELERATED EQUITY AWARDS ($)(4)		ESP CUTBACK FOR EXCISE TAX AVOIDANCE ($)(5)	EXCISE TAX REIMBURSE- MENTS ($)	TOTAL ($)
Ron Rittenmeyer	-0-	-0-	-0-	-0-	-0-	-0-	(6)	-0-	Not a benefit	-0-
Dan Cancelmi	3,708,000	50,107	25,000	3,651,828	766,667	2,705,878		(1,418,537)		9,488,943
Keith Pitts	5,550,000	34,251	25,000	2,798,100	1,300,000	3,956,305		(965,847)		12,697,809
Eric Evans	4,200,000	50,868	25,000	753,126	833,333	1,421,493		-0-		7,283,820
Audrey Andrews	1,925,000	33,412	25,000	5,825,004	500,000	1,757,438		-0-		10,065,854

(1)	In the case of a non-cause termination that occurs during the six months preceding a change of control, severance pay will be paid in the same manner as a termination that is not related to a change in control. In the case of a non-cause termination that occurs within two years following a change of control, severance pay under the ESP will generally be made to the NEO in a lump sum at termination, subject to any six-month delay required by Section 409A.

(2)	Represents the aggregate incremental cost of providing medical, dental, life insurance, and accidental death and dismemberment benefits to the executive at active employee rates. “Incremental cost” is comprised of our contributions to the premium cost for these benefits and our cost of paying benefits under our self-funded plans.

(3)

Represents the present value of the SERP benefit payable in the event of a non-cause termination related to a change of control of the Company in excess of the present value of the SERP benefit payable in the event of a non-cause termination unrelated to a change in control, which is presented in the “Additional SERP/ERA Benefit” column of the table on page 55. The additional SERP benefit amounts would include age and service credits for the NEOs that would accrue during their applicable severance periods, for employees who became participants in the SERP prior to August 3, 2011, and would be based on: (i) the deemed full vesting of the NEOs in their SERP benefits without regard to their actual years of service; (ii) all of their years of service to the Company and using the executive’s highest average monthly earnings (base salary and annual cash bonus under our AIP) over a 60-month period of the

56	TENET HEALTHCARE ● 2018 PROXY STATEMENT

EXECUTIVE COMPENSATION TABLES

final 120 months of employment; and (iii) the immediate commencement of SERP benefits without any reduction in benefits for early commencement. For Mr. Evans, this amount reflects his benefit under the ERA, which would become payable by reason of a non-cause termination related to a change of control of the Company.

In the event of a change of control of the Company without termination of employment, the additional retirement benefits payable under the SERP to the NEOs would be as follows: Mr. Cancelmi, $4,005,333; Mr. Pitts, $79,112; and Ms. Andrews, $2,738,606. These amounts have been calculated as described above in this footnote, but without the accrual of additional age and service credits during the severance period. These amounts differ from the additional SERP benefits payable by reason of a termination following a change of control because in a non-termination scenario (i) the benefit cutback provisions of the ESP for the avoidance of golden parachute excise taxes are not applicable and (ii) benefits under the SERP do not commence until retirement. These amounts do not include those benefits shown in the 2017 Pension Benefits Table on page 49 and those benefits would also be payable upon retirement. In the event of a change of control of the Company without termination of employment, the ERA benefit to Mr. Evans would be $753,126.

Present value calculations use the assumptions discussed in footnote 3 to the 2017 Pension Benefits Table on page 49.

(4)	Performance-based restricted stock unit awards are reported at target levels (as such levels are disclosed above in the Outstanding Equity Awards Table and footnote 3 thereto). Amounts reflected have been calculated using the NYSE closing price of $15.16 per share of our common stock on December 29, 2017 with respect to restricted stock units.

(5)	Represents a reduction in otherwise payable ESP benefits in an amount sufficient to avoid an application of the golden parachute excise tax.

(6)	Mr. Rittenmeyer’s unvested performance stock option, for which vesting would accelerate two days prior to a change in control, is shown at a $0 value (given the $16.43 exercise price applicable to such award and the NYSE closing price of $15.16 per share of our common stock on December 29, 2017). This option would become exercisable in connection with such vesting acceleration with the applicable performance criterion deemed achieved.

Definitions:

“Cause” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans is defined as (a) when used in connection with a qualifying termination triggering benefits outside the context of a change of control, an executive’s: (i) dishonesty, (ii) fraud, (iii) willful misconduct, (iv) breach of fiduciary duty, (v) conflict of interest, (vi) commission of a felony, (vii) material failure or refusal to perform his job duties in accordance with Company policies, (viii) a material violation of Company policy that causes harm to the Company or an affiliate, or (ix) other wrongful conduct of a similar nature and degree; (b) when used in connection with a qualifying termination triggering benefits in the context of a change of control: (i) any intentional act or misconduct materially injurious to the Company or any affiliate, financial or otherwise, including, but not limited to, misappropriation or fraud, embezzlement or conversion by the executive of the Company’s or any affiliate’s property in connection with the executive’s employment with the Company or an affiliate, (ii) any willful act or omission constituting a material breach by the executive of a fiduciary duty, (iii) a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the Company or any affiliate, whether for his personal benefit or in connection with his duties for the Company or an affiliate, (iv) the conviction (or plea of no contest) of the executive for any felony, (v) material failure or refusal to perform his job duties in accordance with Company policies (other than resulting from the executive’s disability as defined by Company policies), or (vi) a material violation of Company policy that causes material harm to the Company or an affiliate.

A “change of control” under our deferred compensation plans, ESP, SERP, AIP and stock incentive plans will have occurred if: (i) any one person, or more than one person acting as a group, acquires, directly or indirectly, whether in a single transaction or a series of related transactions, more than 50% of the total fair market value or voting power of our stock (including stock held prior to such acquisition); (ii) any one person, or more than one person acting as a group, acquires, directly or indirectly, during a 12-month period ending on the date of the most recent acquisition by such person or persons, 35% or more of the total voting power of our stock (not considering stock owned by such person or group prior to such 12-month period); (iii) a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our Board prior to such election; (iv) a sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the Company; or (v) there occurs a liquidation or dissolution of the Company that is approved by a majority of the Company’s shareholders. This definition of change of control complies with Section 409A except for item (v) (i.e., items (i), (ii), (iii) and (iv) are described in Section 409A).

“Good Reason” under our ESP, SERP, AIP and stock incentive plans is defined as: (a) in the case of a voluntary termination of employment by an executive preceding or more than two years following a change of control: (i) a material diminution in the executive’s job authority, responsibilities or duties, (ii) a material diminution of the executive’s base salary, (iii) an involuntary and material change in the geographic location of the workplace at which the executive must perform services, or (iv) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services; (b) in the case of a voluntary termination of employment by an executive upon or within two years following a change of control: (i) a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the executive, (ii) a reduction in the executive’s annual base salary, (iii) a reduction in the aggregate value of the executive’s annual base salary and AIP target bonus opportunity, (iv) a material reduction in the executive’s retirement

TENET HEALTHCARE ● 2018 PROXY STATEMENT	57

EXECUTIVE COMPENSATION TABLES

or supplemental retirement benefits, (v) an involuntary and material change in the geographic location of the workplace at which the executive must perform services, or (vi) any other action or inaction that constitutes a material breach by the employer or a successor of the agreement under which the executive provides services.

Pay Ratio Disclosure

The 2017 annual total compensation of the median compensated of all our employees, who were employed as of December 31, 2017, other than Ronald A. Rittenmeyer, our Executive Chairman and CEO, was $50,922; Mr. Rittenmeyer’s 2017 annual total compensation was $5,200,001; and the ratio of these amounts was approximately 102-to-1.

Since Mr. Rittenmeyer did not serve as our principal executive officer for the entire year, his 2017 annual total compensation is presented above on an annualized basis. To determine such amount, we added (i) the total base salary he would have earned had he served as our Executive Chairman and Chief Executive Officer for all of 2017 ($2,900,000) to (ii) the grant date fair value of his performance-based stock option award that was granted to Mr. Rittenmeyer when he became Executive Chairman of the Company ($2,300,001). None of the compensation Mr. Rittenmeyer received during the portion of 2017 that he served as a non-employee director was included in the annualized total compensation, as such amounts do not relate to his service as principal executive officer.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules. For purposes of calculating the amount of compensation paid to our median employee during 2017, we identified the median compensated employee using total gross wages (i.e., all amounts paid before any taxes, deductions or other payroll withholding) earned during calendar year 2017 for all employees who were employed for all of 2017 and we used the annualized value of total gross wages earned during calendar year 2017 for all employees who were hired during 2017 and were employed as of December 31, 2017, but did not serve a full year with the Company. We identified our employee population as of December 31, 2017 based on our payroll and employment records. As permitted by SEC rules, we excluded 1,914 employees located in the United Kingdom, who in the aggregate represented approximately 1.5% of our nearly 126,000 employees.

58	TENET HEALTHCARE ● 2018 PROXY STATEMENT

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We currently grant stock options, as well as restricted stock units, under our 2008 Stock Incentive Plan, as amended. All options were granted with an exercise price equal to the NYSE closing price per share of our common stock on the date of grant. Most of our restricted stock unit or stock option grants vest over a three-year period (either ratable or cliff-vest), although certain special awards contain different vesting periods. Options expire within a period of no more than 10 years from the date of grant.

The following table summarizes certain information with respect to our equity compensation plans pursuant to which rights remain outstanding as of December 31, 2017.

Equity Compensation Plan Information

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A)	WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B)(1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A)) (C)
Equity compensation plans approved by security holders	2,564,822	$20.35	8,176,847(2)
Equity compensation plans not approved by security holders(3)	122,663	N/A	-0-
Total	2,687,486	$20.35	8,176,847

(1)	The weighted average exercise price does not take into account the shares issuable upon the vesting of outstanding restricted stock units, which have no exercise price. In addition, no exercise price is applicable to the stock units under our deferred compensation plans.

(2)	Includes 3,457,222 shares remaining available for issuance pursuant to the Tenth Amended and Restated 1995 Employee Stock Purchase Plan and 4,719,625 shares remaining for issuance under the 2008 Stock Incentive Plan, assuming that all outstanding performance-based restricted stock units that had not already provisionally vested would settle at maximum levels.

All shares available under the 2008 Stock Incentive Plan may be used for option-based and all other awards authorized under the 2008 Stock Incentive Plan. As approved by our shareholders, option-based awards and stock appreciation rights reduce the number of shares available for issuance on a one-to-one basis. However, grants of all other awards, such as restricted stock units, reduce the number of shares available by 1.65 shares for each share subject to such awards.

On February 28, 2018, 275,896 restricted stock units and 604,012 performance stock options were granted from available shares under the 2008 Stock Incentive Plan as part of our annual equity compensation process. As of March 29, 2018, 4,304,196 shares remained available for grant assuming that all outstanding performance-based restricted stock units that have not provisionally vested will settle at maximum levels.

(3)	Consists of deferred compensation invested in 107,403 stock units under our deferred compensation plans and 15,260 stock units under our Executive Retirement Account, in each case payable in common stock. The potential future dilutive effect of our deferred compensation plans due to future investment of deferrals into stock units cannot be estimated. A description of the material features of our deferred compensation plans and Executive Retirement Account can be found under “Nonqualified Deferred Compensation” beginning on page 51.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	59

PROPOSAL 2–ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

We are asking shareholders to vote on an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 25, we have designed our executive compensation program to align the interests of our Named Executive Officers with shareholders. Our compensation programs are designed to reward our Named Executive Officers for the achievement of short-term and long-term performance goals.

We urge you to read “Compensation Discussion and Analysis,” which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the 2017 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 43 through 58, which provide detailed information on the compensation of our Named Executive Officers. The Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in “Compensation Discussion and Analysis” are effective in achieving the goals of our executive compensation program and that the compensation of our Named Executive Officers reported in this Proxy Statement reflects and supports these compensation policies and procedures.

In accordance with Section 14A of the Exchange Act, adopted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are asking shareholders to vote in favor of the following advisory resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders.”

This resolution, commonly referred to as a “say-on-pay” resolution, will be considered to have been approved by shareholders on an advisory basis if the votes cast for approval exceed the votes cast against approval. This advisory resolution is not binding on the Board. Although non-binding, the Board and the Human Resources Committee will review and consider the voting results when making future decisions regarding our executive compensation program. Unless the Board modifies its policy of holding an advisory say-on-pay vote on an annual basis, the next advisory say-on-pay vote will be held at our 2019 Annual Meeting of Shareholders.

Unless marked to the contrary, proxies will be voted “FOR” the approval of the advisory resolution to approve the Company’s executive compensation.

The Board recommends that shareholders vote “FOR” the approval of the advisory resolution to approve executive compensation.

60	TENET HEALTHCARE ● 2018 PROXY STATEMENT

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of the six members named below. Under the Company’s Corporate Governance Principles, each member of the Audit Committee must be an independent director, as defined by the NYSE rules and the rules of the SEC. Each current member of the Audit Committee is independent under those criteria. In addition, the Board has determined that each of the directors currently on the Audit Committee is an Audit Committee financial expert, as defined by SEC rules, and that all six Audit Committee members are financially literate, as required by NYSE rules. Ms. Gaines serves as Chair of the Audit Committee.

The Audit Committee, on behalf of the Board, oversees the Company’s financial reporting process, including review of (i) the Company’s guidelines and policies with respect to risk assessment and risk management related to financial reporting and internal controls, (ii) the major financial risk exposures of the Company and (iii) the steps management has taken to monitor and control such exposures. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the Company’s independent registered public accountants for the year ended December 31, 2017, Deloitte & Touche LLP (“Deloitte”), each Quarterly Report on Form 10-Q filed during 2017 (the “Forms 10-Q”), as well as the audited consolidated financial statements and the footnotes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Form 10-K”), before the Forms 10-Q and Form 10-K were filed with the SEC. The Audit Committee discussed with management the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the degree and quality of disclosures in the financial statements prior to the time the respective Forms 10-Q and Form 10-K were filed with the SEC. The Audit Committee also reviewed with management and Deloitte each press release concerning earnings prior to its release.

The Company’s independent registered public accountants are responsible for expressing an opinion on the Company’s audited consolidated financial statements and the fair presentation, in all material respects, of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. The Audit Committee reviewed and discussed with Deloitte its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accountants under the standards of the Public Company Accounting Oversight Board (“PCAOB”). Deloitte has expressed an opinion in its Report of Independent Registered Public Accounting Firm that the Company’s 2017 audited consolidated financial statements conform to accounting principles generally accepted in the United States of America.

During 2017, the Audit Committee was provided updates on, monitored and discussed with management the status of the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. In addition, the Audit Committee reviewed management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 and approved the inclusion of management’s report on such assessment in the Form 10-K. Deloitte has audited and also expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017.

The Audit Committee also discussed with Deloitte its independence from management and the Company, and received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). In concluding that Deloitte is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by Deloitte (as described below) were compatible with the firm’s independence. The Audit Committee also retained Deloitte and made it clear to Deloitte that they report directly to the Audit Committee and not to management.

The Audit Committee discussed with the Company’s internal auditors and Deloitte the overall scopes and plans for their respective audits. The Audit Committee met separately at various meetings in executive session with each of the internal auditors and Deloitte to discuss, among other matters, the results of their audits, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Company’s 2017 audited consolidated financial statements be included in the Form 10-K and filed with the SEC.

In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers, among other things, historical and recent performance of the current independent audit firm, external data on audit quality and performance, including PCAOB reports, industry experience, audit fee revenues, firm capabilities and audit approach, and the independence and tenure of the audit firm. The Audit Committee has engaged Deloitte to serve as our independent registered public accountants for the year ending December 31, 2018. For further information concerning this engagement, see “Proposal 3—Ratification of the Selection of Independent Registered Public Accountants.”

Members of the Audit Committee

Brenda J. Gaines, Chair

John P. Byrnes

Richard W. Fisher

Karen M. Garrison

Tammy Romo

Peter M. Wilver

TENET HEALTHCARE ● 2018 PROXY STATEMENT	61

AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm Fees

	Year Ended December 31, 2017	Year Ended December 31, 2016
Audit fees(1)	$4,746,326	$4,562,069
Audit-related fees(2)	4,013,270	4,219,516
Tax fees(3)	32,408	37,904
All other fees(4)	—	—

(1)	Audit fees include professional fees for the audit of our annual consolidated financial statements and the review of our quarterly financial statements. These amounts also include fees related to the audit of internal control over financial reporting performed pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-related fees include fees for assurance and related services reasonably related to audits and reviews. These consisted principally of fees for audits of certain of our subsidiaries and partnerships, financial statements of employee benefit plans, and fees related to consents and reviews of filings with the SEC.

(3)	Tax fees in 2017 and 2016 consisted of professional fees for tax compliance services.

(4)	All other fees consist of fees for various advisory services.

How We Control and Oversee the Non-Audit Services Provided by Deloitte

The Audit Committee has retained Deloitte (along with other accounting firms) to provide non-audit services. We understand the need for Deloitte to maintain objectivity and independence as the auditor of our financial statements and our internal control over financial reporting. Accordingly, the Audit Committee has established the following processes and procedures related to non-audit services.

•	We Restrict The Non-Audit Services That Deloitte Can Provide. To minimize relationships that could appear to impair the objectivity of Deloitte, the Audit Committee has restricted the types of non-audit services that Deloitte may provide to us.

•	We Have Pre-Approval Processes For Non-Audit Services. The Audit Committee has adopted policies and procedures to pre-approve all audit and non-audit services provided to us by our independent registered public accountants, in accordance with any applicable law, rules or regulations. The Audit Committee pre-approved all fees presented in the table above.

The Audit Committee has adopted policies and procedures for pre-approving all non-audit services that Deloitte performs for us. Specifically, the Audit Committee has pre-approved the use of Deloitte for detailed, specific types of services related to: tax compliance, planning and consultations; acquisition/disposition services, including due diligence; attestation and agreed upon procedures; consultations regarding accounting and reporting matters; and reviews and consultations on internal control and other related services. The Audit Committee has set a specific annual limit on the amount of non-audit services (tax services and all other) that the Company can obtain from Deloitte (for 2017, this limit was $8.8 million). The chair of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided these decisions are presented to the full Audit Committee at its next regularly scheduled meeting.

We Have Hiring Restrictions for Deloitte Employees

The Audit Committee has adopted restrictions on our hiring of any Deloitte partner, director, manager, staff member, advising member of the department of professional practice, reviewing actuary, reviewing tax professional and any other individuals responsible for providing audit assurance on any aspect of Deloitte’s audit and review of our financial statements.

We Rotate Key Audit Partners and Periodically Consider Audit Firm Rotation

The Audit Committee assures that key Deloitte partners assigned to our audit are rotated as required at least every five years, and the Audit Committee and its chair participate in selecting each new lead engagement partner. To help ensure continuing auditor independence, the Audit Committee also periodically considers whether there should be a regular rotation of the independent registered public accountants.

62	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROPOSAL 3–RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is directly responsible for the appointment, compensation (including fee negotiations), retention and oversight of the Company’s independent registered public accounting firm (including the lead audit partner) retained to audit the Company’s financial statements. The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accountants for the year ending December 31, 2018. Deloitte has been retained as the Company’s independent auditor since 2007. The Audit Committee annually evaluates Deloitte’s independence and performance and determines whether to retain Deloitte or consider other audit firms. Factors considered by the Audit Committee in making its determination on appointment include:

•	the performance of Deloitte in prior years, including the quality and extent of Deloitte’s communications with the Audit Committee and the results of a management survey of Deloitte’s performance,

•	Deloitte’s independence and processes for maintaining independence, including review of non-audit fees and services provided,

•	external data on audit quality and performance, including the results of the most recent internal quality control review or Public Company Accounting Oversight Board inspection,

•	the performance of key members of the audit engagement team, and

•	Deloitte’s approach to resolving significant accounting and auditing matters, including consultation with the firm’s national office, as well as its reputation for integrity and competence in the fields of accounting and auditing.

Based on this evaluation, the members of the Audit Committee believe that the continued retention of Deloitte to serve as the Company’s independent auditor is in the best interests of the Company and its shareholders. Deloitte is familiar with our operations, and the Audit Committee is satisfied with Deloitte’s reputation in the auditing field, its personnel, its professional qualifications and its independence.

The Audit Committee is responsible for the audit fee negotiations associated with the retention of Deloitte.

Deloitte representatives will attend the Annual Meeting and respond to questions where appropriate. Such representatives may make a statement at the Annual Meeting should they so desire.

Shareholder Approval

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of the independent registered public accountants for shareholder ratification as a matter of good corporate governance. Ratification of the selection of the independent registered public accountants by the shareholders requires that the votes cast in favor of ratification exceed the votes cast opposing ratification. If a favorable vote is not obtained, the Audit Committee may reconsider the selection of Deloitte. Even if the selection is ratified, the Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders. Unless marked to the contrary, proxies will be voted “FOR” the ratification of the selection of Deloitte as our independent registered public accountants.

The Board recommends that shareholders vote “FOR” the ratification of the selection of Deloitte & Touche LLP as our independent registered public accountants.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	63

PROPOSAL 4–SHAREHOLDER PROPOSAL TO URGE THE BOARD TO ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

The following binding shareholder proposal has been submitted to the Company for action at the Annual Meeting by the Graphic Communications Conference IBT Benevolent Trust Fund U.S. (the “Trust”), 25 Louisiana Avenue, NW, Washington, DC 20001-2198, which represents that it is the holder of 435 shares of the Company’s common stock. We have included the proposal and the related supporting statement exactly as we received it. Following the proposal and supporting statement, we explain why our Board recommends a vote “AGAINST” this proposal.

PROPONENT’S PROPOSAL:

Shareholders of Tenet Healthcare Corp. (“the Company”), urge the Board of Directors (the “Board”) to take the steps necessary to adopt a policy, with amendments to governing documents as needed, so that, to the extent feasible, the Chairman of the Board shall be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligations and should specify the process for selecting a new independent chairman if the chairman ceases to be independent between annual meetings of shareholders or if no independent director is available and willing to serve as chairman.

PROPONENT’S SUPPORTING STATEMENT:

We believe that recent developments at Tenet underscore the importance of a board commitment, as a matter of policy, to having an independent chairman. In August 2017, two directors abruptly resigned from the board citing “irreconcilable differences regarding significant matters impacting the Company and its stakeholders.” Shortly after that the board announced the departure of Trevor Fetter as CEO of the Company. This abrupt move comes just two years after the board had given Fetter, CEO since 2003, the additional responsibilities of chairman of the board. In connection with Fetter’s departure, the Company simultaneously announced the appointment of Ronald Rittenmeyer as executive chairman, the adoption of a poison pill and the initiation of a CEO search process.

In our view, there would be far less leadership and governance uncertainty if the Company had maintained the independent board chairman structure it had prior to 2015. We also believe that given the Company’s history of regulatory challenges and the policy uncertainties facing healthcare services companies, it would be judicious to commit to appointing an independent chairman.

In October 2016, Tenet and two subsidiaries agreed to pay over $513 million in forfeitures and settlement payments to the U.S. Department of Justice and other state entities to resolve criminal and civil allegations that its hospitals in Georgia and South Carolina paid kickbacks for patient referrals. The agreement follows a $900 million settlement with federal authorities in 2006 for alleged unlawful billing practices, and a $43 million settlement in 2012 to settle a Medicare overbilling case.

The Company, like the rest of the healthcare services industry, also faces considerable business risk from the uncertainty over the future of U.S. healthcare policy. In the midst of such a dynamic and potentially adverse environment, we believe an independent chairman can be invaluable in ensuring the board is able to undertake “a robust and objective assessment of corporate strategy.

YOUR BOARD RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board has considered this proposal and believes it is not in the best interests of the Company or its shareholders.

The Board already has an independent leadership structure. Senator Kerrey has served as independent Lead Director of the Board since October 2017. Our Lead Director (i) presides at all meetings of the Board at which the Chairman is not present, (ii) chairs executive sessions of the Board, (iii) serves as the liaison between the independent directors and the Chairman, (iv) approves the information sent to the Board and meeting agendas and schedules, (v) has the authority to call meetings of the independent directors and (vi) represents the Board in meetings with shareholders, legislators, regulators and other government officials. The Lead Director, in conjunction with the Governance Committee, also takes a role in the Board performance evaluation process. In addition, the Lead Director typically serves as Chair of the Governance Committee, fulfilling the designated duties and responsibilities set forth in the Governance Committee’s Charter. We remain committed to an independent leadership structure and have a policy that, if the individual elected as Chairman is not an independent director, the independent directors also elect an independent Lead Director. We believe that we already have an independent board leadership structure in place that continues to serve the best interests of our shareholders.

Our Board’s independent leadership structure is consistent with market and industry practice. According to the 2017 Spencer Stuart Board Index, 72% of S&P 500 companies do not have an independent chairman. Likewise, a majority of the companies in our industry peer group do not have an independent chairman. As such, we believe that the proposed policy mandating an independent chairman would be contrary to current market practice.

The Board should have the flexibility to be able to select, regularly review and change its leadership structure based on what will best serve shareholders’ interests under the circumstances. The Board of Directors opposes the proposal because the Board believes its practice of regularly reviewing and evaluating the leadership structure of the Company enables it to make a determination whether

64	TENET HEALTHCARE ● 2018 PROXY STATEMENT

PROPOSAL 4–SHAREHOLDER PROPOSAL TO URGE THE BOARD TO ADOPT A POLICY THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

to separate or combine the roles of Chairman and Chief Executive Officer based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions and has allowed the Board to operate efficiently and effectively to protect and enhance our long-term success and shareholder value. The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chairman would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board. The proposal deprives the Board of the flexibility to act in the shareholders’ best interests by applying a “one-size-fits-all” approach to structuring the Board rather than permitting the Board to align its leadership structure with the Company’s strategy in the manner it determines most productive and efficient.

We have an empowered independent board that provides effective oversight. 11 of our 12 current directors, and 100% of each of our Audit Committee, Human Resources Committee, and Governance Committee, satisfy the independence standards of the NYSE and our corporate governance policies. Moreover, the Board holds sessions of independent directors at each regularly scheduled Board meeting, and, upon request, at special meetings, and each director may originate action items for the Board’s agenda.

In view of the strength of our independent Lead Director, the consistency of our board leadership structure with industry and market practice, the flexibility to better serve shareholder interests provided by our current board leadership policy, and the strong independent oversight of management by the Board, the Board believes that adopting the policy requested by the proposal is not necessary or in the best interests of shareholders.

The Board respectfully requests that shareholders vote “AGAINST” Proposal 4.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	65

GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

The Board of Tenet is requesting your proxy for use at the Annual Meeting of Shareholders to be held at Tenet Corporate Headquarters, 1445 Ross Avenue, Suite 1400, Dallas, Texas at 8:00 a.m. Central Time on Thursday, May 3, 2018, and any postponements or adjournments of the meeting, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

Who Can Vote

Only shareholders of record of our common stock at the close of business on March 29, 2018, the record date for the Annual Meeting, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 101,988,784 shares of our common stock outstanding. Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered the shareholder of record with respect to those shares and these proxy materials are being sent to you directly by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered to be the beneficial owner of shares held in street name, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the Annual Meeting. If you are a beneficial owner whose shares are held in street name, you are not the shareholder of record and you may not vote your shares in person at the Annual Meeting unless you obtain a legal proxy giving you the right to vote your shares at the Annual Meeting from the broker, bank or other nominee that holds your shares in street name. If your shares are held in street name, your broker, bank or other nominee has enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How to Cast Your Vote

You may vote in one of the following ways:

By Internet. You may vote on the Internet. The website for Internet voting is www.proxyvote.com and is also noted on your proxy card or voting instruction form. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 2, 2018. As with telephone voting, you may confirm that your instructions have been properly recorded.

By Telephone. You may vote by calling the toll-free telephone number noted on your proxy card or voting instruction form. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern time on May 2, 2018. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

By Mail. If you received a paper copy of the proxy card or voting instruction form by mail and choose to vote by mail, please mark your proxy card, date and sign it, and promptly return it in the postage-paid envelope provided with this Proxy Statement.

In Person at the Annual Meeting. You may vote in person by attending the Annual Meeting. If you are a beneficial owner whose shares are held in street name (which means your shares are registered in the name of your broker, bank or other nominee), you must also obtain a legal proxy from your broker, bank or other nominee to vote in person and submit the proxy along with your ballot at the meeting.

Shares must be voted either in person, on the Internet, by telephone or by completing and returning a proxy card.

If your proxy is properly completed, the shares it represents will be voted at the meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the Board’s recommendations as set forth in this Proxy Statement.

If your shares of our common stock are held by a broker in street name, under the rules of the NYSE, your broker may vote your shares on certain matters if you do not provide your broker with voting instructions. The ratification of the selection of our independent registered public accountants is considered a routine matter upon which brokerage firms may vote on behalf of their clients if no voting instructions are provided. A “broker non-vote” occurs when a broker holding your shares in street name does not vote on a particular matter because you did

66	TENET HEALTHCARE ● 2018 PROXY STATEMENT

GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

not provide the broker voting instructions and the broker lacks discretionary voting authority to vote the shares because the matter is non-routine. The non-routine matters on the agenda for this year’s Annual Meeting include the election of directors, an advisory approval of the Company’s executive compensation and the shareholder proposal to urge the Board to adopt a policy that the chairman of the Board be an independent director.

Revoking Your Proxy

You have the right to revoke your proxy at any time before it is voted by (1) filing a written notice with our Corporate Secretary, (2) delivering a new proxy bearing a later date, (3) granting a later proxy through telephone or Internet voting, or (4) attending the Annual Meeting and voting in person.

Vote Required

The presence, in person or by proxy, of the persons entitled to vote a majority of the voting shares at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. There are different vote requirements for the various proposals:

•	The eight nominees for director will be elected if the votes cast for the nominee exceed the votes cast against the nominee, with abstentions and broker non-votes not counted either for or against a nominee (and therefore having no effect on the election).

–	Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. In the alternative, the persons named as proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce its size. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

–	Our bylaws require that, to be elected, a director nominee must receive a majority of the votes cast in uncontested elections (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). If a nominee is not re-elected, Nevada law provides that the incumbent director would continue to serve on the Board until his or her successor is elected or the director resigns. However, under our Corporate Governance Principles, any incumbent director who receives, in an uncontested election of directors, a greater number of votes cast “against” his or her election than votes “for” his or her election must submit his or her resignation to the Board. In that situation, our Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Our Board would then act on the Governance Committee’s recommendation and make prompt public disclosure of its decision and the rationale behind it, if applicable. If the Board accepts a director’s resignation offer, the Governance Committee will recommend to the Board and the Board will then determine whether to fill the vacancy or reduce the size of the Board.

–	Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

•	The following items of business will be approved if the votes cast for the proposal exceed those cast against the proposal, with abstentions not counted either for or against these proposals (and therefore having no effect on the approval of the proposals):

–	advisory approval of the Company’s executive compensation (Proposal 2);

–	ratification of the selection of independent registered public accountants (Proposal 3); and

–	shareholder proposal regarding an independent board chairman (Proposal 4). Your Board of Directors recommends a vote against this proposal.

Broker non-votes will have no effect on Proposal 2 or Proposal 4 because they are not considered votes “cast.” There should be no broker non-votes associated with Proposal 3, as brokers have discretionary voting authority to vote the shares because the matter is considered to be “routine” under the NYSE rules.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	67

GENERAL INFORMATION REGARDING THE ANNUAL MEETING AND VOTING

Attending the Annual Meeting

Each shareholder may attend the Annual Meeting, subject to space limitations. At the meeting, each shareholder will be asked to present government issued photo identification, such as a driver’s license or passport. If you are a beneficial owner (i.e., your shares are held in a brokerage account or by another nominee), you will also need to bring a copy of your brokerage statement reflecting your share ownership as of the record date of March 29, 2018. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Costs of Solicitation

We will pay for the cost of proxy solicitations on behalf of the Board. We have engaged MacKenzie Partners, Inc. to assist in our proxy solicitations. We will pay MacKenzie an amount not to exceed $35,000 in fees for its proxy solicitation services and reimburse it for its reasonable out-of-pocket expenses. In addition to solicitation by mail by MacKenzie, proxies may be solicited personally or by telephone, fax or email by our directors, officers and other employees. Proxy materials also may be distributed to the beneficial owners of our stock by brokers, custodians and other parties, and we will reimburse such parties for their reasonable out-of-pocket and clerical expenses.

Householding of Shareholder Materials

We may send a single set of proxy materials and other shareholder communications to any address shared by two or more shareholders. This process is called “householding.” This reduces duplicate mailings, saves printing and postage costs and conserves natural resources. We will deliver promptly upon written or oral request a separate copy of the proxy materials to shareholders at a shared address to which a single copy of the documents was delivered. To receive a separate copy, to stop receiving multiple copies sent to shareholders of record sharing an address, or to enroll in householding:

Shareholder of Record. If you are a shareholder of record, please submit your request by telephone at (800) 579-1639, by email at sendmaterial@proxyvote.com or by mail to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Beneficial Owner. If you are a beneficial owner, please submit your request to your broker, bank or other nominee.

68	TENET HEALTHCARE ● 2018 PROXY STATEMENT

OTHER INFORMATION

Date for Receipt of Shareholder Proposals

Shareholder Proposals Submitted Pursuant to SEC Rule 14a-8 for Inclusion in Next Year’s Proxy Statement. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with the SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business (5:00 p.m. Central Time) on November 30, 2018. Proposals should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Our Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. We will determine whether or not to include any proposals in the proxy statement in accordance with applicable law, including SEC regulations.

Other Shareholder Business for Presentation at Next Year’s Annual Meeting. Our bylaws require that any shareholder wishing to nominate a candidate for director or to propose other business at the next annual meeting (other than proposals submitted pursuant to the SEC’s Rule 14a-8) must give us written notice between January 3, 2019 and February 2, 2019, unless the 2019 annual meeting is called for a date that is not within 30 days before or after the anniversary of the 2018 annual meeting, in which case notice must be received no later than the close of business on the 10th day following the day on which we make a public announcement of the date of the annual meeting. The notice must comply with the requirements of our bylaws, which may be found on our corporate website at www.tenethealth.com (follow the For Investors and Corporate Governance links), and any applicable law. Any such business should be addressed to Paul A. Castanon, Corporate Secretary, Tenet Healthcare Corporation, 1445 Ross Avenue, Suite 1400, Dallas, Texas 75202. Any proposal or nomination that is not timely received by our Corporate Secretary or otherwise does not meet the requirements set forth in our bylaws will not be considered at the next annual meeting. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such proposal or nomination.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. Other than as disclosed below, to our knowledge, during 2017, all persons subject to these reporting requirements have filed the required reports on a timely basis under Section 16. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5 provided to us and the written representations of our directors and executive officers.

Incorporation by Reference

The information contained above under the captions “Audit Committee Report” and “Human Resources Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing except to the extent that the Company incorporates it by reference into such filing.

Annual Report on Form 10-K

We will provide to shareholders by mail, without charge, a copy of our Annual Report on Form 10-K. To request a copy of the Annual Report on Form 10-K, you should write to Tenet Healthcare Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TENET HEALTHCARE ● 2018 PROXY STATEMENT	69

APPENDIX A–NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and Adjusted Free Cash Flow

Adjusted EBITDA, a non-GAAP measure, is defined by the Company as net income (loss) attributable to Tenet Healthcare Corporation common shareholders before (1) the cumulative effect of changes in accounting principle, (2) net loss (income) attributable to noncontrolling interests, (3) income (loss) from discontinued operations, (4) income tax benefit (expense), (5) other non-operating income (expense), (6) gain (loss) from early extinguishment of debt, (7) interest expense, (8) litigation and investigation (costs) benefit, net of insurance recoveries, (9) net gains (losses) on sales, consolidation and deconsolidation of facilities, (10) impairment and restructuring charges and acquisition-related costs, (11) depreciation and amortization and (12) income (loss) from divested operations and closed businesses (i.e. the Company’s health plan businesses). Litigation and investigation costs do not include ordinary course of business malpractice and other litigation and related expense.

Adjusted Free Cash Flow, a non-GAAP measure, is defined by the Company as (1) Adjusted net cash provided by (used in) operating activities from continuing operations, less (2) purchases of property and equipment from continuing operations. Adjusted net cash provided by (used in) operating activities, a non-GAAP measure, is defined by the Company as cash provided by (used in) operating activities prior to (1) payments for restructuring charges, acquisition-related costs and litigation costs and settlements, and (2) net cash provided by (used in) operating activities from discontinued operations.

The Company believes the foregoing non-GAAP measures are useful to shareholders and analysts because they present additional information on the Company’s financial performance. Shareholders, analysts, Company management and the Company’s Board of Directors utilize these non-GAAP measures, in addition to GAAP measures, to track the Company’s financial and operating performance and compare the Company’s performance to its peer companies, which utilize similar non-GAAP measures in their presentations. The Human Resources Committee of the Company’s Board of Directors also uses certain of these measures to evaluate management’s performance for the purpose of determining incentive compensation. Additional information regarding the purpose and utility of specific non-GAAP measures used in this Proxy Statement is set forth below.

The Company believes that Adjusted EBITDA is a useful measure, in part, because certain shareholders and analysts use both historical and projected Adjusted EBITDA, in addition to other GAAP and non-GAAP measures, as factors in determining the estimated fair value of shares of the Company’s common stock. Company management also regularly reviews the Adjusted EBITDA performance for each operating segment. The Company does not use Adjusted EBITDA to measure liquidity, but instead to measure operating performance.

We use, and we believe shareholders and analysts use, Adjusted Free Cash Flow as a supplemental measure to analyze cash flows generated from our operations because we believe it is useful to shareholders in evaluating our ability to fund distributions paid to noncontrolling interests, acquisitions, purchasing equity interests in joint ventures or repaying debt.

These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Because these measures exclude many items that are included in our financial statements, they do not provide a complete measure of our operating performance. For example, the Company’s definition of Adjusted Free Cash Flow does not include other important uses of cash including (1) cash used to purchase businesses or joint venture interests, or (2) any items that are classified as Cash Flows From Financing Activities on the Company’s Consolidated Statement of Cash Flows, including items such as (i) cash used to repay borrowings, (ii) distributions paid to noncontrolling interests, or (iii) payments under the Put/Call Agreement for USPI redeemable noncontrolling interest, which are recorded on the Statement of Cash Flows as the purchase of noncontrolling interest. Accordingly, shareholders are encouraged to use GAAP measures when evaluating the Company’s financial performance.

A-1	TENET HEALTHCARE ● 2018 PROXY STATEMENT

APPENDIX A–NON-GAAP FINANCIAL MEASURES

The reconciliation of net income (loss) attributable to Tenet Healthcare Corporation common shareholders, the most comparable GAAP term, to Adjusted EBITDA is set forth in the table below for the twelve months ended December 31, 2017 and 2016.

(Dollars in millions)	Year Ended December 31,
	2017	2016
Net income (loss) attributable to Tenet Healthcare Corporation common shareholders	$ (704)	$ (192)
Less: Net (income) loss attributable to noncontrolling interests	(384)	(368)
Net income (loss) from discontinued operations, net of tax	—	(5)

Net income (loss) from continuing operations	(320)	181
Income tax (expense) benefit	(219)	(67)
Loss from early extinguishment of debt	(164)	—
Other non-operating expense, net	(22)	(20)
Interest expense	(1,028)	(979)

Operating income	1,113	1,247
Litigation and investigation costs	(23)	(293)
Gains on sales, consolidation and deconsolidation of facilities	144	151
Impairment and restructuring charges, and acquisition-related costs	(541)	(202)
Depreciation and amortization	(870)	(850)
Loss from divested and closed businesses	(41)	(37)

Adjusted EBITDA	$ 2,444	$2,478

The reconciliation of net cash provided by operating activities, the most comparable GAAP term, to Adjusted Free Cash Flow is set forth in the table below for the twelve months ended December 31, 2017 and 2016.

(Dollars in millions)	Year Ended December 31,
	2017	2016
Net cash provided by operating activities	$1,200	$558
Less:
Payments for restructuring charges, acquisition-related costs, and litigation costs and settlements	(125)	(691)
Net cash used in operating activities from discontinued operations	(5)	(6)

Adjusted net cash provided by operating activities–continuing operations	1,330	1,255
Purchases of property and equipment–continuing operations	(707)	(875)

Adjusted free cash flow–continuing operations	$ 623	$ 380

TENET HEALTHCARE ● 2018 PROXY STATEMENT	A-2

TENET HEALTHCARE CORPORATION 1445 ROSS AVENUE SUITE 1400 DALLAS, TX 75202

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND   DATED.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees	For	Against	Abstain
1A Ronald A. Rittenmeyer	☐	☐	☐
1B J. Robert Kerrey	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
1C James L. Bierman	☐	☐	☐	2. Proposal to approve, on an advisory basis, the company’s executive compensation.	☐	☐	☐
1D Richard W. Fisher	☐	☐	☐		For	Against	Abstain
1E Brenda J. Gaines	☐	☐	☐	3. Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accountants for the year ending December 31, 2018.	☐	☐	☐
1F Edward A. Kangas	☐	☐	☐
1G Richard J. Mark	☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposals:	For	Against	Abstain
1H Tammy Romo	☐	☐	☐	4. Shareholder proposal to urge the Board to adopt a policy that the chairman of the Board be an independent director.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign as your name(s) appear(s) on this proxy card. If acting as an executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a company, please sign the full company name by a duly authorized officer. If shares are held jointly, each shareholder should sign.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com.
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TENET HEALTHCARE CORPORATION
This proxy is solicited by the Board of Directors
Annual Meeting of Shareholders
May 3, 2018 8:00 AM CDT

The undersigned hereby appoints Ronald A. Rittenmeyer, Audrey T. Andrews, Paul A. Castanon and Anthony L. Shoemaker, or any of them, proxies of the undersigned, with power of substitution, to represent the undersigned and to vote all shares of Tenet Healthcare Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders to be held on May 3, 2018, and any adjournments or postponements thereof, on the items set forth on the reverse hereof and on such other business as may properly come before the meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY AUTHORIZED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, VOTED “FOR” PROPOSALS 2 AND 3, AND VOTED “AGAINST” PROPOSAL 4.

THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.
Continued and to be signed on reverse side